     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1997.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          THE COLONIAL BANCGROUP, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                          6711                         63-0661573
   (State of Incorporation)      (Primary Standard Industrial          (I.R.S. Employer
                                  Classification Code Number)         Identification No.)
        ONE COMMERCE STREET, SUITE 800                         (334) 240-5000
          MONTGOMERY, ALABAMA 36104                           (Telephone No.)
   (Address of principal executive offices)

                             ---------------------
                              W. FLAKE OAKLEY, IV

                                   SECRETARY
                              POST OFFICE BOX 1108
                         MONTGOMERY, ALABAMA 36101-1108
                    (Name and address of agent for service)
                                   COPIES TO:

          MICHAEL D. WATERS, ESQUIRE                       JOHN P. GREELEY, ESQ.
   MILLER, HAMILTON, SNIDER & ODOM, L.L.C.          SMITH, MACKINNON, GREELEY, BOWDOIN &
        ONE COMMERCE STREET, SUITE 802                         EDWARDS, P.A.
                 P.O. BOX 19                              CITRUS CENTER, SUITE 800
        MONTGOMERY, ALABAMA 36101-0019                      255 S. ORANGE AVENUE
          FACSIMILE: (334) 265-4533                        ORLANDO, FLORIDA 32801

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                       CALCULATION OF REGISTRATION FEE(1)

=====================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
        TO BE REGISTERED               REGISTERED            PER UNIT              PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $2.50 per
  share..........................       906,207           Not Applicable       $7,443,065.70          $2,255.47
==================================================================================================================

(1) Calculated pursuant to Rule 457(f)(2) based upon the book value as of June 30, 1997 of $9.45 per share of 787,626 shares of company acquired, including 258,459 shares subject to stock purchase warrants and employee stock options.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON EACH SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                       FIRST INDEPENDENCE BANK OF FLORIDA
                         16740 SAN CARLOS BOULEVARD, SW
                           FORT MYERS, FLORIDA 33908
                                 (941)466-7500
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

   TO BE HELD ON                      ,             , 1997, AT           P.M.
                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of First Independence Bank of Florida ("First Independence") will be held at the office of First Independence, located at 16740 San Carlos Boulevard,
SW, Fort Myers, Florida, on ,             , 1997, at p.m., local time, for the
following purposes:

          1. Merger. To consider and vote upon an Agreement and Plan of Merger, dated as of May 8, 1997 and amended as of July 7, 1997, between First Independence, The Colonial BancGroup, Inc. ("BancGroup") and Colonial Bank, a wholly owned subsidiary of BancGroup (the "Agreement"), and the proposed merger (the "Merger") of First Independence with and into Colonial Bank, pursuant to the Agreement. Colonial Bank will be the surviving corporation in the Merger. Each share of common stock of First Independence outstanding at the time of the Merger will be converted into the right to receive shares of BancGroup Common Stock with a market value (as calculated in accordance with the terms of the Agreement) at the time of the Merger of $20.71 with cash paid in lieu of fractional shares at the market value of such fractional shares, as described more fully in the accompanying Proxy Statement and Prospectus. The Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of First Independence has fixed the close of
business on                      ,             , 1997, as the record date for
the determination of shareholders entitled to notice of and to vote at the Special Meeting. A holder of First Independence common stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the value of only those shares held by the shareholder (i) which are voted against the approval of the Agreement at the Special Meeting, or (ii) with respect to which the holder thereof has given written notice to First Independence at or prior to the Special Meeting that the shareholder dissents from the Agreement. A copy of the dissenters' rights provisions is attached to the enclosed Proxy Statement and Prospectus as Appendix B.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of First Independence, by executing a later dated proxy and delivering it to the Secretary of First Independence, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          JAMES E. COURTNEY
                                          Chairman

PROXY STATEMENT AND PROSPECTUS

                          THE COLONIAL BANCGROUP, INC.

                                  COMMON STOCK

                       FIRST INDEPENDENCE BANK OF FLORIDA

  SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON             ,                ,
                                      1997

     This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of First Independence Bank of Florida, a Florida state bank ("First Independence"), with and into Colonial Bank, an Alabama banking corporation ("Colonial Bank"). Colonial Bank is a wholly owned subsidiary of The Colonial BancGroup, Inc. ("BancGroup"). This Prospectus is being furnished to the shareholders of First Independence in connection with the solicitation of proxies by the Board of Directors of First Independence for use at a special meeting of the shareholders of First Independence (the "Special
Meeting") to be held on           ,           , 1997, at        p.m., local
time, at                , Fort Myers, Florida, including any adjournments or
postponements thereof. At the Special Meeting, shareholders of First Independence will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders, as more fully described in this Prospectus.

     The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of May 8, 1997 and amended as of July 7, 1997, by and between BancGroup, Colonial Bank and First Independence (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of First Independence at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, First Independence will be merged with and into Colonial Bank and Colonial Bank will be the surviving corporation. Each issued and outstanding share of common stock, par value $5.00 per share, of First Independence (the "First Independence Common Stock"), will be converted into a number of shares of the common stock, par value $2.50 per share, of BancGroup (the "BancGroup Common Stock") which is equal to $20.71 divided by the market value of the BancGroup Common Stock, with such market value determined by calculating the average of the closing prices of BancGroup Common Stock for the 10 trading days ending on the trading day that is five calendar days immediately preceding the Effective Date of the Merger. See "THE MERGER -- Conversion of First Independence Common Stock." The shares of BancGroup Common Stock are listed on the New York Stock Exchange ("NYSE"). The closing price per share of the BancGroup Common Stock on the NYSE on July 16, 1997 was $27.75.

     Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of First Independence Common Stock.

     BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as to register shares of BancGroup Common Stock to be issued upon the exercise of stock purchase warrants and employee stock options respecting First Independence Common Stock assumed by BancGroup as part of the Merger. This document constitutes a Proxy Statement of First Independence in connection with the solicitation of proxies by First Independence for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and with respect to the BancGroup Common Stock to be issued upon the exercise of stock purchase warrants and employee stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of First Independence on or about the date set forth below.

     THE BOARD OF DIRECTORS OF FIRST INDEPENDENCE UNANIMOUSLY RECOMMENDS APPROVAL OF THE AGREEMENT.
                             ---------------------
   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

      THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
        ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     The principal office and mailing address of First Independence are 16740 San Carlos Boulevard, SW, Fort Myers, Florida 33908 (telephone 941-466-7500), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being offered in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning First Independence has been furnished by First Independence.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) BancGroup's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (3) BancGroup's Reports on Form 8-K dated January 20, 1997, March 10, 1997, April 15, 1997, June 11, 1997 and June 24, 1997; and

          (4) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of stock purchase warrants and employee stock options that are being assumed by BancGroup, prior to the exercise of such warrants and options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this

Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with First Independence regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and are qualified in their entirety by reference to the Agreement which is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................

THE SPECIAL MEETING.........................................
General Record Date; Shares Entitled to Vote; Vote Required
  for the Merger............................................
Solicitation, Voting and Revocation of Proxies..............
Effect of Merger on Outstanding BancGroup Common Stock......

THE MERGER..................................................
General.....................................................
Background of the Merger....................................
First Independence's Board of Directors' Reasons for
  Approving the Merger......................................
Recommendation of the Board of Directors of First
  Independence..............................................
BancGroup's Reasons for the Merger..........................
Interests of Certain Persons in the Merger..................
Conversion of First Independence Common Stock...............
Surrender of First Independence Common Stock Certificates...
Certain Federal Income Tax Consequences.....................
Other Possible Consequences.................................
Conditions to Consummation of the Merger....................
Amendment or Termination....................................
Regulatory Approvals........................................
Conduct of Business Pending the Merger......................
Commitments with Respect to Other Offers....................
Indemnification.............................................
Rights of Dissenting Shareholders...........................
Resale of BancGroup Common Stock Issued in the Merger.......
Accounting Treatment........................................
NYSE Reporting of BancGroup Common Stock Issued in the
  Merger....................................................
Treatment of First Independence Options.....................
Treatment of First Independence Warrants....................

COMPARATIVE MARKET PRICES AND DIVIDENDS
BancGroup...................................................
First Independence..........................................

BANCGROUP CAPITAL STOCK AND DEBENTURES......................
BancGroup Common Stock......................................
Preference Stock............................................
1986 Debentures.............................................
Changes in Control..........................................

COMPARATIVE RIGHTS OF STOCKHOLDERS..........................
Director Elections..........................................
Removal of Directors........................................
Voting......................................................
Preemptive Rights...........................................
Directors' Liability........................................
Indemnification Special Meetings of Stockholders; Action
  Without a Meeting.........................................
Mergers, Share Exchanges and Sales of Assets................
Amendment of Certificate of Incorporation and Bylaws........
Rights of Dissenting Stockholders...........................
Preferred Stock.............................................
Effect of the Merger on First Independence Shareholders.....

                                                              PAGE
                                                              ----
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............
Condensed Pro Forma Statements of Condition (Unaudited).....
Condensed Pro Forma Statements of Income (Unaudited)........
Recent Developments.........................................
Selected Financial Data.....................................

FIRST INDEPENDENCE BANK OF FLORIDA..........................
Selected Interim Financial Data (unaudited).................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations for the Three Months Ended March
  31, 1997 and 1996.........................................
Selected Financial Data.....................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations for the Fiscal Years Ended
  December 31, 1996, 1995 and 1994..........................

BUSINESS OF BANCGROUP
General.....................................................
Proposed Affiliate Banks....................................
Voting Securities and Principal Stockholders................
Security Ownership of Management............................
Management Information......................................

BUSINESS OF FIRST INDEPENDENCE..............................
General.....................................................
Market Area.................................................
Properties..................................................
Competition.................................................
Principal Holders of Common Stock...........................

ADJOURNMENT OF SPECIAL MEETING..............................

OTHER MATTERS...............................................

DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS......

LEGAL MATTERS...............................................

EXPERTS.....................................................

INDEX TO FINANCIAL STATEMENTS...............................

APPENDIX A -- Agreement and Plan of Merger including
  amendment.................................................   A-1

APPENDIX B -- Section 658.44 of the Florida Banking Code
  Regarding Dissenters' Rights..............................   B-1

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR FIRST INDEPENDENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR FIRST INDEPENDENCE SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of First Independence are urged to read this Prospectus in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of First Independence with and into Colonial Bank, a wholly owned subsidiary of BancGroup.

THE SPECIAL MEETING

     The Special Meeting will be held at the main office of First Independence, located at 16740 San Carlos Boulevard, SW, Fort Myers, Florida on
       ,             , 1997, at      p.m., local time, for the purpose of
considering and voting upon the Agreement and the Merger. Only holders of record of First Independence Common Stock at the close of business on
       ,             , 1997 (the "Record Date") are entitled to the notice of
and to vote at the Special Meeting. As of the Record Date,   shares of First
Independence Common Stock were issued and outstanding. See "THE SPECIAL
MEETING."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank conducts a full service commercial banking business through 120 branches in Alabama, three branches in Tennessee, fourteen branches in Georgia and 44 branches in Florida. BancGroup has also entered into an agreement to acquire three additional banks. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $10.6 billion in residential loans and which originates residential mortgages in 37 states through 6 regional offices. At March 31, 1997, BancGroup had consolidated total assets of $6.0 billion and consolidated stockholders' equity of $426.1 million. Since May 1, 1997, BancGroup has acquired two banking institutions with aggregate assets of $230 million and aggregate stockholders' equity of $21.2 million. These acquisitions are included in the pro forma statements included herein. See "BUSINESS OF BANCGROUP."

     First Independence. First Independence is a Florida state bank which is headquartered in Fort Myers, Florida. Currently, the Bank operates three offices located in Lee County, Florida. At March 31, 1997, First Independence had total assets of approximately $74.4 million, total deposits of approximately $69.3 million and total shareholders' equity of approximately $4.7 million. See "BUSINESS OF FIRST INDEPENDENCE."

TERMS OF THE MERGER

     The Agreement provides for the Merger of First Independence with and into Colonial Bank, with Colonial Bank to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of First Independence Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. The number of shares of BancGroup Common Stock into which each outstanding share of First Independence Common Stock on the Effective Date will be converted will be equal to $20.71 divided by the Market Value (the "Merger Consideration"). The "Market Value" will represent the per share market value of the BancGroup Common Stock at the Effective Date and will be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the 10 trading days ending on the trading day five calendar days immediately preceding the Effective Date.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. To the extent that a fractional interest arises as a result of the BancGroup Common Stock issuable in the Merger, cash will be paid in lieu thereof based upon the Market Value.

     As of the date of this Prospectus, First Independence had granted options (the "First Independence Options") which entitle the holders thereof to acquire up to 58,519 shares of First Independence Common Stock. On the Effective Date, BancGroup will assume all First Independence Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the First Independence Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of First Independence Common Stock subject to such First Independence Options multiplied by the Exchange Ratio, as defined below, provided that no fractions of shares of BancGroup Common Stock will be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of First Independence Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Independence Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required. The "Exchange Ratio" will mean the result obtained by dividing $20.71 by the Market Value.

     As of the date of this Prospectus, First Independence had granted warrants (the "First Independence Warrants") which entitle the holders thereof to acquire 199,940 shares of First Independence Common Stock. As a condition to BancGroup's obligation to consummate the Merger, BancGroup must receive certification from First Independence that holders of First Independence Warrants holding no less than 93 percent of the First Independence Warrants either exercised such Warrants in accordance with their terms prior to the Effective Date or have given notice to First Independence that such holders wish to surrender their Warrants to BancGroup, effective at the Effective Date, in order to receive an amount of BancGroup Common Stock in exchange therefor equal to the difference between the total value of the shares of BancGroup Common Stock to be issued pursuant to such Warrant (based upon the number of shares multiplied by the Market Value) less the exercise price of such Warrant at the Effective Date, divided by the Market Value. No fractions of shares will be issued and fractions will be paid in cash at the Market Value.

     To the extent that up to seven percent of the holders of the First Independence Warrants do not provide such notice to First Independence of their intent to exchange the First Independence Warrants, or should BancGroup waive the foregoing condition, BancGroup will assume such First Independence Warrants outstanding, and each such Warrant will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the First Independence Warrants. The number of shares of BancGroup Common Stock to be issued pursuant to such warrants will equal the number of shares of First Independence Common Stock subject to such First Independence Warrants multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock will be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of First Independence Warrants, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Independence Common Stock subject to such warrant divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required.

     First Independence shareholders will be given notice of the consummation of the Merger promptly after the Effective Date of the Merger. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of First Independence Common Stock.

     See "THE MERGER -- Conversion of First Independence Common Stock," "Surrender of First Independence Common Stock Certificates," "Treatment of First Independence Options" and "Treatment of First Independence Warrants."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and First Independence, see "THE MERGER -- Rights of Dissenting Shareholders," "-- Conversion of First Independence Common Stock;" "THE SPECIAL MEETING -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "BUSINESS OF FIRST INDEPENDENCE-- Principal Holders of Common Stock."

RECOMMENDATION OF FIRST INDEPENDENCE'S BOARD OF DIRECTORS

     The Board of Directors of First Independence has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF FIRST INDEPENDENCE BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF FIRST INDEPENDENCE AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "THE MERGER -- Background of the Merger" and "First Independence's Board of Directors' Reasons for Approving the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, certain of the executive officers of First Independence held First Independence Options which entitle them to purchase, in the aggregate, up to 46,332 shares of First Independence Common Stock. Under the terms of the Agreement, any First Independence Options which are not exercised prior to the Effective Date will be assumed by BancGroup. See "THE
MERGER -- Conversion of First Independence Common Stock" and "Treatment of First Independence Options."

     As of the Record Date, two of the directors of First Independence beneficially owned First Independence Warrants which entitle them to purchase, in the aggregate, up to 31,884 shares of First Independence Common Stock. Under the terms of the Agreement, the holders of at least 93 percent of all First Independence Warrants must have either exercised such Warrants in accordance with their terms prior to the Effective Date or given notice to First Independence of their intent to exchange their Warrants for BancGroup Common Stock as of the Effective Date, and in accordance with the Agreement. However, to the extent that up to seven percent of the First Independence Warrants are not exchanged, or if BancGroup waives this condition, BancGroup will assume the First Independence Warrants. See "THE MERGER -- Treatment of First Independence Warrants."

     On the Effective Date, and subject to the existing agreements referenced above, all employees of First Independence will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement, except that such severance policy will be modified and will apply to employees of First Independence who become employees of BancGroup or Colonial Bank, as follows: (i) if an employee has worked less than one year at the time of termination, such employee will receive a severance payment equal to one month's salary; (ii) if an employee has worked for more than one year at the time of termination, and is terminated within the first 12 months after the Effective Date, such employee will receive a severance payment equal to six months' salary; and (iii) if an employee has worked more than two years and is terminated after 12 months and before the end of 24 months before the Effective Date, such employee will receive a severance payment equal to three months' salary. Employment at First Independence will be counted as employment at BancGroup to determine the period of time the employee has been employed. All employees of First Independence who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Upon consummation of the Merger, Colonial Bank and Edward H. Black (President and Chief Executive Officer of First Independence) will enter into a Severance Agreement which will provide that Mr. Black will be maintained in his present position as President and Chief Executive Officer at an annual salary of no less than $130,000, subject to termination of his employment by Colonial Bank upon 15 days' prior written notice (in which event Mr. Black will be entitled to receive from Colonial Bank in cash a lump-sum payment equal to $65,000 if termination occurs within one year of the Effective Date or $32,500 if such termination occurs within two years but after one year from the Effective Date). The obligation of Colonial Bank to make the cash payment does not apply if Mr. Black voluntarily terminates his employment with Colonial Bank for any reason, or if Colonial Bank terminates his employment for "cause" (as defined in the Severance Agreement). Unless sooner terminated as provided above, the Severance Agreement terminates on the second anniversary of the Effective Date.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of First Independence against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that First Independence would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

     Except as indicated above, none of the directors or executive officers of First Independence, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Independence Common Stock.

     See "THE MERGER -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Florida law, the Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of First Independence Common Stock. Each share of First Independence Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup stockholders is not required under Delaware, Alabama, Florida or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "THE SPECIAL MEETING."

     Only holders of record of First Independence Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of such date, 529,167 shares of First Independence Common Stock were issued and outstanding. As of the Record Date, the directors and executive officers of First Independence and the Bank beneficially owned approximately 12.3% of the outstanding shares of First Independence Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of First Independence Common Stock. See "THE SPECIAL MEETING."

     As of the Record Date, the directors of First Independence beneficially owned 64,566 shares of First Independence Common Stock representing approximately 12.2% of the outstanding shares and have agreed with BancGroup to vote their shares in favor of the Agreement. See "THE SPECIAL MEETING." As of April 30, 1997, Directors and executive officers of BancGroup beneficially owned in the aggregate 4,454,136 shares of BancGroup Common Stock representing approximately 10.83% of BancGroup's outstanding shares.

     Proxies should be returned to First Independence in the envelope enclosed herewith. Shareholders of First Independence submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of First Independence at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of First Independence at or prior to the Special Meeting, or (iii) by attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least a majority of the outstanding shares of First Independence Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "THE SPECIAL
MEETING -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of First Independence Common Stock as of the Record Date are entitled to dissenters' rights of appraisal pursuant to Section 658.44 of the Florida Banking Code (the "FBC"). A holder of First Independence Common Stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the value of only those shares held by the shareholder (i) which are voted against the approval of the Agreement at the Special Meeting, or (ii) with respect to which the holder thereof has given written notice to First Independence at or prior to the Special Meeting that the shareholder dissents from the Agreement. To the extent that a First Independence shareholder exercises dissenters' rights, that shareholder will lose the right to receive BancGroup Common Stock in the Merger and will instead receive a cash payment for the value of his or her shares. Such "value" may be determined by appraisal, the result of which cannot be predicted. Shareholders wishing to exercise dissenters' rights of appraisal must follow properly all requirements for the exercise of such rights as set forth in
Section 658.44 of the FBC, a copy of which is attached as Appendix B to this Prospectus. See "THE MERGER -- Rights of Dissenting Shareholders." Any shareholder who properly exercises dissenters' rights of appraisal and receives cash for his or her shares will encounter income tax treatment different than the treatment for shareholders who do not exercise dissenters' rights. See "THE MERGER -- Rights of Dissenting Shareholders."

CONDITIONS TO THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The mutual obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of First Independence Common Stock; (ii) the approval of the Merger by The Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Alabama Banking Department (the "Alabama Department"); (iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger; (iv) the consummation of the Merger on or before December 31, 1997; and (v) receipt of opinions of counsel as to certain matters, including tax matters.

     The obligation of First Independence to consummate the Merger is further subject to several conditions, including: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup; and (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE.

     The obligations of BancGroup to consummate the Merger are subject to various conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of First Independence; (ii) the holders of not more than 10% of the outstanding shares of First Independence Common Stock shall have exercised dissenters' rights of appraisal with respect to their shares; (iii) the receipt of a letter from Coopers & Lybrand L.L.P., BancGroup's independent accountants, to the effect that such independent accountants concur with the conclusions of BancGroup's and First Independence's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests, and (iv) the receipt of certification from First Independence that holders of no less than 93 percent of the First Independence Warrants have either exercised such Warrants in accordance with their terms prior to the Effective Date or given notice to First Independence that they wish to exchange their Warrants for BancGroup Common Stock as of the Effective Date as explained elsewhere in this Prospectus.

     Applications for appropriate regulatory approvals by the Federal Reserve and the Alabama Department were filed with such agencies on or about July 3, 1997. The regulatory approval process is expected to take approximately two months from that date, and it is anticipated that the Merger will be consummated in the third quarter of 1997.

     See "THE MERGER -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     The Boards of Directors of BancGroup and First Independence may agree to amend or terminate the Agreement at any time prior to the Effective Date. However, the Board of Directors of First Independence may not agree to any amendments to the Agreement which would alter the Merger Consideration or which, in the opinion of the Board of Directors of First Independence, would adversely affect the rights of the shareholders of First Independence, unless such amendments are approved by the holders of a majority of the outstanding First Independence Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "THE MERGER -- Amendment or Termination."

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the holders of the First Independence Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "COMPARATIVE RIGHTS OF STOCKHOLDERS."

FEDERAL INCOME TAX CONSEQUENCES

     No ruling with respect to the federal income tax consequences of the Merger to First Independence's shareholders will be requested from the Internal Revenue Service (the "IRS"). First Independence has received an opinion from Coopers & Lybrand L.L.P., that, among other things, a shareholder of First Independence who exchanges shares of First Independence Common Stock for BancGroup Common Stock will not recognize gain except that, shareholders of First Independence will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Holders of First Independence Warrants whose Warrants are assumed by BancGroup will realize gain or loss for federal income tax purposes upon such assumption, and holders of First Independence Warrants who exchange their Warrants for BancGroup Common Stock will realize gain or loss for federal income tax purposes upon such exchange. Shareholders who receive cash for their shares of First Independence Common Stock upon perfection of dissenters' rights also will realize gain or loss for federal income tax purposes with respect to such shares. See "APPROVAL OF THE MERGER -- Certain Federal Income Tax Consequences." First Independence shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

ACCOUNTING TREATMENT

     The merger of First Independence into BancGroup will be treated as a "pooling-of-interests" transaction by BancGroup for accounting purposes. See "THE MERGER -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     First Independence. There is no established public trading market for the First Independence Common Stock. The shares of First Independence Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of First Independence is aware of certain transactions in shares of First Independence that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of First Independence Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of First
Independence:

                                                              PRICE PER SHARE OF
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              ------      ------
1995
  First Quarter.............................................  $ 8.00      $ 8.00
  Second Quarter............................................   10.00       10.00
  Third Quarter.............................................    9.00        9.00
  Fourth Quarter............................................      --          --
1996
  First Quarter.............................................    8.00        8.00
  Second Quarter............................................    9.00        9.00
  Third Quarter.............................................   10.00        9.00
  Fourth Quarter............................................    9.00        8.75
1997
  First Quarter.............................................   10.00        8.75
  Second Quarter............................................    8.75        8.75
  Third Quarter (through           , 1997)..................      --          --

     In the first quarter of 1995, the Bank sold 200,000 shares of Common Stock for $10.00 per share which entitled the purchaser to receive for each share of Common Stock purchased a First Independence Warrant exercisable on or before November 1, 1998 at the greater of $10.00 per share or the book value of the First Independence Common Stock as of the last day of the calendar quarter preceding the date such warrant is exercised. See "The Merger -- Treatment of First Independence Warrants."

     First Independence has not paid any cash dividends since 1991.

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the NASDAQ System and the NYSE, respectively, for the last two full fiscal years. Prior to February 21, 1995, BancGroup had two classes of Common Stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded as a NASDAQ security under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A and Class B Common Stock were reclassified into BancGroup Common Stock.

                                                              PRICE PER SHARE OF
                                                                COMMON STOCK(1)
                                                              -------------------
                                                               HIGH          LOW
                                                              ------        -----
1995
  First Quarter(2)..........................................    $11 13/16     $ 9 3/4
  Second Quarter............................................     13 5/8        11 9/16
  Third Quarter.............................................     14 15/16      13 3/4
  Fourth Quarter............................................     16 7/16       14 1/4

1996
  First Quarter.............................................     18 1/4        15
  Second Quarter............................................     18 1/16       15 5/8
  Third Quarter.............................................     17 15/16      15 5/8
  Fourth Quarter............................................     20 1/8        17 3/8
1997
  First Quarter.............................................     24            18 2/3
  Second Quarter............................................     24 7/8        22
  Third Quarter (through           , 1997)..................     --            --

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.
(2) Trading on the NYSE commenced on February 24, 1995.

     On May 8, 1997, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $23 5/8 per share. The following table presents the market value of BancGroup Common Stock on that date, and the market value and equivalent per share value of First Independence Common Stock on that date:

                                                                                EQUIVALENT
                                          BANCGROUP      FIRST INDEPENDENCE     BANCGROUP
                                         COMMON STOCK       COMMON STOCK       COMMON STOCK
                                         (PER SHARE)        (PER SHARE)        (PER SHARE)
                                         ------------    ------------------    ------------
Comparative Market Value...............    $23.625(1)          $8.75(2)           $20.71(3)

---------------

(1) Closing price as reported by the NYSE on May 8, 1997.
(2) There is no established public trading market for the shares of First Independence Common Stock. The value shown is the price at which shares of First Independence Common Stock were sold on April 7, 1997, which was the last sale price prior to the public announcement of the Merger on May 9, 1997, of which management of First Independence is aware.
(3) Assuming the Market Value (as defined) as of that date was $23.625, then .8766 ($20.71 divided by $23.625) shares of BancGroup Common Stock would have been exchanged for each share of First Independence Common Stock.

     See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve Board have been satisfied.

     BancGroup's Restated Certificate of Incorporation and bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors, (2) super majority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (3) flexibility for the board to consider non-economic and other factors in evaluating a "business combination," (4) inability of stockholders to call special meetings and act by written consent, and (5) certain advance notice provisions for the conduct of business at stockholder meetings.

     See "BANCGROUP CAPITAL STOCK AND DEBENTURES" and "COMPARATIVE RIGHTS OF STOCKHOLDERS."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and First Independence on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                 PER SHARE DATA

                                        THREE MONTHS     THREE MONTHS
                                           ENDED            ENDED        YEAR ENDED    YEAR ENDED     YEAR ENDED
                                       MARCH 31, 1997   MARCH 31, 1996      1996          1995           1994
                                       --------------   --------------   ----------   ------------   ------------
BANCGROUP -- HISTORICAL (AS
  RESTATED):
Net Income
  Primary............................      $ 0.42           $0.36          $ 1.26        $1.23          $0.96
  Fully diluted......................        0.42            0.36            1.25         1.19           0.95
Book value at end of period..........       10.47            9.76           10.29         9.43           7.93
Dividends per share:
  Common Stock.......................        0.15            0.135           0.54         0.3375
  Common A...........................                                                     0.1125         0.40
  Common B...........................                                                     0.0625         0.20
FIRST INDEPENDENCE BANK
Net Income
  Historical:
    Primary..........................        0.44            0.49            0.92        (1.38)          0.55)
    Fully diluted....................        0.44            0.49            0.92        (1.38)          0.55)
  Pro forma equivalent assuming
    completed business combinations
    and First Independence(a):
    Primary..........................        0.36            0.31            1.05         1.02           0.81
    Fully diluted....................        0.35            0.31            1.03         1.00           0.80
  Pro forma equivalent assuming
    completed business combinations,
    First Independence and other
    proposed business
    combinations(a):
    Primary..........................        0.36            0.31            1.05         1.02           0.81
    Fully diluted....................        0.36            0.31            1.05         1.00           0.80
Book value at end of period
  Historical.........................        8.90            8.05            8.50         7.60           7.81
  Pro forma equivalent assuming
    completed business combinations
    and First Independence(a)........        9.00             N/A             N/A          N/A            N/A
  Pro forma equivalent assuming
    completed business combinations,
    First Independence and other
    proposed business
    combinations(a):.................        9.00             N/A             N/A          N/A            N/A
Dividends per share
  Historical.........................        0.00            0.00            0.00         0.00           0.00
  Pro forma equivalent assuming
    completed business combinations
    and First Independence(b):               0.13            0.11            0.46         0.38           0.34
  Pro forma equivalent assuming
    completed business combinations,
    First Independence and other
    proposed business
    combinations(b):.................        0.13            0.11            0.46         0.38           0.34

BANCGROUP -- PRO FORMA COMBINED
  (COMPLETED BUSINESS COMBINATIONS
  AND FIRST INDEPENDENCE):
Net Income
  Primary............................        0.42            0.37            1.23         1.20           0.95

                                        THREE MONTHS     THREE MONTHS
                                           ENDED            ENDED        YEAR ENDED    YEAR ENDED     YEAR ENDED
                                       MARCH 31, 1997   MARCH 31, 1996      1996          1995           1994
                                       --------------   --------------   ----------   ------------   ------------
  Fully diluted......................        0.41            0.36            1.21         1.17           0.94
Book value at end of period..........       10.58             N/A             N/A          N/A            N/A
BANCGROUP -- PRO FORMA COMBINED
  (COMPLETED BUSINESS COMBINATIONS,
  FIRST INDEPENDENCE AND OTHER
  PROPOSED BUSINESS COMBINATIONS):
Net Income
  Primary............................        0.42            0.37            1.24         1.20           0.95
  Fully diluted......................        0.42            0.36            1.23         1.17           0.94
Book value at end of period..........       10.58             N/A             N/A          N/A            N/A

---------------

N/A Not applicable due to pro forma balance sheet being presented only at March 31, 1997 which assumes the transaction was consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.

(a) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of First Independence Common Stock. For the purposes of these pro forma equivalent per share amounts, a .8505 BancGroup common stock share conversion ratio is utilized. The ratio is based on the 10-day average of the closing market price of Colonial BancGroup, Inc. Common Stock of $24.35 as of July 1, 1997 ($20.71/24.35 = .8505).

(b) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the .8505 conversion ratio per share of First Independence common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of First Independence in connection with the solicitation of proxies by the Board of Directors of First Independence for use at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of First Independence with and into Colonial Bank. Colonial Bank will be the surviving corporation in the Merger.

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup stockholders is required to approve the Merger.

     THE BOARD OF DIRECTORS OF FIRST INDEPENDENCE BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST INDEPENDENCE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY
CARD).

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of First Independence has fixed the close of
business on                , 1997, as the Record Date for determination of
shareholders entitled to vote at the Special Meeting. There were
record holders of First Independence Common Stock and                shares of
First Independence Common Stock outstanding, each entitled to one vote per share, as of the Record Date. First Independence is obligated to issue an additional 58,519 shares of First Independence Common Stock upon the exercise of outstanding First Independence Options and an additional 199,940 shares of First Independence Common Stock upon the exercise of outstanding First Independence Warrants.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of First Independence Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until First Independence shareholders holding the requisite amount of shares of First Independence Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of First Independence Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker nonvotes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of First Independence Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     Under Section 658.44 of the FBC, any shares that are voted "AGAINST" the Merger or respect to which the holder thereof has given written notice to First Independence at or prior to the Special Meeting that the shareholder dissents from the Agreement, are automatically deemed to be shares of a shareholder exercising dissenters rights. If the Merger is consummated, such shares will be paid for in cash pursuant to the process described in "THE MERGER -- Rights of Dissenting Shareholders." Therefore, any shares voted "AGAINST" the Merger or respect to which the holder thereof has given written notice to First Independence at or prior to the Special Meeting that the shareholder dissents from the Agreement, will not be entitled to receive BancGroup Common Stock and will encounter income tax treatment different than the treatment for shareholders who receive BancGroup Common Stock in the Merger. Broker nonvotes and abstentions will NOT result in those shares being deemed to have exercised dissenters rights of appraisal.

     As of the Record Date, directors of First Independence owned shares of First Independence Common Stock representing
approximately      % of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger.

     If the Agreement is approved at the Special Meeting, First Independence is expected to merge with and into Colonial Bank promptly after the other conditions to the Agreement are satisfied. See "THE MERGER -- Conditions of Consummation of the Merger."

     THE BOARD OF DIRECTORS OF FIRST INDEPENDENCE URGES THE SHAREHOLDERS OF FIRST INDEPENDENCE TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of First Independence, without receiving special compensation therefor, may solicit proxies from First Independence's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of First Independence Common Stock.

     First Independence will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of First Independence. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of First Independence, mail material to or otherwise communicate with beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of First Independence Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of First Independence Common Stock represented by the proxy will be voted "FOR" the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of First Independence as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of First Independence, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of First Independence, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of First Independence's proxies should be addressed to:

                            First Independence Bank of Florida
                            16740 San Carlos Boulevard, SW
                            Fort Myers, Florida 33908
                            Attention: Edward H. Black, President and Chief
                                   Executive Officer

     Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

     Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of First Independence is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the Merger, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the Merger. Proxies voted against the Merger and abstentions will not be voted for an adjournment. See "ADJOURNMENT OF THE SPECIAL MEETING."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, no First Independence Options are exercised prior to the Merger, 93 percent of the First Independence Warrants are exchanged in accordance with the Agreement, and a Market Value of BancGroup Common Stock of $24.35 on the Effective Date (which was the Market Value (as defined) calculated as of July 1,
1997), BancGroup would issue 530,752 shares of BancGroup Common Stock to the shareholders of First Independence pursuant to the Merger. Based on those assumptions, the 531,849 shares of BancGroup Common Stock would represent approximately 1.3% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

                                   THE MERGER

     THE FOLLOWING SETS FORTH A SUMMARY OF THE MATERIAL PROVISIONS OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT ATTACHED HERETO AS APPENDIX A AND CERTAIN PROVISIONS OF FLORIDA LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS, A COPY OF WHICH PROVISIONS ARE ATTACHED HERETO AS APPENDIX B. ALL FIRST INDEPENDENCE SHAREHOLDERS ARE URGED TO READ THE AGREEMENT AND THE APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Agreement provides that, subject to shareholder approval, receipt of necessary regulatory approval and certain other conditions described below at "Conditions to Consummation of the Merger," First Independence will merge with and into Colonial Bank. Upon completion of the Merger, the corporate existence of First Independence will cease, and Colonial Bank will succeed to the business formerly conducted by First Independence.

BACKGROUND OF THE MERGER

     On February 19, 1997, Mr. Robert M. Taylor (a director of First Independence) was contacted by an acquaintance who previously had been active in the Fort Myers banking community and who advised Mr. Taylor that he was calling on behalf of BancGroup, with whom the individual had previously performed consulting work. The individual inquired as to whether the Board of Directors of First Independence would be interested in discussing a possible merger transaction. The individual subsequently sent to Mr. Taylor a copy of BancGroup's annual report and called to ask if BancGroup representatives could visit with First Independence representatives in Fort Myers.

     On March 19, 1997, Mr. Robert E. Lowder (the Chairman, Chief Executive Officer and President of BancGroup) and W. Flake Oakley, IV (the Chief Financial Officer of BancGroup) met with Mr. James E. Courtney (the Chairman of First Independence), Mr. Edward H. Black (the President and Chief Executive Officer of First Independence), and Mr. Taylor. The BancGroup representatives discussed BancGroup's history and prospects, and its interest in acquiring First Independence. First Independence representatives summarized First Independence's progress over the prior two year period as well as its prospects. The parties concurred that certain information regarding First Independence would be forwarded to BancGroup for its review. On March 31, 1997, First Independence sent information regarding First Independence to the BancGroup representatives.

     On April 8, 1997, BancGroup delivered a proposal for the acquisition of First Independence. On April 15, 1997, the Board of Directors of First Independence reviewed the BancGroup proposal, along with BancGroup's request to schedule a presentation to the entire First Independence Board. At the meeting, the Board of Directors authorized First Independence's Chairman to advise BancGroup that the Directors rejected the BancGroup April 8, 1997 proposal, but might be interested in discussions with BancGroup if the value could be increased to a range determined acceptable to the Board of Directors.

     Subsequent to the meeting, a representative of BancGroup called First Independence's President to indicate that BancGroup had an interest in acquiring the Bank at First Independence Board's suggested price range and requested a meeting with First Independence's Board of Directors. On April 24, 1997, representatives of BancGroup met with First Independence's Board of Directors and presented and reviewed certain information regarding BancGroup, First Independence, and the terms of a proposed transaction. At the conclusion of the meeting, the Colonial and First Independence representatives concurred that the parties would be interested in pursuing an acquisition by BancGroup of First Independence at a price per share of $20.76, subject to completion by BancGroup of a due diligence review of First Independence.

     From April 27, 1997 to April 30, 1997, BancGroup performed a due diligence review of First Independence. On May 1, 1997, BancGroup forwarded to First Independence a draft of a proposed definitive agreement.

     From May 1 to May 8, 1997, representatives of Colonial and representatives of First Independence negotiated the terms of the Agreement. As a part of those negotiations, and in order to induce BancGroup to provide a more attractive severance arrangement for First Independence employees (other than the President and Chief Executive Officer of First Independence) whose employment may be terminated as a result of the Merger, the price per share for First Independence Common Stock was reduced from $20.76 to $20.71.

     On May 8, 1997, a special meeting of First Independence Board of Directors was held, in which First Independence's legal counsel participated. During this meeting, legal counsel reviewed generally for First Independence's Directors the fiduciary obligations of directors in mergers of financial institutions. Following discussion and review by First Independence Board of Directors of the terms and conditions of the Agreement, the Merger, and related information and issues, the Board of Directors unanimously approved the Agreement and the transactions contemplated thereby. BancGroup, Colonial Bank and First Independence signed the Agreement as of May 8, 1997.

     On July 7, 1997, BancGroup, Colonial Bank and First Independence amended the Agreement dated as of May 8, 1997, to provide that holders of the First Independence Warrants could surrender such warrants to BancGroup at the Effective Date and receive shares of BancGroup Common Stock with a value (calculated based upon the Market Value) equal to the difference between the value of such warrant (calculated based upon the Market Value) and the exercise price of such warrant. See "Treatment of First Independence Warrants".

FIRST INDEPENDENCE'S BOARD OF DIRECTORS' REASONS FOR APPROVING THE MERGER

     First Independence's Board of Directors believes that the Merger is in the best interests of First Independence and its shareholders. The Board of Directors of First Independence considered a number of factors in deciding to approve and recommend the terms of the Agreement to First Independence shareholders, including the terms of the proposed transaction; the financial condition, results of operations, and future prospects of First Independence; the value of the consideration to be received by First Independence shareholders relative to the book value and earnings per share of First Independence Common Stock; the competitive and regulatory environment for financial institutions generally; the fact that the Merger will enable First Independence shareholders to exchange their shares of First Independence Common Stock for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; that the Merger will enable First Independence shareholders to hold stock in a financial institution that has historically paid cash dividends to its shareholders (as compared to First Independence, which has not paid any cash dividends to its shareholders since 1991); the likelihood of receiving the requisite regulatory approvals; that it is expected that the Merger will be a tax-free transaction (except in respect of the assumption of the First Independence Warrants by BancGroup, the exchange of the First Independence Warrants for BancGroup Common Stock and of cash received for First Independence Common Stock) for federal income tax purposes; and other information. The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors. The First Independence Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST INDEPENDENCE

     The Board of Directors of First Independence has determined that the Merger is in the best interests of First Independence and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FIRST INDEPENDENCE VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE MERGER.

BANCGROUP'S REASONS FOR THE MERGER

     The Boards of Directors of BancGroup and Colonial Bank have unanimously approved the Agreement and the Merger. BancGroup has been seeking to expand its banking operations in the state of Florida. BancGroup, through Colonial Bank, currently operates in the Orlando, Ormond Beach, Tampa, Miami Beach, Winter Haven and West Palm Beach areas, with an acquisition pending in the Miami area. The Board of Directors of BancGroup believes that the combination of First Independence with Colonial Bank will strengthen its banking operations in Florida.

     In approving the Agreement and the Merger, the Boards of Directors of BancGroup and Colonial Bank took into account: (i) the financial performance and condition of First Independence, including the quality of its capital and assets; (ii) similarities in the philosophies of BancGroup and First Independence, including First Independence's commitment to delivering high quality personalized financial services to its customers; and (iii) First Independence's management's knowledge of and experience in the Fort Myers, Florida market.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, certain executive officers of First Independence hold First Independence Options which entitle them to purchase, in the aggregate, up to 46,332 shares of First Independence Common Stock. Under the terms of the Agreement, any First Independence Options which are not exercised prior to the Effective Date will be assumed by BancGroup giving the holders of such options the right to acquire shares of BancGroup Common Stock. See "Conversion of First Independence Common Stock," "Treatment of First Independence Options" and "Treatment of First Independence Warrants."

     As of the Record Date, two of the directors of First Independence beneficially owned First Independence Warrants which entitle them to purchase, in the aggregate, up to 31,884 shares of First Independence Common Stock. Under the terms of the Agreement, the holders of at least 93 percent of all First Independence Warrants must have either exercised such Warrants in accordance with their terms prior to the Effective Date or given notice to First Independence of their intent to exchange their First Independence Warrants for BancGroup Common Stock as of the Effective Date, and in accordance with the Agreement. However, to the extent that up to seven percent of the First Independence Warrants are not exchanged, or if BancGroup waives this condition, BancGroup will assume the First Independence Warrants. See "Treatment of First Independence Warrants."

     On the Effective Date, all employees of First Independence (including its executive officers) will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with the severance policy of Colonial Bank, as of the date of the Agreement, except that such severance policy will be modified and will apply to employees of First Independence who become employees of BancGroup, as follows: (i) if an employee has worked less than one year at the time of termination, such employee will receive a severance payment equal to one month's salary; (ii) if an employee has worked for more than one year at the time of termination, and is terminated within the first 12 months after the Effective Date, such employee will receive a severance payment equal to six months' salary; and (iii) if an employee has worked more than two years and is terminated after 12 months and before the end of 24 months after the Effective Date, such employee will receive a severance payment equal to three months' salary. Employment at First Independence will be counted as employment at BancGroup to determine the period of time the employee has been employed. All employees of First Independence who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Upon consummation of the Merger, Colonial Bank and Edward H. Black (President and Chief Executive Officer of First Independence) will enter a Severance Agreement which will provide that Mr. Black will be maintained in his present position as President and Chief Executive Officer at an annual salary of no less than $130,000, subject to termination of his employment by Colonial Bank upon 15 days' prior written notice (in which event Mr. Black will be entitled to receive from Colonial Bank in cash a lump-sum payment equal to $65,000 if termination occurs within one year of the Effective Date or $32,500 if such termination occurs within two years but after one year from the Effective Date). The obligation of Colonial Bank to make the cash payment does not apply if Mr. Black voluntarily terminates his employment with Colonial Bank for any reason, or if Colonial Bank terminates his employment for "cause" (as defined in the Severance Agreement). Unless sooner terminated as provided above, the Severance Agreement terminates on the second anniversary of the Effective Date.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of First Independence against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that First Independence would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

     Except as described above, none of the directors or executive officers of First Independence, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Independence Common Stock.

CONVERSION OF FIRST INDEPENDENCE COMMON STOCK

     On the Effective Date, each share of First Independence Common Stock outstanding and held by First Independence's shareholders (except shares as to which dissenters' rights of appraisal are perfected) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. The number of shares, or fractions of a share of BancGroup Common Stock into which each outstanding share of First Independence Common Stock on the Effective Date will be converted, will be equal to $20.71 divided by the Market Value. The Market Value will represent the per share market value of the BancGroup Common Stock at the Effective Date and will be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the 10 consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of First Independence having a fractional interest arising upon the conversion of First Independence Common Stock into BancGroup Common Stock will, at the time of surrender of the certificates representing First Independence Common Stock, be paid by BancGroup an amount of cash equal to such fractional interest multiplied by the Market Value.

     As an example, if the Market Value is $24.35 (which was the Market Value (as defined) calculated as of July 1, 1997), then each share of First Independence Common Stock will be converted on the Effective Date into .8505 of a share of BancGroup Common Stock (i.e., $20.71 divided by $24.35). As a result, a shareholder of First Independence who owns 500 shares of First Independence Common Stock would receive 425 shares of BancGroup Common Stock ($20.71 / $24.35 multiplied by 500) with the .26 of a share paid in cash equal to $6.33 (.26 multiplied by $24.35).

     As the Market Value of the BancGroup Common Stock rises, the number of shares of BancGroup Common Stock to be issued in the Merger will decrease, and as the Market Value falls, the number of such shares to be issued will increase. The closing sales price on the NYSE of the BancGroup Common Stock on July 16, 1997 was $27.75 per share.

     Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by First Independence shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment will be made in the number of shares of BancGroup Common Stock into which the First Independence Common Stock will be converted in the Merger.

     For a description of the assumption of First Independence Options and First Independence Warrants, see "Treatment of First Independence Options" and "Treatment of First Independence Warrants."

SURRENDER OF FIRST INDEPENDENCE COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "Conditions to Consummation of the Merger," First Independence's shareholders (except to the extent that such holders perfect dissenters' rights of appraisal under the FBC) will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the First Independence Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of First Independence Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of First Independence unless and until such shareholder surrenders for cancellation his certificate for First Independence Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of First Independence Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to First Independence shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of the parties to consummate the Merger is conditioned on the receipt of an opinion in form and substance reasonably satisfactory to First Independence and BancGroup from Coopers & Lybrand L.L.P., which serves as BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. A copy of such opinion has been delivered to First Independence. In delivering its opinion, Coopers & Lybrand L.L.P., has received and relied upon certain representations contained in certificates of officers of BancGroup and First Independence and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that First Independence has no knowledge of any plan or intention on the part of the First Independence shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the First Independence Common Stock outstanding immediately upon the Merger.

     Neither First Independence nor BancGroup intends to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger. First Independence's shareholders should be aware that the opinion will not be binding on the Internal Revenue Service or the courts. First Independence's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code and the following federal income tax consequences will result to First Independence's shareholders who exchange their shares of First Independence Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by First Independence's shareholders on the exchange of shares of First Independence Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each First Independence shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of First Independence Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each First Independence shareholder will include the period during which the shares of First Independence Common Stock exchanged therefor were held, provided that the shares of First Independence Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each First Independence shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the First Independence Common Stock is a capital asset in the hands of the holder;

          (v) No gain or loss will be recognized by First Independence upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by Colonial Bank upon the receipt of the assets and liabilities of First Independence;

          (vi) The basis of the assets of First Independence acquired by Colonial Bank will be the same as the basis of the assets in the hands of First Independence immediately prior to the Merger;

          (vii) The holding period of the assets of First Independence in the hands of Colonial Bank will include the period during which such assets were held by First Independence; and

          (viii) A First Independence shareholder who dissents and receives only cash pursuant to dissenters rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of First Independence Common Stock converted, if the shares of First Independence Common Stock were held as capital assets. However, a First Independence shareholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

          (ix) Holders of First Independence Warrants whose warrants are assumed by BancGroup will realize gain or loss for federal income tax purposes upon such assumption, and holders of First Independence Warrants who exchange their warrants for BancGroup Common Stock will realize gain or loss for federal income tax purposes upon such exchange. In the exchange, such gain will generally be equal to the excess of the bargain element in such warrants (that is, the excess of the fair market value of the stock for which they can be exchanged ($20.71) over the exercise price of such warrants ($10.00), over the amount paid for such warrants.)

     Each First Independence shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF FIRST INDEPENDENCE, TO FIRST INDEPENDENCE AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF

FIRST INDEPENDENCE COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF
SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF FIRST INDEPENDENCE COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF FIRST INDEPENDENCE OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FIRST INDEPENDENCE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of First Independence, a Florida state bank, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to First Independence Common Stock as compared with BancGroup Common Stock, see "COMPARATIVE RIGHTS OF STOCKHOLDERS."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of First Independence and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of First Independence Common Stock; (ii) the approval of the Merger by the Federal Reserve and by the Alabama Department; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (iv) the absence of any investigation by any governmental agency which might result in any such proceeding; (v) consummation of the Merger no later than December 31, 1997; and (vi) receipt of opinions of counsel regarding certain matters.

     The obligation of First Independence to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of First Independence; (ii) the holders of not more than 10% of the outstanding shares of First Independence Common Stock shall have exercised dissenters' rights of appraisal with respect to their shares; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and First Independence's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of First Independence contained in the Agreement, and the performance by First Independence of all of its covenants and agreements under the Agreement; (v) the receipt by BancGroup of certain undertakings from holders of First Independence Common Stock who may be deemed to be "affiliates" of First Independence pursuant to the rules of the Commission; and (vi) the receipt by BancGroup of certification from First Independence that holders of First Independence Warrants holding no less than 93 percent of the First Independence Warrants have either exercised such Warrants in accordance with their terms prior to the Effective Date or given notice to First Independence of their intent to surrender their First Independence Warrants in exchange for BancGroup Common Stock as of the Effective Date, and in accordance with the Agreement.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement, and satisfaction of each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that First Independence and BancGroup may waive all conditions to their obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and First Independence shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of First Independence and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     The Boards of Directors of BancGroup and First Independence may agree to amend or terminate the Agreement before or after approval by the shareholders of First Independence. However, the Board of Directors of First Independence may not amend the Agreement in a manner which would alter the Merger Consideration or which, in the opinion of the Board of Directors of First Independence, would adversely affect the rights of the shareholders of First Independence, unless such amendments are approved by a majority of the outstanding shares of First Independence Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "Conditions to Consummation of the Merger."

REGULATORY APPROVALS

     The approval of the Federal Reserve and the Alabama Department must be obtained prior to consummation of the Merger. In addition, notification of the Merger must be filed with the Florida Department of Banking and Finance. Applications were filed with the Federal Reserve and the Alabama Department, and notification was filed with the Florida Department of Banking and Finance, on July 3, 1997. The regulatory approval process is expected to take approximately two months from that date.

     Alabama State Banking Department Approval. The Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that (1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (3) the proposed Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Merger shall be approved by the Superintendent.

     Federal Reserve Approval. On June 13, 1997, Colonial Bank became a member of the Federal Reserve. As the primary federal regulator of state-chartered banks that are members of the Federal Reserve, the Federal Reserve became the primary federal regulator of Colonial Bank upon its admission to membership in the Federal Reserve. In that the Bank Merger Act requires that a bank merger be approved by the primary federal regulator of the resulting bank, and in that Colonial Bank will be the bank resulting from the Merger, the Federal Reserve's approval of the Merger must be obtained.

     The Federal Reserve is prohibited from approving the Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the

Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Merger. For example, subject to certain exceptions, the Federal Reserve is prohibited from approving the Merger if Colonial Bank materially fails to comply with filing requirements imposed by the Florida Department of Banking and Finance for interstate bank merger transactions. In addition, the Federal Reserve is prohibited from approving the Merger if the bank resulting from the Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Merger if either party to the Merger has a branch in any state in which any other bank involved in the Merger has a branch, and the resulting bank, upon consummation of the Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     The Agreement provides that the obligation of each of BancGroup, Colonial Bank and First Independence to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for Colonial Bank to consummate the Merger with First Independence will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from the banking agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANKING AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve and the Alabama Department approvals, and the notification filed with the Florida Department of Banking and Finance, described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of First Independence pending consummation of the Merger. The Agreement prohibits First Independence from taking any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by the parties, without the prior written approval of BancGroup:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of First Independence Common Stock issued upon the exercise of First Independence Options and First Independence Warrants;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of First Independence or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of First Independence or its subsidiaries.

     The Agreement also provides that (i) First Independence will consult with BancGroup respecting loan requests in excess of $250,000 that are not single-family residential loan requests and respecting other loan requests outside the normal course of business, and (ii) First Independence will consult with BancGroup respecting business issues that First Independence believes should be brought to the attention of BancGroup.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither First Independence nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, First Independence or any business combination involving First Independence (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. First Independence will notify BancGroup immediately if any such inquiries or proposals are received by First Independence, if any such information is requested from First Independence, or if any such negotiations or discussions are sought to be initiated with First Independence. First Independence is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. First Independence may communicate information about an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to First Independence that it is required to do so in order to comply with its legal obligations.

     If (i) an Acquisition Proposal is submitted to and approved by the shareholders of First Independence at any time prior to the Effective Date; or
(ii) an Acquisition Proposal is received by First Independence or is made directly to the shareholders of First Independence at any time prior to the termination of the Agreement (except for a termination by First Independence for a breach of the Agreement by BancGroup) and, in the case of (i) or (ii), the Merger is not closed as contemplated by the Agreement, then First Independence is required to pay to BancGroup a termination fee in an amount equal to $675,000 in cash, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, the Agreement will be terminated and no party to the Agreement will have any further liability under the Agreement.

INDEMNIFICATION

     BancGroup has agreed to indemnify present and former directors and officers of First Independence and the Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the extent First Independence would have been authorized under Florida law and First Independence's Articles of Incorporation and Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of First Independence Common Stock as of the Record Date are entitled to dissenters' rights under Florida law. Consummation of the Merger is subject to, among other things, the holders of no more than 10% of the outstanding First Independence Common Stock electing to exercise their dissenters' rights. PURSUANT TO SECTION 658.44 OF THE FBC, A FIRST INDEPENDENCE SHAREHOLDER WHO VOTES HIS SHARES AGAINST THE MERGER, OR WHO OTHERWISE GIVES WRITTEN NOTICE TO FIRST INDEPENDENCE AT OR PRIOR TO THE SPECIAL MEETING THAT THE SHAREHOLDER DISSENTS FROM THE AGREEMENT, WILL LOSE THE RIGHT TO RECEIVE THE SHARES OF BANCGROUP COMMON STOCK TO BE RECEIVED PURSUANT TO THE TERMS OF THE AGREEMENT AND WILL INSTEAD RECEIVE A CASH PAYMENT FOR THE VALUE OF HIS OR HER SHARES AS OF THE EFFECTIVE DATE.

     In order to exercise dissenters rights, a dissenting shareholder of First Independence (a "Dissenting Shareholder") must fully comply with the statutory procedures of Section 658.44 of the FBC, which is summarized below. Such Section is attached hereto as Appendix B. Shareholders of First Independence are urged to read this Section in its entirety and to consult with their legal advisors. Each shareholder of First Independence who desires to assert his or her dissenters rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any dissenters rights. The following summary of Florida law is qualified in its entirety by reference to the full text of the provisions of the FBC attached hereto as Appendix B.

     Any shareholder of First Independence who has voted against the Agreement by proxy or in person at the Special Meeting or has given notice in writing at or prior to such meeting to the presiding officer that he or she dissents from the Agreement, will be entitled to receive payment in cash of the value of the shares so held by him. On or promptly after the Effective Date, BancGroup may fix an amount which it considers to be not more than the fair market value of the shares of First Independence and which it will pay to the holders of dissenting shares of First Independence and, if it fixes such amount, will offer to pay such amount to the holders of all dissenting shares of First Independence. The owners of dissenting shares who have accepted such offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the Effective Date.

     The value of dissenting shares of First Independence, the owners of which have not accepted an offer for such shares made by BancGroup, will be determined as of the Effective Date by three appraisers, one to be selected by the owners of at least two thirds of such dissenting shares, one to be selected by the Board of Directors of Colonial Bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If, within 90 days from the Effective Date for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such dissenting shares, the Florida Department will cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal will be paid by Colonial Bank. The owners of dissenting shares, the value of which is to be determined by appraisal, will be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the Effective Date.

     Any shareholder of First Independence who votes against the Agreement in person or by proxy at the Special Meeting or who gives notice in writing at or prior to such meeting to the presiding officer that he or she dissents, will be notified in writing of the date of consummation of the Merger. The failure of a shareholder to vote against the Agreement will not constitute a waiver of the above described dissenters' rights, provided that such shareholder has given notice in writing at or prior to the Special Meeting to the presiding officer that such shareholder dissents from the Agreement.

     The foregoing discussion is only a summary of the provisions of Florida law and does not purport to be complete and is qualified in its entirety by reference to Section 658.44 of the FBC, which is attached hereto as Appendix B. Any shareholder who intends to dissent from the Merger should review the text of
Section 658.44 carefully and should also consult with his or her attorney. Any shareholder who fails to strictly follow the procedures set forth in said statute will forfeit dissenters' rights.

     Any dissenting shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended.

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to First Independence Options and First Independence Warrants) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of First Independence who are not "affiliates" of First Independence (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of First Independence are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of First Independence who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective Registration Statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former First Independence affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of First Independence who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares. In addition, affiliates of First Independence will agree not to sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup.

     First Independence will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of First Independence. First Independence will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of First Independence Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of First Independence Common Stock. Under this accounting treatment, assets and liabilities of First Independence would be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies would be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger may be restated to reflect the consolidated operations of BancGroup and First Independence as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for First Independence Common Stock will be reported on the NYSE.

TREATMENT OF FIRST INDEPENDENCE OPTIONS

     ASSUMPTION OF OPTIONS. As of the date of this Prospectus, First Independence had granted options (the "First Independence Options"), which entitle the holders thereof to acquire up to 58,519 shares of First Independence Common Stock. On the Effective Date, BancGroup will assume all First Independence Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the First Independence Options. The registration statement registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the First Independence Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of First Independence Common Stock subject to such First Independence Options multiplied by the Exchange Ratio, provided that no fraction of shares of BancGroup Common Stock will be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of First Independence Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or else such fractional interest shall be paid in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Independence Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For these purposes, the "Exchange Ratio" means the result obtained by dividing $20.71 by the Market Value.

     The First Independence Options are issuable pursuant to the First Independence Bank of Florida Stock Option Plan (the "Option Plan").

     The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor is it subject to the Employee Retirement Income Security Act of 1974. First Independence Options are not transferrable except under the laws of descent and distribution.

     PURPOSE OF THE OPTION PLAN. The purpose of the Option Plan is to promote the best interests of First Independence and its shareholders by enabling First Independence to attract and retain persons of ability as employees, furnishing an incentive to employees of First Independence by providing them with an equity participation in First Independence and rewarding those employees who contribute to the operating progress and earning power of First Independence. BancGroup believes that its assumption of the First Independence Options will be consistent with this purpose. No further options will be granted under the Option Plan after the Merger. A total of 13 persons currently hold First Independence Options.

     TAX CONSEQUENCES -- INCENTIVE OPTIONS. Certain options issued under the Option Plan may qualify as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended. To the extent an option so qualifies under the Internal Revenue Code, no income will result to a grantee of any such option upon the granting or exercising of an option by the grantee, and BancGroup will not be entitled to a tax deduction by reason of such grant or exercise.

     If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise.

     If the holding period requirements just stated are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income tax rates. If the stock is held for less than the required holding period, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain.

     It should be understood that the holding periods discussed above relate only to federal income tax treatment and not to any securities law restrictions that may apply to the sale of shares obtained through an option.

     To the extent that options issued under the Option Plan do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, they will be considered as nonqualified options. Upon the exercise of a nonqualified option, ordinary income will result to the grantee equal to the difference between the price of the option and the fair market value of the stock subject to the option at the date of exercise. BancGroup, however, will be entitled to a tax deduction equal to the amount of ordinary income accruing to the optionee.

     The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. Option holders should contact their own professional tax advisors for advice concerning their particular tax situation and any changes in the tax law since the date of this Prospectus.

     ADMINISTRATION. The shares of stock to be delivered upon the exercise of First Independence Options granted under the Option Plan will be made available, after the Merger, from the authorized but unissued shares of BancGroup's Common Stock.

     The Option Plan is to be administered, after the Merger, by the Personnel and Compensation Committee (the "Committee") of the Board of Directors of BancGroup. All members of the Committee are directors of BancGroup. The Chairman of the Committee, John C. H. Miller, Jr., receives employee-related compensation from BancGroup and holds options under BancGroup's stock option plans. Mr. Miller is a member of a law firm that performs legal services for BancGroup. See "LEGAL OPINIONS." Another member of the Committee, Jack H. Rainer, is Chairman of Bankers Credit Life Insurance Company, which provides credit life insurance on certain loans made by Colonial Bank. The members of the Committee serve at the pleasure of the Board of Directors of BancGroup. The Committee will interpret the Option Plan and resolve questions presented by holders of options under the Option Plan. Requests for information or questions about the Option Plan should be directed to BancGroup's Corporate Secretary, at the offices of BancGroup, Post Office Box 1108, One Commerce Street, Montgomery, Alabama 36101, telephone: (334) 240-5000.

     CERTAIN OPTION AGREEMENTS, BY THEIR TERMS, TERMINATE AS OF THE EFFECTIVE DATE. HOLDERS OF FIRST INDEPENDENCE OPTIONS ARE URGED TO EXAMINE THEIR INDIVIDUAL OPTION AGREEMENT AND OBTAIN APPROPRIATE LEGAL ADVICE REGARDING WHETHER SUCH FIRST INDEPENDENCE OPTION WILL SO TERMINATE.

     EXERCISE OF OPTIONS. After a First Independence Option becomes exercisable in accordance with its terms, it may be exercised by the holder by giving written notice to BancGroup on a form provided by BancGroup and by paying to BancGroup in cash the exercise price of the shares to be acquired under the option. Payment may be made to BancGroup by cash, check, bank draft, or money order, or by delivering BancGroup stock already owned by the option holder. The period during which an option may be exercised is stated in the agreement respecting each grant of options but in no case may be more than 10 years from the date the option is granted. The optionee must be in the continuous employ of First Independence or BancGroup from the date of grant through the date of exercise, except as stated below.

     TERMINATION OF EMPLOYMENT. If an employee is terminated for cause, the option will also terminate as of the date of termination of employment. "Cause" is defined in the several stock option agreements pursuant to which the First Independence Options were issued. If an employee's employment is terminated without cause, the holder of the option has 30 days (three years in the case of options granted by First Independence to its President and Chief Executive Officer and another senior officer) following such termination to exercise such option. In the case of permanent and total disability, the optionee has the right at any time during the period ending one year from the date of termination of employment as a result of such disability to exercise the option.

     AMENDMENT AND OTHER MATTERS. BancGroup's Board of Directors may at any time amend the Option Plan, except that no amendment may make any change in any option already granted which would adversely affect the rights of any participant.

     It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of First Independence Options held. Option holders may obtain such information from BancGroup at the address given above.

     The shares subject to options will be obtained by BancGroup from authorized but unissued shares. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the Option Plan and does not anticipate acquiring any shares in the open market for such purposes.

TREATMENT OF FIRST INDEPENDENCE WARRANTS

     SURRENDER AND ASSUMPTION OF WARRANTS. As of the date of this Prospectus, First Independence had granted the First Independence Warrants, which entitle the holders thereof to acquire up to 199,940 shares of First Independence Common Stock. The Agreement provides that no later than five days prior to the Effective Date, the holders of at least 93% of First Independence Warrants must have either exercised such Warrants in accordance with their terms prior to the Effective Date or given notice to First Independence of their intent to exchange their First Independence Warrants for BancGroup Common Stock as of the Effective Date. In the case of such exchange, for each share of First Independence Common Stock represented by a First Independence Warrant, the holder thereof is entitled to receive an amount of BancGroup Common Stock equal to the quotient obtained by dividing (i) $20.71 less the warrant exercise price by (ii) the Market Value. Thus, the holder of the warrant is entitled to receive BancGroup Common Stock with a value (calculated based upon the Market Value) equal to the difference between the value of the First Independence Warrant (calculated based upon the Market Value) and the exercise price of the Warrant. The exercise price of the First Independence Warrants is an amount per share equal to the greater of $10.00 or the book value of the First Independence Common Stock as of the last day of the calendar quarter preceding the date such warrant is exercised. As of June 30, 1997, the book value of First Independence Common Stock was $9.45. If the book value of First Independence Common Stock rises above $10.00, then holders of First Independence Warrants will receive fewer shares of BancGroup Common Stock in the exchange by following the foregoing procedure.

     The Agreement provides that holders of at least 93 percent of the First Independence Warrants must have either exercised such Warrants in accordance with their terms prior to the Effective Date or surrendered their Warrants according to the foregoing procedure. The remaining First Independence Warrants not so surrendered will be assumed by BancGroup. To the extent that up to seven percent of the holders of the First Independence Warrants do not provide such notice to First Independence of their intent to exchange the First Independence Warrants, or should BancGroup waive the foregoing condition, BancGroup will assume all First Independence Warrants outstanding, and each such First Independence Warrant will represent the right to acquire BancGroup Common stock on substantially the same terms applicable to the First Independence Warrants. The number of shares of BancGroup Common Stock to be issued pursuant to such warrants will equal the number of shares of First Independence Common Stock subject to such First Independence Warrants multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock will be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of First Independence Warrants, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Independence Common Stock subject to such warrant divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The Common Stock was first listed on the NYSE on February 24, 1995. Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. The Class B was not publicly traded. The Class A Common Stock was traded in the over-the-counter market and quoted on the NASDAQ National Market System. The BancGroup Class A Common Stock had more limited voting rights than the BancGroup Class B Common Stock. The Class A and Class B Common Stock were reclassified into one class of Common Stock on February 21, 1995, and the Class A Common Stock ceased to be quoted on NASDAQ on February 24, 1995.

     The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Class A Common Stock as reported by the NASDAQ National Market System up to February 24, 1995, and the same information reported by the NYSE for the BancGroup Common Stock commencing February 24, 1995.

                                                                PRICE(1)
                                                              -------------      DIVIDENDS(1)
                                                              HIGH      LOW      (PER SHARE)
                                                              ----      ---      ------------
1995
  1st Quarter...............................................  $11 13/16  $ 9 3/4     $0.1125
  2nd Quarter...............................................   13 5/8     11 9/16     0.1125
  3rd Quarter...............................................   14 15/16   13 3/4      0.1125
  4th Quarter...............................................   16 7/16    14 1/4      0.1125
1996
  1st Quarter...............................................   18 1/4     15          0.135
  2nd Quarter...............................................   18 1/16    15 5/8      0.135
  3rd Quarter...............................................   17 15/16   15 5/8      0.135
  4th Quarter...............................................   20 1/8     17 3/8      0.135
1997
  1st Quarter...............................................   24         18 2/3      0.15
  2nd Quarter...............................................   24 7/8     22          0.15
  3rd Quarter (through           1997.......................   --         --          --

---------------

(1) Price and dividends have been restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On May 8, 1997, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $23 5/8 per share.

     At December 31, 1996, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

FIRST INDEPENDENCE

     There is no established public trading market for the First Independence Common Stock. The shares of First Independence Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions.

     Management of First Independence is aware of certain transactions in shares of First Independence that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of First Independence Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of First Independence:

                                                              PRICE PER SHARE OF
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              ------      ------
1995
  First Quarter.............................................  $ 8.00      $ 8.00
  Second Quarter............................................   10.00       10.00
  Third Quarter.............................................    9.00        9.00
  Fourth Quarter............................................      --          --
1996
  First Quarter.............................................    8.00        8.00
  Second Quarter............................................    9.00        9.00
  Third Quarter.............................................   10.00        9.00
  Fourth Quarter............................................    9.00        8.75
1997
  First Quarter.............................................   10.00        8.75
  Second Quarter............................................    8.75        8.75
  Third Quarter (through        , 1997).....................      --          --

     In the first quarter of 1995, the Bank sold 200,00 shares of Common Stock for $10.00 per share which entitled the purchaser to receive for each share of Common Stock purchased a First Independence Warrant exercisable on or before November 1, 1998 at the greater of $10.00 per share or the book value of the First Independence Common Stock as of the calendar quarter preceding the date such Warrant is exercised. See "THE MERGER -- Treatment of First Independence Warrants."

     First Independence has not paid any cash dividends since 1991.

     The Agreement restricts First Independence's ability to pay dividends prior to the Effective Date. See "THE MERGER -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 100,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of April 30, 1997, there were issued and outstanding a total of 40,740,357 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. In 1986, BancGroup issued $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $7,187,000 were outstanding as of December 31, 1996 and convertible at any time into 512,800 shares of BancGroup Common Stock, subject to adjustment. There are 1,839,981 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions. See "BUSINESS OF BANCGROUP -- Proposed Affiliate Banks." On January 20, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities.

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "Certificate"), as amended, and bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without stockholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     BancGroup's Preference Stock may be issued from time to time as a class without series, or if so determined by the BancGroup Board of Directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of BancGroup Preference Stock (or of the entire class of BancGroup Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the BancGroup Board of Directors. BancGroup Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the BancGroup Board.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 512,800 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include (i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $870 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowing with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are mandatorily redeemable by BancGroup beginning January 2017 through January 2027. Also, BancGroup has the option to redeem the securities, in whole or in part, at a premium after January 2007 through January 2017, or at the face amount plus accrued interest after January 2017. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities are shown as long-term debt.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "General" and "Preference Stock." In addition, the power of BancGroup's Board to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 22 directors of BancGroup. This provision of BancGroup's Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of

Directors, and (iv) the provisions relating to the classified Board can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and President of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. As of April 30, 1997, the Board of Directors of BancGroup owned approximately 10.83% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. BancGroup's Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. BancGroup's Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. BancGroup's bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of BancGroup's Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than BancGroup's Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     If the Merger is consummated, shareholders of First Independence (except those perfecting dissenters' rights of appraisal) will become holders of BancGroup Common Stock. The rights of the holders of the First Independence Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by BancGroup's Certificate and bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of First Independence Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, see "BANCGROUP CAPITAL STOCK AND DEBENTURES."

     The following information is qualified in its entirety by BancGroup's Certificate and bylaws, and First Independence's Articles of Incorporation and bylaws, the Delaware General Corporation Law (the "Delaware GCL") and the Florida Banking Code ("FBC").

DIRECTOR ELECTIONS

     First Independence. First Independence directors are elected annually. Shareholders may not cumulate votes in connection with such election or for any other purpose.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     First Independence. First Independence directors may be removed, with or without cause, by the First Independence shareholders.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     First Independence. Each holder of First Independence Common Stock is entitled to cast one vote for each share held upon each issue with respect to which a shareholder vote is authorized, but may not cumulate votes for the election of directors or for any other purpose.

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     First Independence. Each First Independence shareholder upon the sale for cash of any new First Independence stock of the same kind, class or series as that which the shareholder already holds, has the right to purchase his or her pro rata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     First Independence. Section 658.33 of the FBC provides that each director of a Florida bank, upon assuming office, shall acknowledge that he is familiar with his responsibilities as a director and that he will diligently and honestly administer the affairs of such bank and will not knowingly violate, or wilfully permit to be violated, any of the provisions of the financial institutions codes, or the pertinent rules of the Florida Department of Banking and Finance.
Section 658.30 of the FBC also provides that, when not in direct conflict with or superseded by specific provisions of the financial institutions codes, the provisions of the Florida Business Corporation Act ("FBCA") extend to Florida state banks. Section 607.0831 of the FBCA provides that a director of a Florida corporation will not be personally liable for monetary damages to that corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction in which the director derived an improper personal benefit, (3) a payment of certain unlawful dividends and distributions,
(4) in a proceeding by or in the right of such corporation to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation, or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. Subject to the provisions of the FBC, the foregoing would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to such corporation and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     First Independence. The First Independence Articles of Incorporation provide that First Independence shall indemnify its directors, officers, employees or agents, and any former directors, officers, employees or agents, to the full extent allowed by law. Under Section 607.0850 of the FBCA, the directors and officers of

First Independence may be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the executive acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of First Independence, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the executive are material to the cause of action so adjudicated and constituted: (a) a violation of the criminal law, unless the executive had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(b) a transaction from which the executive derived an improper personal benefit; or (c) willful misconduct or conscious disregard for the best interest of First Independence in a proceeding by or in the right of First Independence to procure a judgment in its favor or a proceeding by or in the right of a shareholder. Further, to the extent that the proposed indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with such proceeding.

     First Independence maintains a directors' and officers' insurance policy pursuant to which officers and directors of First Independence would be entitled to indemnification against certain liabilities.

     BancGroup. Section 145 of the Delaware GCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the Delaware GCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the Delaware GCL.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     First Independence. First Independence's bylaws authorize a special shareholders meeting to be called by the Board of Directors upon a three-fourths vote of the directors or by holders of not less than three-fourths of the total voting power of all outstanding shares of First Independence Common Stock.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     First Independence. Section 658.44 of the FBC provides that certain mergers, consolidations, and sales of substantially all of the assets of a Florida bank must be approved by the Florida Department of Banking and

Finance and by a majority of the outstanding shares of the bank entitled to vote thereon. The Merger does not require the prior approval of the Florida Department of Banking and Finance.

     BancGroup. The Delaware GCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The Delaware GCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also "BANCGROUP CAPITAL STOCK AND
DEBENTURES -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup. See "Antitakeover Statutes" for a description of additional restrictions on business combination transactions.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     First Independence. Section 658.23 of the FBC requires amendments to the Articles of Incorporation of a Florida bank to be approved by the Florida Department of Banking and Finance and to be adopted by the shareholders upon recommendation of the Board of Directors. Unless the FBC requires a greater vote, amendments may be adopted by a majority of the votes cast, a quorum being present.

     Section 658.23 of the FBC provides that, unless the Articles of Incorporation provide otherwise, the Board of Directors has the authority to adopt or amend bylaws that do not conflict with bylaws that may have been adopted by the shareholders.

     BancGroup. Under the Delaware GCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of director evaluation of business combination procedures. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control."

     As is permitted by the Delaware GCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup bylaws.

RIGHTS OF DISSENTING STOCKHOLDERS

     First Independence. Holders of First Independence Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. For a description of such appraisal rights, see "THE MERGER -- Rights of Dissenting Stockholders."

     BancGroup. Under the Delaware GCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of

Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the NASDAQ National Market System, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

PREFERRED STOCK

     First Independence. First Independence's Articles of Incorporation do not authorize the issuance of capital stock other than common voting shares.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Preference Stock."

EFFECT OF THE MERGER ON FIRST INDEPENDENCE SHAREHOLDERS

     As of                , 1997, First Independence had
shareholders of record and outstanding shares of common stock. As of April 30, 1997, BancGroup had 40,740,357 shares of BancGroup Common Stock outstanding with 7,729 stockholders of record.

     Assuming that (i) no dissenters' rights of appraisal are exercised in the Merger; (ii) no First Independence Options are exercised prior to the Merger;
(iii) 93 percent of the First Independence Warrants are exchanged in accordance with the Agreement prior to the Merger; and (iv) a Market Value of BancGroup Common Stock of $24.35 on the Effective Date (which was the Market Value (as defined) calculated as of July 1, 1997); an aggregate of 531,849 shares of BancGroup Common Stock would be issued to the shareholders of First Independence pursuant to the Merger. These shares would represent approximately 1.3% of the total shares of BancGroup Common Stock outstanding after the Merger, not counting any shares of BancGroup Common Stock to be issued in other pending acquisitions.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal stockholder and each director and officer of BancGroup. Based upon the foregoing assumptions, as a group, the directors and officers of BancGroup who own approximately 10.83% of BancGroup's outstanding shares would own approximately 10.24% after the Merger. See "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders."

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "BUSINESS OF BANCGROUP -- Proposed Affiliate Banks."

                  THE COLONIAL BANCGROUP INC. AND SUBSIDIARIES
             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

    The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of March 31, 1997 (as restated), (ii) the combined presentation of the condensed consolidated statements of condition of completed business combinations: First Commerce Banks of Florida, Inc. ("First Commerce") and Great Southern Bancorp, Inc. ("Great Southern"), (completed business combinations) as of March 31, 1997, (iii) the condensed consolidated statement of condition of First Independence Bank of Florida ("First Independence"), as of March 31, 1997, (iv) the condensed consolidated statement of condition of the other probable business combination with BancGroup; Dadeland Bancshares, Inc. ("Dadeland"), ("Other probable business combination") as of March 31, 1997, (v) adjustments to give effect to the proposed and completed purchase method acquisitions of First Commerce and Dadeland and the proposed and completed pooling-of-interests method business combinations with First Independence and Great Southern, (vi) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on March 31, 1997.

    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein, and the separate statements of condition of First Independence included elsewhere herein. The pro forma information provided below may not be indicative of future results.

                                                                  MARCH 31, 1997
                               -------------------------------------------------------------------------------------
                               CONSOLIDATED    COMPLETED                       FIRST
                                 COLONIAL       BUSINESS     ADJUSTMENTS/   INDEPENDENCE   ADJUSTMENTS/
                               BANCGROUP**    COMBINATIONS   (DEDUCTIONS)       BANK       (DEDUCTIONS)    SUBTOTAL
                               ------------   ------------   ------------   ------------   ------------   ----------
                                                              (DOLLARS IN THOUSANDS)
Assets:
Cash and due from banks......   $  189,949      $ 12,428       $(12,735)(2)   $ 6,665                     $  196,307
Interest-bearing deposits in
 banks.......................        5,767                                                                     5,767
Federal funds sold...........       72,199        16,511                        9,167                         97,877
Securities available for
 sale........................      476,029        32,495                                                     508,524
Investment securities........      335,117         1,547             41(3)      7,293                        343,998
Mortgage loans held for
 sale........................      142,510                                                                   142,510
Loans, net of unearned
 income......................    4,481,882       160,913                       49,074                      4,691,869
Less: Allowance for possible
 loan losses.................      (56,981)       (2,489)                        (698)                       (60,168)
                                ----------      --------       --------       -------         ------      ----------
Loans, net...................    4,424,901       158,424                       48,376                      4,831,701
Premises and equipment,
 net.........................      103,089         4,175           (198)(3)     1,486                        108,552
Excess of cost over tangible
 and identified intangible
 assets acquired, net........       39,526                        5,768(3)                                    45,294
Mortgage servicing rights....      114,616                                                                   114,616
Other real estate owned......       10,506           313                                                      10,819
Accrued interest and other
 assets......................       94,691         4,077            452(3)      1,394                        100,614
                                ----------      --------       --------       -------         ------      ----------
Total Assets.................   $6,008,900      $229,970       $ (6,672)      $74,381                     $6,306,579
                                ==========      ========       ========       =======         ======      ==========
Liabilities and Shareholders'
 Equity:
Deposits.....................   $4,715,949      $204,522                      $69,320                     $4,989,791
FHLB short-term borrowings...      540,000         2,000                                                     542,000
Other short-term
 borrowings..................      141,989         1,200                                                     143,189
Subordinated debt............        7,522                                                                     7,522
Trust preferred securities...       70,000                                                                    70,000
Other long-term debt.........       15,762                                                                    15,762
Other liabilities............       91,544         1,048          1,135(3)        350                         94,077
                                ----------      --------       --------       -------         ------      ----------
Total liabilities............    5,582,766       208,770          1,135        69,670                      5,862,341
Common Stock.................      101,709            32            (16)(1)     2,646         (2,646)(4)     105,374
                                                                    (16)(3)                    1,345(4)
                                                                  2,320(1)
Additional paid in capital...      178,889        14,328         (7,591)(1)     2,552         (2,552)(4)     187,913
                                                                 (6,853)(3)                    3,853(4)
                                                                  5,287(1)
Retained earnings............      152,227         7,021         (4,199)(3)      (445)                       154,604
Treasury Stock...............       (3,152)                     (12,735)(2)
                                                                 15,771(2)
                                                                    116(2)
Unearned compensation........       (1,978)                                                                   (1,978)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes..........       (1,561)         (181)           109(3)        (42)                        (1,675)
                                ----------      --------       --------       -------         ------      ----------
Total equity.................      426,134        21,200         (7,807)        4,711                        444,238
Total liabilities and
 equity......................   $6,008,900      $229,970       $ (6,672)      $74,381                     $6,306,579
                                ==========      ========       ========       =======         ======      ==========
Capital Ratios:
 Capital Ratio...............         8.09%
 Tangible Leverage Ratio.....         7.84%
 Tier One Capital Ratio*.....        10.60%
 Total Capital Ratio*........        12.03%

                                             MARCH 31, 1997
                               -------------------------------------------
                               OTHER PROBABLE                   PRO FORMA
                                  BUSINESS      ADJUSTMENTS/     COMBINED
                                COMBINATION     (DEDUCTIONS)      TOTAL
                               --------------   ------------    ----------
                                         (DOLLARS IN THOUSANDS)
Assets:
Cash and due from banks......     $  6,286        $(38,000)     $  164,593
Interest-bearing deposits in
 banks.......................                                        5,767
Federal funds sold...........        7,875                         105,752
Securities available for
 sale........................       18,706                         527,230
Investment securities........                                      343,998
Mortgage loans held for
 sale........................                                      142,510
Loans, net of unearned
 income......................       97,008                       4,788,877
Less: Allowance for possible
 loan losses.................         (974)                        (61,142)
                                  --------        --------      ----------
Loans, net...................       96,034                       4,727,735
Premises and equipment,
 net.........................        5,304            (684)(5)     113,172
Excess of cost over tangible
 and identified intangible
 assets acquired, net........                       23,058(5)       68,352
Mortgage servicing rights....                                      114,616
Other real estate owned......                                       10,819
Accrued interest and other
 assets......................        2,432             280(5)      103,326
                                  --------        --------      ----------
Total Assets.................     $136,637        $(15,346)     $6,427,870
                                  ========        ========      ==========
Liabilities and Shareholders'
 Equity:
Deposits.....................      113,374                      $5,103,165
FHLB short-term borrowings...                                      542,000
Other short-term
 borrowings..................        6,544                         149,733
Subordinated debt............                                        7,522
Trust preferred securities...                                       70,000
Other long-term debt.........                                       15,762
Other liabilities............        1,280              93(5)       95,450
                                  --------        --------      ----------
Total liabilities............      121,198              93       5,983,632
Common Stock.................            1              (1)(5)     105,374

Additional paid in capital...        4,207          (4,207)(5)     187,913

Retained earnings............       12,631         (12,631)(5)     154,604
Treasury Stock...............       (1,378)          1,378(5)

Unearned compensation........                                       (1,978)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes..........          (22)             22(5)       (1,675)
                                  --------        --------      ----------
Total equity.................       15,439         (15,439)        444,238
Total liabilities and
 equity......................     $136,637        $(15,346)     $6,427,870
                                  ========        ========      ==========
Capital Ratios:
 Capital Ratio...............                                         8.40%
 Tangible Leverage Ratio.....                                         7.72%
 Tier One Capital Ratio*.....                                        10.44%
 Total Capital Ratio*........                                        11.85%

---------------
 * Based on risk weighted assets
** Restated to give effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation.

COMPLETED BUSINESS COMBINATIONS

GREAT SOUTHERN
  (pooling of interests)

(1) To record the issuance of 927,975 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Great Southern:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
Great Southern outstanding shares...........................   1,731,620
Conversion ratio, determined as follows:
  $13.05/$24.35 per share, the 10-day average market value
     of BancGroup Common Stock on July 1, 1997..............      0.5359
BancGroup shares issued.....................................                 927,975
Par value of 927,975 shares issued at $2.50 per share.......                 $ 2,320
Shares issued at par value..................................   $   2,320
Total capital stock of Great Southern.......................       7,607
Excess recorded as an increase in contributed capital.......                   5,287
                                                                             -------
                                                                               7,607
To eliminate Great Southern
  Common stock, at par value................................                     (16)
  Contributed capital.......................................                  (7,591)
                                                                             -------
                                                                              (7,607)
                                                                             -------
          Net change in equity..............................                 $     0
                                                                             =======

FIRST COMMERCE
  (purchase method)

(2) To show the purchase of treasury stock for the purpose of issuance in the First Commerce business combination:

Cash........................................................  $(12,735)
Treasury stock..............................................    12,735

(3) To assign the amount by which the estimated value of BancGroup's investment in First Commerce is in excess of the historical carrying amount of the net assets acquired, based on the estimated fair value of such net assets and to record the investment in First Commerce by the issuance of approximately 685,695 shares of BancGroup Common Stock for all of the outstanding 1,585,737 shares of First Commerce as follows:

Equity in carrying value of net assets of First Commerce....  $10,843
Adjustments to state assets at fair value:
  Write-down of fixed assets................................     (198)
  Write-up securities held to maturity......................       41
Acquisition accruals:
  Broker fee................................................     (156)
  Severance pay.............................................     (230)
  Buyout data processing contract...........................     (540)
  Other legal, accounting, and professional.................     (209)
Tax effect of purchase adjustments..........................      452
Goodwill....................................................    5,768
                                                              -------
Total adjustments...........................................    4,928
Adjusted equity in carrying value of net assets.............  $15,771
                                                              =======
Allocated as follows:
Cost of 671,165 shares of BancGroup common stock purchased
  and re-issued for First Commerce outstanding shares at a
  value of $23.00 per share.................................   15,437
Issuance of an additional 14,530 shares of BancGroup common
  stock at a value of $23.00 per share......................      334
Total purchase price........................................  $15,771
                                                              =======

FIRST INDEPENDENCE
  (pooling of interests)

(4) To record the issuance of 537,989 shares of BancGroup Common Stock in exchange for all of the outstanding shares and warrants of First
    Independence:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First Independence outstanding shares.......................     529,167
First Independence warrants (converted to First Independence stock at a ratio of .5171 as defined in the merger
  agreement)................................................     103,389
                                                               ---------
Total First Independence shares and warrants................     632,556
Conversion ratio, determined as follows:
  $20.71/$24.35 per share, the 10-day average market value
     of BancGroup Common Stock on July 1, 1997..............      0.8505
                                                               ---------
BancGroup shares to be issued...............................                 537,989
Par value of 537,989 shares issued at $2.50 per share.......                 $ 1,345
Shares issued at par value..................................   $   1,345
Total capital stock of First Independence...................       5,198
Excess recorded as an increase in contributed capital.......                   3,853
                                                                             -------
                                                                               5,198
To eliminate First Independence capital stock:
  Common stock, at par value................................                  (2,646)
  Contributed capital.......................................                  (2,552)
                                                                             -------
                                                                              (5,198)
                                                                             -------
          Net change in equity..............................                 $     0
                                                                             =======

OTHER PROBABLE COMBINATIONS
  DADELAND BANCSHARES, INC.
  (purchase method)

(5) To assign the amount by which the estimated value of the investment in Dadeland is in excess of the historical carrying amount of the net assets acquired, based on the estimated fair value of such assets:

Equity in carrying value of net assets of Dadeland..........    $15,439
Adjustments to state assets at fair value:
  Write-down of fixed assets................................       (684)
Acquisition accruals
  Unpaid bills -- computer equipment........................        (73)
  Data processing buy-out...................................        (20)
Tax effect of purchase adjustments..........................        280
Goodwill....................................................     23,058
                                                                -------
Total adjustments...........................................     22,561
                                                                -------
Adjusted equity in carrying value of net assets.............     38,000
                                                                =======
Total purchase price to be paid in cash.....................    $38,000
                                                                =======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENT OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

     The following summaries include (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the three months ended March 31, 1997 and 1996 (as restated), and the years ended December 31, 1996, 1995, and 1994 (as restated), (ii) combined presentation of the condensed consolidated statement of income of the completed combinations, (iii) the condensed statements of income of First Independence for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994, (iv) the condensed consolidated statements of income of the other probable business combinations for the three months ended March 31, 1997 and the year ended December 31, 1996, (v) adjustments to give effect to the completed and proposed purchase method combinations with First Commerce and Dadeland and the completed and proposed pooling-of-interests method business combinations with Great Southern and First Independence, and (vi) the pro forma combined condensed consolidated statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1994. Note that for the purchase method combination, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the three months ended March 31, 1997 and the year ended December 31, 1996 are included in (ii), (iv), (v) and (vi) above for First Commerce and Dadeland.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries (as restated), incorporated by reference herein, and the statements of income of First Independence, included elsewhere herein. The pro forma information provided may not necessarily be indicative of future results.

                                          THREE MONTHS ENDED MARCH 31, 1997
                       ------------------------------------------------------------------------
                       CONSOLIDATED                                    FIRST
                         COLONIAL      COMPLETED                    INDEPENDENCE
                        BANCGROUP       BUSINESS     ADJUSTMENTS/     BANK OF      ADJUSTMENTS/
                       (RESTATED)*    COMBINATIONS   (DEDUCTIONS)     FLORIDA      (DEDUCTIONS)
                       ------------   ------------   ------------   ------------   ------------
                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income......   $  113,461     $   4,531      $     (237)(1)   $ 1,274
                                                              (2)(1)
Interest expense.....       57,739         1,629                           531
                        ----------     ---------      ----------       -------        --------
Net interest
  income.............       55,722         2,902            (239)          743
Provision for loan
  losses.............        2,854           108
                        ----------     ---------      ----------       -------        --------
Net interest income
  after provision for
  loan losses........       52,868         2,794            (239)          743
                        ----------     ---------      ----------       -------        --------
Noninterest income...       18,850           573                           111
Noninterest
  expense............       44,376         2,401             (10)(1)       623
                                                              12(1)
                        ----------     ---------      ----------       -------        --------
Income before income
  taxes..............       27,342           966            (301)          231
Applicable income
  taxes..............        9,997           354              80(1)
                        ----------     ---------      ----------       -------        --------
Net income...........   $   17,345     $     612      $     (381)      $   231
                        ==========     =========      ==========       =======        ========
Average primary
  shares
  outstanding**......   41,313,000     3,269,710      (3,269,710)      529,167        (529,167)
                                                       1,019,710                       550,702
Average fully-diluted
  shares
  outstanding**......   41,914,000     3,269,710      (3,269,710)      529,167        (529,167)
                                                       1,025,601                       557,333
Earnings per share:
  Net Income:
    Primary**........         $0.42
    Fully diluted**..         $0.42

                                 THREE MONTHS ENDED MARCH 31, 1997
                       ------------------------------------------------------
                                       OTHER
                                      PROBABLE                     PRO FORMA
                                      BUSINESS     ADJUSTMENTS/     COMBINED
                        SUBTOTAL    COMBINATIONS   (DEDUCTIONS)      TOTAL
                       ----------   ------------   ------------    ----------
                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income......  $  119,027    $   2,437                     $  121,464

Interest expense.....      59,899          588                         60,487
                       ----------    ---------      ----------     ----------
Net interest
  income.............      59,128        1,849                         60,977
Provision for loan
  losses.............       2,962           30                          2,992
                       ----------    ---------      ----------     ----------
Net interest income
  after provision for
  loan losses........      56,166        1,819                         57,985
                       ----------    ---------      ----------     ----------
Noninterest income...      19,534          552                         20,086
Noninterest
  expense............      47,462        1,695             (34)(2)     49,411
                                                           288(2)
                       ----------    ---------      ----------     ----------
Income before income
  taxes..............      28,238          676            (254)(2)     28,660
Applicable income
  taxes..............      10,431          251              72(2)      10,694
                       ----------    ---------      ----------     ----------
Net income...........  $   17,807    $     425      $     (266)    $   17,966
                       ==========    =========      ==========     ==========
Average primary
  shares
  outstanding**......  42,883,412      116,721        (116,721)    42,883,412
                                                             0
Average fully-diluted
  shares
  outstanding**......  43,496,934      116,721        (116,721)    43,496,934
                                                             0
Earnings per share:
  Net Income:
    Primary**........       $0.42                                       $0.42
    Fully diluted**..       $0.41                                       $0.42

---------------

 * Restated to give effect to the April 22, 1997 pooling of interests combination with Fort Brooke Bancorporation
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997

                                                                      THREE MONTHS ENDED MARCH 31, 1996
                                            -------------------------------------------------------------------------------------
                                            CONSOLIDATED                                    FIRST
                                              COLONIAL      COMPLETED                    INDEPENDENCE                  PRO FORMA
                                             BANCGROUP       BUSINESS     ADJUSTMENTS/     BANK OF      ADJUSTMENTS/    COMBINED
                                            (RESTATED)*    COMBINATIONS   (DEDUCTIONS)     FLORIDA      (DEDUCTIONS)     TOTAL
                                            ------------   ------------   ------------   ------------   ------------   ----------
                                                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income...........................       $95,728       $2,136                         $912                        $98,776
Interest expense..........................        48,627          687                          361                         49,675
                                              ----------    ---------      ----------      -------        --------     ----------
Net interest income.......................        47,101        1,449                          551                         49,101
Provision for loan losses.................         1,772           20                                                       1,792
                                              ----------    ---------      ----------      -------        --------     ----------
Net interest income after provision for
  loan losses.............................        45,329        1,429                          551                         47,309
                                              ----------    ---------      ----------      -------        --------     ----------
Noninterest income........................        18,029          280                          211                         18,520
Noninterest expense.......................        41,533        1,088                          513                         43,134
                                              ----------    ---------      ----------      -------        --------     ----------
Income before income taxes................        21,825          621                          249                         22,695
Applicable income taxes...................         7,701          236                          (12)                         7,925
                                              ----------    ---------      ----------      -------        --------     ----------
Net income................................       $14,124         $385                         $261                        $14,770
                                              ==========    =========      ==========      =======        ========     ==========
Average primary shares outstanding**......    38,816,000    1,542,420      (1,542,420)     529,107        (529,107)    40,213,812
                                                                              888,000                      509,812
Average fully-diluted shares
  outstanding**...........................    39,660,000    1,542,420      (1,542,420)     529,107        (529,107)    41,080,984
                                                                              893,822                      527,162
Earnings per share:
  Net Income:
    Primary**.............................         $0.36                                                                    $0.37
    Fully diluted**.......................         $0.36                                                                    $0.36

---------------

 * Restated to give effect to the January 3, 1997, January 31, 1997 and April 22, 1997 pooling of interests combinations with Jefferson Bancorp, Inc., D/W Bankshares, Inc. and Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                              YEAR ENDED DECEMBER 31, 1996
                       --------------------------------------------------------------------------
                       CONSOLIDATED                                      FIRST
                         COLONIAL      COMPLETED                      INDEPENDENCE
                        BANCGROUP       BUSINESS     ADJUSTMENTS/       BANK OF      ADJUSTMENTS/
                       (RESTATED)*    COMBINATIONS   (DEDUCTIONS)       FLORIDA      (DEDUCTIONS)
                       ------------   ------------   ------------     ------------   ------------
                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income......  $   406,838     $   18,061    $      (948)(1)    $  3,916
                                                              (8)(1)
Interest expense.....      205,843          6,553                          1,692
                       -----------     ----------    -----------        --------      ---------
Net interest
  income.............      200,995         11,508           (956)          2,224
Provision for loan
  losses.............       12,545          1,084                            108
                       -----------     ----------    -----------        --------      ---------
Net interest income
  after provision for
  loan losses........      188,450         10,424           (956)          2,116
                       -----------     ----------    -----------        --------      ---------
Noninterest income...       72,382          1,806                            602
Noninterest
  expense............      183,316         10,100            (40)(1)       2,244
                                                             288(1)
                       -----------     ----------    -----------        --------      ---------
Income before income
  taxes..............       77,516          2,130         (1,204)            474
Applicable income
  taxes..............       27,303            754            321(1)          (13)
                       -----------     ----------    -----------        --------      ---------
Net income...........  $    50,213     $    1,376    $    (1,525)       $    487
                       ===========     ==========    ===========        ========      =========
Average primary
  shares
  outstanding**......   39,764,000      2,389,710     (2,389,710)        529,153       (529,153)
                                                         941,367                        522,351
Average fully-diluted
  shares
  outstanding**......   40,623,000      2,401,790     (2,401,790)        529,153       (529,153)
                                                         958,285                        541,373
Earnings per share:
  Net Income:
    Primary**........  $      1.26
    Fully
      diluted**......  $      1.25

                                     YEAR ENDED DECEMBER 31, 1996
                       ---------------------------------------------------------
                                        OTHER
                                       PROBABLE                       PRO FORMA
                                       BUSINESS     ADJUSTMENTS/      COMBINED
                        SUBTOTAL     COMBINATIONS   (DEDUCTIONS)        TOTAL
                       -----------   ------------   ------------     -----------
                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income......  $   427,859    $    9,235                     $   437,094

Interest expense.....      214,088         2,092                         216,180
                       -----------    ----------    -----------      -----------
Net interest
  income.............      213,771         7,143                         220,914
Provision for loan
  losses.............       13,737            46                          13,783
                       -----------    ----------    -----------      -----------
Net interest income
  after provision for
  loan losses........      200,034         7,097                         207,131
                       -----------    ----------    -----------      -----------
Noninterest income...       74,790         2,039                          76,829
Noninterest
  expense............      195,908         6,349    $      (137)(2)      203,273
                                                          1,153(2)
                       -----------    ----------    -----------      -----------
Income before income
  taxes..............       78,916         2,787         (1,016)          80,687
Applicable income
  taxes..............       28,365         1,033             49(2)        29,447
                       -----------    ----------    -----------      -----------
Net income...........  $    50,551    $    1,754    $    (1,065)     $    51,240
                       ===========    ==========    ===========      ===========
Average primary
  shares
  outstanding**......   41,227,718       116,721       (116,721)      41,227,718
                                                              0
Average fully-diluted
  shares
  outstanding**......   42,122,638       116,721       (116,721)      42,122,638
                                                              0
Earnings per share:
  Net Income:
    Primary**........  $      1.23                                   $      1.24
    Fully
      diluted**......  $      1.21                                   $      1.23

---------------

 * Restated to give effect to the January 3, 1997, January 31, 1997 and April 22, 1997 pooling of interests combinations with Jefferson Bancorp, Inc., D/W Bankshares, Inc. and Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                                        YEAR ENDED DECEMBER 31, 1995
                                           --------------------------------------------------------------------------------------
                                           CONSOLIDATED                                    FIRST
                                             COLONIAL      COMPLETED                    INDEPENDENCE                   PRO FORMA
                                            BANCGROUP       BUSINESS     ADJUSTMENTS/       BANK       ADJUSTMENTS/    COMBINED
                                           (RESTATED)*    COMBINATIONS   (DEDUCTIONS)    OF FLORIDA    (DEDUCTIONS)      TOTAL
                                           ------------   ------------   ------------   ------------   ------------   -----------
                                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income..........................  $   341,826     $    8,654                     $  3,275                    $   353,755
Interest expense.........................      170,483          3,159                        1,357                        174,999
                                           -----------     ----------    -----------      --------      ---------     -----------
Net interest income......................      171,343          5,495                        1,918                        178,756
Provision for loan losses................        8,986             50                           18                          9,054
                                           -----------     ----------    -----------      --------      ---------     -----------
Net interest income after provision for
  loan losses............................      162,357          5,445                        1,900                        169,702
                                           -----------     ----------    -----------      --------      ---------     -----------
Noninterest income.......................       60,527            857                          411                         61,795
Noninterest expense......................      150,654          4,400                        3,008                        158,062
                                           -----------     ----------    -----------      --------      ---------     -----------
Income before income taxes...............       72,230          1,902                         (697)                        73,435
Income taxes.............................       25,765            740                                                      26,505
                                           -----------     ----------    -----------      --------      ---------     -----------
Net Income...............................  $    46,465     $    1,162    $         0      $   (697)                   $    46,930
                                           ===========     ==========    ===========      ========      =========     ===========
Average primary shares outstanding**.....   37,912,000      1,542,420     (1,542,420)      479,792       (479,792)     39,223,971
                                                                             877,091                      434,880
Average fully-diluted shares
  outstanding**..........................   39,796,000      1,542,420     (1,542,420)      479,792       (479,792)     41,151,016
                                                                             887,906                      467,110
Earnings per share:
  Net Income:
  Primary**..............................  $      1.23                                                                $      1.20
  Fully diluted**........................  $      1.19                                                                $      1.17

---------------

 * Restated to give effect to the January 3, 1997, January 31, 1997 and April 22, 1997 pooling of interests combinations with Jefferson Bancorp, Inc., D/W Bankshares, Inc. and Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                                       YEAR ENDED DECEMBER 31, 1994
                                          ---------------------------------------------------------------------------------------
                                          CONSOLIDATED                                     FIRST
                                            COLONIAL       COMPLETED                    INDEPENDENCE                   PRO FORMA
                                            BANCGROUP       BUSINESS     ADJUSTMENTS/       BANK       ADJUSTMENTS/    COMBINED
                                           (RESTATED)*    COMBINATIONS   (DEDUCTIONS)    OF FLORIDA    (DEDUCTIONS)      TOTAL
                                          -------------   ------------   ------------   ------------   ------------   -----------
                                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income.........................   $   255,758     $   6,911                      $  2,786                    $   265,455
Interest expense........................       105,797         2,196                           965                        108,958
                                           -----------     ---------      ----------      --------      ---------     -----------
Net interest income.....................       149,961         4,715                         1,821                        156,497
Provision for loan losses...............         8,254           170                           132                          8,556
                                           -----------     ---------      ----------      --------      ---------     -----------
Net interest income after provision for
  loan losses...........................       141,707         4,545                         1,689                        147,941
                                           -----------     ---------      ----------      --------      ---------     -----------
Noninterest income......................        54,149           782                           322                    $    55,253
Noninterest expense.....................       144,119         3,959                         2,191                        150,269
                                           -----------     ---------      ----------      --------      ---------     -----------
Income before income taxes..............        51,737         1,368                          (180)                        52,925
Income taxes............................        17,243           481                                                       17,724
                                           -----------     ---------      ----------      --------      ---------     -----------
Net Income..............................   $    34,494     $     887                      $   (180)                   $    35,201
                                           ===========     =========      ==========      ========      =========     ===========
Average primary shares outstanding**....    35,907,000     1,506,176      (1,506,176)      329,107       (329,107)     37,029,264
                                                                             839,166                      283,098
Average fully-diluted shares
  outstanding**.........................    37,383,000     1,506,176      (1,506,176)      329,107       (329,107)     38,505,264
                                                                             839,166                      283,098
Earnings per share:
  Net Income:
    Primary**...........................   $      0.96                                                                $      0.95
    Fully diluted**.....................   $      0.95                                                                $      0.94

---------------

 * Restated to give effect to the January 3, 1997, January 31, 1997 and April 22, 1997 pooling of interests combinations with Jefferson Bancorp, Inc., D/W Bankshares, Inc. and Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

PRO FORMA ADJUSTMENTS:

COMPLETED BUSINESS COMBINATIONS

     Adjustments Applicable to the purchase method business combination with First Commerce:

(1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                           THREE MONTHS
                                                              ENDED           YEAR ENDED
                                                          MARCH 31, 1997   DECEMBER 31, 1996
                                                          --------------   -----------------
                                                                    (IN THOUSANDS)
Increases in income:
  Amortization of write down on fixed assets (5 year
     period)............................................      $  10             $    40
Decreases in income:
  Amortization of write-up on securities portfolio (5
     year period).......................................         (2)                 (8)
  Earnings forgone on $15,887 cash at an average
     interest rate 5.95%................................       (237)               (948)
                                                              -----             -------
          Total.........................................       (229)               (916)
                                                              -----             -------
Increase in expense:
  Amortization of goodwill (20 year period).............        (72)               (288)
                                                              -----             -------
          Total.........................................        (72)               (288)
                                                              -----             -------
Net decrease in income before tax.......................       (301)             (1,204)
                                                              -----             -------
Tax effect of the pro forma adjustments (other than
  goodwill amortization)................................        (80)               (321)
                                                              -----             -------
          Net decrease in income........................      $(381)            $(1,525)
                                                              =====             =======

PENDING BUSINESS COMBINATIONS

(2) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired.

     Adjustments Applicable to the purchase method business combination with
Dadeland:

     The amortization consists of the following:

                                                           THREE MONTHS
                                                              ENDED           YEAR ENDED
                                                          MARCH 31, 1997   DECEMBER 31, 1996
                                                          --------------   -----------------
                                                                    (IN THOUSANDS)
Increases in income:
  Amortization of write down on fixed assets (5 year
     period)............................................      $  34             $   137
                                                              -----             -------
          Total.........................................         34                 137
                                                              -----             -------
Increase in expense:
  Amortization of goodwill (20 year period).............       (288)             (1,153)
                                                              -----             -------
          Total.........................................       (288)             (1,153)
                                                              -----             -------
Net decrease in income before tax.......................       (254)             (1,016)
                                                              -----             -------
Tax effect of the pro forma adjustments (other than
  goodwill amortization)................................        (12)                (49)
                                                              -----             -------
          Net decrease in income........................      $(266)            $(1,065)
                                                              =====             =======

RECENT DEVELOPMENTS -- BANCGROUP

  BancGroup -- Recent Unaudited Results

     The following table presents certain unaudited data for BancGroup for the period ended June 30, 1997. Unaudited historical data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to a fair presentation of such data. The unaudited financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future.

                          THE COLONIAL BANCGROUP, INC.

                            SELECTED FINANCIAL DATA

                                                                                         % CHANGE
                                                              JUNE 30,     JUNE 30,      JUNE 30,
                                                                1997         1996      1997 TO 1996
                                                             ----------   ----------   ------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                         SHARE AMOUNTS)
STATEMENT OF CONDITION SUMMARY
Total assets...............................................  $6,100,616   $5,273,401        16%
Loans, net of unearned income..............................   4,582,254    3,946,343        16
Total earning assets.......................................   5,582,686    4,834,628        15
Deposits...................................................   4,747,342    4,049,960        17
Shareholders' equity.......................................     431,368      378,711        14
Book value per share.......................................  $    10.54   $    10.11         4

                                                                SIX MONTHS ENDED JUNE 30,
                                                              ------------------------------
                                                                                    % CHANGE
                                                                1997       1996     97 TO 96
                                                              --------   --------   --------
EARNINGS SUMMARY
Net interest income (taxable equivalent)....................  $115,396   $ 98,593      17%
Provision for loan losses...................................     6,190      3,623      71
Noninterest income..........................................    39,627     35,923      10
Noninterest expense.........................................    90,051     82,986       9
Net income..................................................  $ 36,329   $ 30,197      20
Average primary shares outstanding..........................    41,231     38,950
Average fully diluted shares outstanding....................    41,798     39,624
Earnings per common share:
  Primary...................................................  $    .88   $    .78      13%
  Fully-diluted.............................................       .87        .77      13

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              --------------
                                                              1997     1996
                                                              -----    -----
SELECTED RATIOS:
Return on average assets....................................   1.23%    1.19%
Return on average equity....................................  17.24    16.37
Efficiency ratio............................................  58.09    61.69
Equity to assets............................................   7.07     7.18
Total capital...............................................   8.06     8.22
Tier one leverage...........................................   7.70     6.86

     Net income for the six months ended June 30, 1997 was $36,329,000 compared to $30,197,000 for the previous period, a 20% increase. Earnings per share for the year were $.87 on a fully diluted basis, a 13% increase over 1996. The company's return on average equity was 17.24% compared to 16.37% in 1996. Return on average assets was 1.23% compared to 1.19% in 1996.

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis (as restated) for the three months ended March 31, 1997 and 1996, as of March 31, 1997 and, years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of December 31, 1996 and on a pro forma basis for the three months ended March 31, 1997 and 1996 and, years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of December 31, 1996.

     The pro forma information includes consolidated BancGroup and subsidiaries (as restated) and consolidated Great Southern, Tomoka, Fort Brooke, First Commerce, Shamrock, First Family and Dadeland. The pro forma balance sheet data gives effect to the combinations as if they had occurred on December 31, 1996 and the pro forma operating data gives effect to the combinations as if they had occurred at the beginning of the earliest period presented. Note that for the purchase method combinations, Article 11 of Regulation S-X requires pro forma statements be presented for only the most recent fiscal year. Accordingly, only the pro forma information as of and for the year ended December 31, 1996 is included for Shamrock, First Family, First Commerce and Dadeland.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Prospectus or incorporated by reference.

                                                                         THREE MONTHS ENDED MARCH 31,
                                                              ---------------------------------------------------
                                                              BANCGROUP    BANCGROUP     BANCGROUP     BANCGROUP
                                                              PRO FORMA    HISTORICAL    PRO FORMA    HISTORICAL
                                                                1997          1997         1996          1996
                                                              ---------    ----------    ---------    -----------
STATEMENT OF INCOME
Interest income.............................................  $121,464      $113,461      $98,776     $    95,728
Interest expense............................................    60,487        57,739       49,675          48,627
                                                              --------      --------      -------     -----------
Net interest income.........................................    60,977        55,722       49,101          47,101
Provision for possible loan losses..........................     2,992         2,854        1,792           1,772
                                                              --------      --------      -------     -----------
Net interest income after provision for loan losses.........    57,985        52,868       47,309          45,329
Noninterest income..........................................    20,086        18,850       18,520          18,029
Noninterest expense.........................................    49,411        44,376       43,134          41,533
                                                              --------      --------      -------     -----------
Income before income taxes..................................    28,660        27,342       22,695          21,825
Applicable income taxes.....................................    10,694         9,997        7,925           7,701
                                                              --------      --------      -------     -----------
Net income..................................................  $ 17,966      $ 17,345      $14,770     $    14,124
                                                              --------      --------      -------     -----------
EARNINGS PER SHARE
Net income:
  Primary**.................................................  $   0.42      $   0.42      $  0.37     $      0.36
  Fully-diluted**...........................................  $   0.42      $   0.42      $  0.36     $      0.36
Average shares outstanding
  Primary**.................................................    42,883        41,313       40,214          38,816
  Fully-diluted**...........................................    43,497        41,914       41,081          39,660
Cash dividends:
  Common**..................................................  $   0.15      $   0.15      $ 0.135     $     0.135

                                         YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                        ---------------------------------------------------------   -----------------------
                        BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP
                        PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL
                          1996        1995        1994        1993        1992        1996*        1995*
                        ---------   ---------   ---------   ---------   ---------   ----------   ----------
STATEMENT OF INCOME
Interest income.......  $437,094    $353,755    $265,455    $216,197    $204,738     $406,838     $341,826
Interest expense......   216,180     174,999     108,958      85,254      91,636      205,843      170,483
                        --------    --------    --------    --------    --------     --------     --------
Net interest income...   220,914     178,756     156,497     130,943     113,102      200,995      171,343
Provision for possible
  loan losses.........    13,783       9,054       8,556      12,564      16,446       12,545        8,986
                        --------    --------    --------    --------    --------     --------     --------
Net interest income
  after provision for
  loan losses.........   207,131     169,702     147,941     118,379      96,656      188,450      162,357
Noninterest income....    76,829      61,795      55,253      52,984      47,761       72,382       60,527
Noninterest expense...   198,808     158,062     150,269     133,805     119,506      178,851      150,654
SAIF special
  assessment(1).......     4,465          --          --          --          --        4,465           --
                        --------    --------    --------    --------    --------     --------     --------
Income before income
  taxes...............    80,687      73,435      52,925      37,558      24,911       77,516       72,230
Applicable income
  taxes...............    29,447      26,505      17,724      11,297       7,070       27,303       25,765
                        --------    --------    --------    --------    --------     --------     --------
Income before
  extraordinary
  items...............    51,213      46,930      35,201      26,261      17,841       50,213       46,465
Extraordinary items...                                          (396)                      --           --
Cumulative effect
  of change in
  accounting..........                                         3,933                       --           --
                        --------    --------    --------    --------    --------     --------     --------
Net income............  $ 51,213    $ 46,930    $ 35,201    $ 29,798    $ 17,841     $ 50,213     $ 46,485
                        ========    ========    ========    ========    ========     ========     ========
EARNINGS PER SHARE
Income before
  extraordinary items:
  Primary**...........  $   1.24    $   1.20    $   0.95    $   0.77    $   0.60     $   1.26     $   1.23
  Fully-diluted**.....  $   1.23    $   1.17    $   0.94    $   0.77    $   0.60     $   1.25     $   1.19
Net income:
  Primary**...........  $   1.24    $   1.20    $   0.95    $   0.88    $   0.60     $   1.26     $   1.23
  Fully-diluted**.....  $   1.23    $   1.17    $   0.94    $   0.87    $   0.60     $   1.25     $   1.19
Average shares
  outstanding
  Primary**...........    41,228      39,239      37,029      33,927      29,583       39,764       37,912
  Fully-diluted**.....    42,123      41,166      38,505      36,113      32,230       40,623       39,796
Cash dividends:
  Common**............  $  0.540    $  0.034          --          --          --     $  0.540     $ 0.3375
  Class A**...........        --    $  0.113    $  0.040    $  0.355    $  0.335           --     $ 0.1125
  Class B**...........        --    $  0.063    $  0.020    $  0.155    $  0.135           --     $ 0.0625

                              YEAR ENDED DECEMBER 31,
                        ------------------------------------
                        BANCGROUP    BANCGROUP    BANCGROUP
                        HISTORICAL   HISTORICAL   HISTORICAL
                          1994*        1993*        1992*
                        ----------   ----------   ----------
STATEMENT OF INCOME
Interest income.......   $255,758     $204,322     $192,526
Interest expense......    105,797       81,008       86,283
                         --------     --------     --------
Net interest income...    149,961      123,314      106,243
Provision for possible
  loan losses.........      8,254       11,767       14,625
                         --------     --------     --------
Net interest income
  after provision for
  loan losses.........    141,707      111,547       91,618
Noninterest income....     54,149       50,990       46,226
Noninterest expense...    144,119      125,901      112,340
SAIF special
  assessment(1).......         --           --           --
                         --------     --------     --------
Income before income
  taxes...............     51,737       36,636       25,504
Applicable income
  taxes...............     17,243       11,249        6,960
                         --------     --------     --------
Income before
  extraordinary
  items...............     34,494       25,387       18,544
Extraordinary items...         --         (396)          --
Cumulative effect
  of change in
  accounting..........         --        3,890           --
                         --------     --------     --------
Net income............   $ 34,494     $ 28,881     $ 18,544
                         ========     ========     ========
EARNINGS PER SHARE
Income before
  extraordinary items:
  Primary**...........   $   0.96     $   0.81     $   0.67
  Fully-diluted**.....   $   0.95     $   0.81     $   0.67
Net income:
  Primary**...........   $   0.96     $   0.92     $   0.67
  Fully-diluted**.....   $   0.95     $   0.91     $   0.67
Average shares
  outstanding
  Primary**...........     35,907       31,272       27,785
  Fully-diluted**.....     37,383       33,458       30,407
Cash dividends:
  Common**............         --           --           --
  Class A**...........   $   0.40     $  0.355     $  0.335
  Class B**...........   $   0.20     $  0.155     $  0.135

---------------

  * Restated to give retroactive effect to the January 3, 1997, January 31, 1997 and April 22, 1997 pooling-of-interests business combinations with Jefferson Bancorp, Inc., D/W Bankshares, Inc. and Fort Brooke Bancorporation.
 ** Restated to reflect the impact of a two-for-one stock split in the form of a
    100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                                                      BANCGROUP                         BANCGROUP HISTORICAL
                                                      PRO FORMA    --------------------------------------------------------------
                                                         1996        1996*        1995*        1994*        1993*        1992*
                                                      ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION DATA
At year-end:
Total assets........................................  $6,376,053   $5,672,537   $4,960,165   $3,865,936   $3,728,270   $2,658,833
  Loans, net of unearned income.....................   4,706,204    4,215,802    3,645,727    2,736,041    2,289,233    1,657,604
  Mortgage loans held for sale......................     157,966      157,966      112,203       61,556      368,515      150,835
  Deposits..........................................   4,942,974    4,299,821    3,869,012    3,067,500    2,990,190    2,251,299
  Long-term debt....................................      39,092       39,092       47,688       86,662       57,397       22,979
  Shareholders' equity..............................     445,838      402,708      352,731      275,319      256,866      165,142
Average daily balances
  Total assets......................................   5,975,570    5,286,587    4,373,227    3,708,350    3,015,787    2,592,966
  Interest-earning assets...........................   5,470,717    4,835,713    3,985,649    3,349,026    2,681,428    2,294,670
  Loans, net of unearned income.....................   4,400,309    3,931,084    3,123,407    2,477,768    1,813,569    1,615,713
  Mortgage loans held for sale......................     135,135      135,135       98,785      135,046      248,502      121,820
  Deposits..........................................   4,573,301    4,032,610    3,420,881    2,994,868    2,407,015    2,181,233
  Shareholders' equity..............................     437,737      383,401      308,532      269,353      200,217      159,785
Book value per share at year-end**..................  $    10.93   $    10.29   $     9.43   $     7.93   $     7.69   $     6.34
Tangible book value per share at year-end**.........  $     9.24   $     9.51   $     8.62   $     7.35   $     7.18   $     6.06
SELECTED RATIOS
Income before extraordinary items and the cumulative
  effect of a change in accounting for income taxes
  to:
  Average assets....................................        0.86%        0.95%        1.06%        0.93%        0.84%        0.72%
  Average shareholders' equity......................       11.77        13.09        15.06        12.81        12.68        11.61
Net income to:
  Average assets....................................        0.86         0.95         1.06         0.93         0.94         0.72
  Average shareholder's equity......................       11.77        13.09        15.06        12.81        14.42        11.61
Efficiency ratio(1).................................       66.44        64.94        64.39        69.83        71.96        73.16
Dividend payout ratio...............................       43.20        42.86        36.59        41.67        38.59        50.00
Average equity to average total assets..............        7.33         7.25         7.06         7.26         6.64         6.16
Allowance for possible losses to total loans (net of
  unearned income)..................................        1.28%        1.27%        1.29%        1.55%        1.61%        1.50%

---------------

 * Restated to give retroactive effect to the January 3, 1997, January 31, 1997 and April 22, 1997 pooling-of-interests business combinations with Jefferson Bancorp, Inc., D/W Bankshares, Inc. and Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                            FIRST INDEPENDENCE BANK

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables present selected historical financial data for First Independence Bank. These tables should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                                     AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1996       1995       1994       1993       1992
                                                              --------   --------   --------   --------   --------
At Period End:
  Cash and cash equivalents.................................  $  4,528   $  3,175   $  3,022   $  3,811   $  3,443
  Investment securities, including Federal funds sold.......     8,630      7,949      9,829      7,742      7,414
  Loans, net................................................    46,554     33,236     24,270     23,868     33,112
  Other assets..............................................     2,767      3,940      5,158      6,128      6,312
                                                              --------   --------   --------   --------   --------
        Total assets........................................  $ 62,479   $ 48,300   $ 42,279   $ 41,549   $ 50,281
                                                              ========   ========   ========   ========   ========
  Deposits..................................................  $ 57,688   $ 43,794   $ 39,312   $ 38,275   $ 47,110
  Other liabilities.........................................       294        482        398        304        293
  Shareholders' equity......................................     4,497      4,024      2,569      2,970      2,878
                                                              --------   --------   --------   --------   --------
        Total liabilities and shareholders' equity..........  $ 62,479   $ 48,300   $ 42,279   $ 41,549   $ 50,281
                                                              ========   ========   ========   ========   ========
For the Period:
  Total interest income.....................................  $  3,916   $  3,275   $  2,786   $  3,279   $  4,448
  Total interest expense....................................     1,692      1,357        965      1,093      1,987
                                                              --------   --------   --------   --------   --------
        Net interest income.................................     2,224      1,918      1,821      2,186      2,461
  Provision for loan losses.................................       108         18        132        386      1,029
                                                              --------   --------   --------   --------   --------
        Net interest income after provision for loan
          losses............................................     2,116      1,900      1,689      1,800      1,432
  Noninterest income........................................       602        411        322        471        453
  Noninterest expense.......................................    (2,244)    (3,008)    (2,191)    (2,228)    (2,804)
                                                              --------   --------   --------   --------   --------
Income (loss) before income taxes and cumulative effect of
  change in accounting principle............................       474       (697)      (180)        43       (919)
  Income tax benefit........................................       (13)        --         --        (42)        --
                                                              --------   --------   --------   --------   --------
        Income (loss) before cumulative effect of change in
          accounting principle..............................       487       (697)      (180)        85       (919)
  Cumulative effect of change in accounting principle.......        --         --         --          7         --
                                                              --------   --------   --------   --------   --------
        Net income (loss)...................................  $    487   $   (697)  $   (180)  $     92   $   (919)
                                                              ========   ========   ========   ========   ========
  Net income (loss) per share...............................  $   0.92   $  (1.38)  $  (0.55)  $   0.28   $  (3.01)
                                                              ========   ========   ========   ========   ========
  Weighted average number of shares outstanding.............   529,148    503,901    329,107    329,107    305,730
                                                              ========   ========   ========   ========   ========
Actual shares outstanding at end of year....................   529,167    529,107    329,107    329,107    329,107
                                                              ========   ========   ========   ========   ========
Book value per share........................................  $   8.50   $   7.60   $   7.81   $   9.03   $   8.75
                                                              ========   ========   ========   ========   ========
Ratios and Other Data:
  Return (loss) on average assets...........................      0.92%     (1.52)%    (0.44)%     0.20%     (1.68)%
  Return (loss) on average equity...........................     11.19     (15.87)     (6.32)      3.11     (26.84)
  Average equity to average assets..........................      8.21       9.59       6.89       6.55       6.25
  Net yield on average earning assets.......................      8.22       8.16       8.33       9.10       9.90
  Average earning assets to average interest-bearing
    liabilities.............................................      1.22       1.17       1.09       1.04       1.03
  Noninterest expense to average assets.....................      4.23       6.57       5.31       4.93       5.12
  Nonperforming assets as percent of total assets...........      1.07       4.09       7.29      10.27       8.19
  Allowance for loan losses to total loans..................      1.46       1.90       2.79       3.03       2.28

                                                              AT AND FOR THE THREE
                                                                  MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
At Period End:
  Cash and cash equivalents.................................  $  6,664    $  4,119
  Investment securities, including Federal funds sold.......    16,460       8,066
  Loans, net................................................    48,376      35,931
  Other assets..............................................     2,880       3,299
                                                              --------    --------
        Total assets........................................  $ 74,380    $ 51,415
                                                              ========    ========
  Deposits..................................................  $ 69,320    $ 46,957
  Other liabilities.........................................       350         197
  Shareholders' equity......................................     4,710       4,261
                                                              --------    --------
        Total liabilities and shareholders' equity..........  $ 74,380    $ 51,415
                                                              ========    ========
For the Period:
  Total interest income.....................................  $  1,273    $    911
  Total interest expense....................................       532         361
                                                              --------    --------
        Net interest income.................................       741         550
  Provision for loan losses.................................        --          --
                                                              --------    --------
  Net interest income after provision for loan losses.......       741         550
  Noninterest income........................................       112         212
  Noninterest expense.......................................      (622)       (512)
                                                              --------    --------
        Income before income taxes..........................       231         250
  Income tax benefit........................................        --         (13)
                                                              --------    --------
        Net income..........................................  $    231    $    263
                                                              ========    ========
  Net income per share......................................  $   0.44    $   0.50
                                                              ========    ========
  Weighted average number of shares outstanding.............   529,167     529,107
                                                              ========    ========
Actual shares outstanding at end of period..................   529,167     529,107
                                                              ========    ========
Book value per share........................................  $   8.90    $   8.05
                                                              ========    ========
Ratios and Other Data:
  Return on average assets..................................      1.37%       2.10%
  Return on average equity..................................     20.00       25.07
  Average equity to average assets..........................      6.86        8.37
  Net yield on average earning assets.......................      8.37        8.42
  Average earning assets to average interest-bearing
    liabilities.............................................      1.25        1.21
  Noninterest expense to average assets.....................      0.92        1.02
  Nonperforming assets as percent of total assets...........      1.01        3.01
  Allowance for loan losses to total loans..................      1.42        1.72

                            FIRST INDEPENDENCE BANK

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is provided to afford the reader an understanding of the major elements of First Independence Bank's financial condition, results of operation, capital resources and liquidity. It should be read in conjunction with the financial statements and notes thereto and other information appearing elsewhere in this Prospectus.

GENERAL

     First Independence (or the "Bank") is an FDIC-insured, state chartered commercial bank headquartered in Fort Myers, Florida and is a member of the Federal Reserve System. The Bank commenced operations on July 27, 1982. The Bank has two branch offices located in Fort Myers Beach and Sanibel Island, Florida, and its main business is to attract deposits and to invest those funds in loans, including both secured and unsecured commercial loans, consumer loans, construction and permanent residential mortgage loans, and the origination of loans secured by commercial real estate properties.

     At December 31, 1996, First Independence had total assets of $62.5 million, an increase of 29.4% over the $48.3 million recorded at December 31, 1995, and total shareholders' equity of $4.5 million, up 11.8% over the $4.0 million at December 31, 1995. For the twelve months ended December 31, 1996 it had net earnings of $487,189, an improvement of $1,183,541 from the loss reported for the twelve months ending December 31, 1995 of $696,352.

     During the year ended December 31, 1996, net loans increased 40.1% to $46.6 million from $33.2 million as of December 31, 1995. The Bank's portfolio of investment securities increased to $5.3 million as of December 31, 1996 from $4.9 million at December 31, 1995. The Bank's deposits increased to $57.7 million as of December 31, 1996 from $43.8 million at December 31, 1995. The 31.7% increase in deposits reflected the Bank's strategy of continuing to accept and retain deposit accounts for which funds can be prudently invested.

REGULATION AND LEGISLATION

     As a state-chartered commercial bank, the Bank is subject to extensive regulation by the Florida Department of Banking and Finance ("Florida Department") and the Federal Reserve Board. The Bank files reports with the Florida Department and the Federal Reserve concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as opening additional branch offices and mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida Department and the Federal Reserve to monitor the Bank's compliance with various regulatory requirements and safety and soundness. The Bank is also subject to regulation by the Federal Reserve with respect to reserves required to be maintained against deposits and certain other matters. As a Florida corporation, the Bank is subject to that state's banking laws and to certain regulations by the Florida Department.

CREDIT RISK

     The Bank's business activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While the Bank has instituted underwriting guidelines and credit review procedures to protect the Bank from avoidable credit losses, some losses will inevitably occur.

     The following tables set forth certain information regarding non-accrual loans and other real estate owned, the ratios of such loans and real estate owned to total assets as of the dates indicated, and certain other related information:

                                                              AT DECEMBER 31,
                                                 -----------------------------------------
                                                 1996     1995     1994     1993     1992
                                                 -----   ------   ------   ------   ------
                                                          (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate loans:
     Residential...............................  $  21   $   --   $   --   $   --   $   --
     Commercial................................     --       --       --       --       --
  Commercial loans.............................     --       --       --       --       18
  Consumer and other loans.....................     41       47       87      104      207
                                                 -----   ------   ------   ------   ------
          Total nonaccrual loans...............     62       47       87      104      225
Loans 90 or more days past due and accruing....     --       --       --       87       --
                                                 -----   ------   ------   ------   ------
          Total nonperforming loans............     62       47       87      191      225
Other real estate owned:
  Real estate acquired by foreclosure or deed
     in lieu of foreclosure or in-substance
     foreclosures..............................    606    1,929    2,996    4,165    3,893
                                                 -----   ------   ------   ------   ------
          Total nonperforming assets...........  $ 668   $1,976   $3,083   $4,356   $4,118
                                                 =====   ======   ======   ======   ======
          Total nonperforming loans to total
            assets.............................   0.10%    0.10%    0.21%    0.46%    0.45%
                                                 =====   ======   ======   ======   ======
          Total nonperforming assets to total
            assets.............................   1.07%    4.09%    7.29%   10.48%    8.19%
                                                 =====   ======   ======   ======   ======

                                                               AT MARCH 31,
                                                              --------------
                                                              1997     1996
                                                              -----   ------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Nonaccrual loans:
  Real estate loans:
     Residential............................................  $  21   $   --
     Commercial.............................................     --       55
  Commercial loans..........................................     --       --
  Consumer and other loans..................................     37       --
                                                              -----   ------
          Total nonaccrual loans............................     58       55
Loans 90 or more days past due and accruing.................     90       --
                                                              -----   ------
          Total nonperforming loans.........................    148       55
Other real estate owned:
  Real estate acquired by foreclosure or deed in lieu of
     foreclosure or in-substance foreclosures...............    606    1,491
                                                              -----   ------
          Total nonperforming assets........................  $ 754   $1,546
                                                              =====   ======
          Total nonperforming loans to total assets.........   0.20%    0.11%
                                                              =====   ======
          Total nonperforming assets to total assets........   1.01%    3.01%
                                                              =====   ======

     The following tables set forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                                 YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------
                                      1996      1995      1994      1993      1992
                                     -------   -------   -------   -------   -------
                                                 (DOLLARS IN THOUSANDS)
Average loans outstanding..........  $39,917   $28,917   $24,354   $28,297   $37,647
                                     =======   =======   =======   =======   =======
Allowance at beginning of period...  $   643   $   696   $   747   $   772   $   451
                                     -------   -------   -------   -------   -------
  Loans charged off:
     Real estate loans.............       --        --        --        61       192
     Commercial loans..............        8        99        --       376       536
     Consumer loans................       80        --       244        --        --
                                     -------   -------   -------   -------   -------
          Total loans
            charged-off............       88        99       244       437       728
  Recoveries.......................       27        28        61        26        20
                                     -------   -------   -------   -------   -------
     Net charge-offs
       (recoveries)................       61        71       183       411       708
     Provision for loan losses
       charged to operating
       expenses....................      108        18       132       386     1,029
                                     -------   -------   -------   -------   -------
     Allowance at end of period....  $   690   $   643   $   696   $   747   $   772
                                     =======   =======   =======   =======   =======
     Net charge-offs to average
       loans outstanding...........     0.15%     0.25%     0.75%     1.45%     1.88%
                                     =======   =======   =======   =======   =======
     Allowance to period-end
       loans.......................     1.46%     1.90%     2.79%     3.03%     2.28%
                                     =======   =======   =======   =======   =======
Period end total loans.............  $47,244   $33,879   $24,966   $24,615   $33,884
                                     =======   =======   =======   =======   =======

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997          1996
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Average loans outstanding...................................   $48,107       $34,571
                                                               =======       =======
Allowance at beginning of period............................   $   690       $   643
                                                               -------       -------
  Loans charged off:
     Real estate loans......................................        --            --
     Commercial loans.......................................        --            11
     Consumer loans.........................................        --             8
                                                               -------       -------
          Total loans charged-off...........................        --            19
  Recoveries................................................         8             3
                                                               -------       -------
  Net charge-offs (recoveries)..............................        (8)           16
  Provision for loan losses charged to operating expenses...        --            --
                                                               -------       -------
     Allowance at end of period.............................   $   698       $   627
                                                               =======       =======
     Net charge-offs (recoveries) to average loans
       outstanding..........................................     (0.02)%        0.05%
                                                               =======       =======
     Allowance to period-end loans..........................      1.42%         1.72%
                                                               =======       =======
Period end total loans......................................   $49,074       $36,558
                                                               =======       =======

RESULTS OF OPERATIONS

     The operating results of the Bank depend primarily on its net interest income, which is equal to the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, which consist primarily of deposits. Net interest income is determined by reference to (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("net interest spread"), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net interest spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Bank's net earnings are also affected by the level of nonperforming loans and real estate owned, as well as the level of its non-interest income and non-interest expenses, such as salaries and employee benefits, occupancy, check and data processing and equipment costs and provisions for loan losses.

     The following tables set forth for the periods indicated information regarding (i) the total dollar amount of interest income of the Bank from earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost;
(iii) net interest income; (iv) net interest spread; and (v) net interest margin. Average balances are based upon daily balances.

                                                                     YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------------------------------------
                                                1996                          1995                          1994
                                     ---------------------------   ---------------------------   ---------------------------
                                     AVERAGE              YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                     BALANCE   INTEREST    RATE    BALANCE   INTEREST    RATE    BALANCE   INTEREST    RATE
                                     -------   --------   ------   -------   --------   ------   -------   --------   ------
                                                                     (DOLLARS IN THOUSANDS)
Earning assets:
  Loans(1).........................  $39,917    $3,492     8.75%   $28,917    $2,656     9.18%   $24,354    $2,372     9.74%
  Investment securities............    5,246       290     5.53      8,067       439     5.44      6,850       326     4.76
  Federal funds sold...............    2,492       134     5.38      3,146       180     5.72      2,230        88     3.95
                                     -------    ------     ----    -------    ------     ----    -------    ------    -----
  Total earning assets.............   47,655     3,916     8.22     40,130     3,275     8.16     33,434     2,786     8.33
                                                ------     ----               ------     ----               ------    -----
Non-earning assets.................    5,390                         5,627                         7,861
                                     -------                       -------                       -------
         Total assets..............  $53,045                       $45,757                       $41,295
                                     =======                       =======                       =======
Interest-bearing liabilities:
  Savings and NOW accounts.........  $10,038       167     1.66    $12,125       242     2.00    $11,177       232     2.08
  Money market deposits............    3,765        75     1.99      3,624       110     3.04      5,854       115     1.96
  Certificates of deposit..........   25,351     1,449     5.72     18,515     1,004     5.42     13,585       615     4.53
  Borrowings.......................       11         1     9.09         --         1     0.00         30         3    10.00
                                     -------    ------     ----    -------    ------     ----    -------    ------    -----
         Total interest-bearing
           liabilities.............   39,165     1,692     4.32     34,264     1,357     3.96     30,646       965     3.15
                                                ------     ----               ------     ----               ------    -----
Noninterest-bearing liabilities....    9,526                         7,107                         7,802
Shareholders' equity...............    4,354                         4,386                         2,847
                                     -------                       -------                       -------
         Total liabilities and
           shareholders' equity....  $53,045                       $45,757                       $41,295
                                     =======                       =======                       =======
Net interest income................             $2,224                        $1,918                        $1,821
                                                ======                        ======                        ======
Net interest spread(2).............                        3.90%                         4.20%                         5.18%
                                                           ====                          ====                         =====
Net interest margin(3).............                        4.67%                         4.78%                         5.45%
                                                           ====                          ====                         =====
Ratio of average earning assets to
  average interest-bearing
  liabilities......................     1.22                          1.17                          1.09
                                     =======                       =======                       =======

                                                                 THREE MONTHS ENDED MARCH 31,
                                               ----------------------------------------------------------------
                                                            1997                              1996
                                               ------------------------------    ------------------------------
                                               AVERAGE                YIELD/     AVERAGE                YIELD/
                                               BALANCE    INTEREST    RATE(4)    BALANCE    INTEREST    RATE(4)
                                               -------    --------    -------    -------    --------    -------
                                                                    (DOLLARS IN THOUSANDS)
Earning assets:
  Loans(1)...................................  $48,107     $1,092      9.08%     $34,571      $793       9.18%
  Investment securities......................    6,871        107      6.23        5,234        70       5.35
  Federal funds sold.........................    5,859         74      5.05        3,460        48       5.55
                                               -------     ------      ----      -------      ----       ----
         Total earning assets................   60,837      1,273      8.37       43,265       911       8.42
                                                           ------      ----                   ----       ----
Non-earning assets...........................    6,477                             6,877
                                               -------                           -------
         Total assets........................  $67,314                           $50,142
                                               =======                           =======
Interest-bearing liabilities:
  Savings and NOW accounts...................  $ 9,437         42      1.78      $11,993        50       1.67
  Money market deposits......................    7,509         42      2.24        3,467        18       2.08
  Certificates of deposit....................   31,777        448      5.64       20,334       293       5.76
                                               -------     ------      ----      -------      ----       ----
         Total interest-bearing
           liabilities.......................   48,723        532      4.37       35,794       361       4.03
                                                           ------      ----                              ----
Noninterest-bearing liabilities..............   13,971                            10,151
Shareholders' equity.........................    4,620                             4,197
                                               -------                           -------
         Total liabilities and shareholders'
           equity............................  $67,314                           $50,142
                                               =======                           =======
Net interest income..........................              $  741                             $550
                                                           ======                             ====
Net interest spread(2).......................                          4.00%                             4.39%
                                                                       ====                              ====
Net interest margin(3).......................                          4.87%                             5.08%
                                                                       ====                              ====
Ratio of average earning assets to average
  interest-bearing liabilities...............     1.25                              1.21
                                               =======                           =======

---------------

(1) Includes nonaccrual loans.
(2) Represents the difference between the yield on earning assets and the cost of interest-bearing liabilities.
(3) Represents the net interest income divided by average earning assets.
(4) Annualized.

RATE/VOLUME ANALYSIS

     The following tables set forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                               THREE MONTHS ENDED MARCH 31,
                                                                       1997 VS. 1996
                                                              -------------------------------
                                                                INCREASE (DECREASE) DUE TO
                                                                      (IN THOUSANDS)
                                                              -------------------------------
                                                                               RATE/
                                                              RATE    VOLUME   VOLUME   TOTAL
                                                              -----   ------   ------   -----
Interest-earning assets:
  Loans.....................................................  $  (9)  $  310    $ (2)   $ 299
  Investment securities.....................................     12       22       3       37
  Other earning assets......................................     (4)      33      (3)      26
                                                              -----   ------    ----    -----
          Total.............................................     (1)     365      (2)     362
                                                              -----   ------    ----    -----
Interest-bearing liabilities:
  Deposits:
     Savings and NOW accounts...............................      3      (11)     --       (8)
     Money market accounts..................................      1       21       2       24
     Certificates of deposit................................     (6)     165      (4)     155
                                                              -----   ------    ----    -----
          Total.............................................     (2)     175      (2)     171
                                                              -----   ------    ----    -----
Net change in net interest income...........................  $   1   $  190    $ --    $ 191
                                                              =====   ======    ====    =====

                                                                  YEAR ENDED DECEMBER 31,
                                                                       1996 VS. 1995
                                                              -------------------------------
                                                                INCREASE (DECREASE) DUE TO
                                                                      (IN THOUSANDS)
                                                              -------------------------------
                                                                               RATE/
                                                              RATE    VOLUME   VOLUME   TOTAL
                                                              -----   ------   ------   -----
Interest-earning assets:
  Loans.....................................................  $(124)  $1,010    $(50)   $ 836
  Investment securities.....................................      7     (153)     (3)    (149)
  Other earning assets......................................    (11)     (37)      2      (46)
                                                              -----   ------    ----    -----
          Total.............................................   (128)     820     (51)     641
                                                              -----   ------    ----    -----
Interest-bearing liabilities:
  Deposits:
     Savings and NOW accounts...............................    (41)     (42)      8      (75)
     Money market accounts..................................    (38)       4      (1)     (35)
     Certificates of deposit................................     56      370      19      445
                                                              -----   ------    ----    -----
          Total.............................................    (23)     332      26      335
                                                              -----   ------    ----    -----
Net change in net interest income...........................  $(105)  $  488    $(77)   $ 306
                                                              =====   ======    ====    =====

                                                                  YEAR ENDED DECEMBER 31,
                                                                       1995 VS. 1994
                                                              -------------------------------
                                                                INCREASE (DECREASE) DUE TO
                                                                      (IN THOUSANDS)
                                                              -------------------------------
                                                                               RATE/
                                                              RATE    VOLUME   VOLUME   TOTAL
                                                              -----   ------   ------   -----
Interest-earning assets:
  Loans.....................................................  $(136)  $  444    $(24)   $ 284
  Investment securities.....................................     47       58       8      113
  Other earning assets......................................     39       36      17       92
                                                              -----   ------    ----    -----
          Total.............................................    (50)     538       1      489
                                                              -----   ------    ----    -----
Interest-bearing liabilities:
  Deposits:
     Savings and NOW accounts...............................     (9)      20      (1)      10
     Money market accounts..................................     63      (44)    (24)      (5)
     Certificates of deposit................................    121      223      45      389
  Borrowings................................................     (3)      (3)      4       (2)
                                                              -----   ------    ----    -----
          Total.............................................    172      196      24      392
                                                              -----   ------    ----    -----
Net change in net interest income...........................  $(222)  $  342    $(23)   $  97
                                                              =====   ======    ====    =====

LIQUIDITY AND CAPITAL RESOURCES

     A Florida-chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less public funds deposits. The liquidity reserve may consist of cash on hand, cash on deposit with other correspondent banks, federal funds sold, and certain investments as determined by the rules of the Florida Department. As of December 31, 1996 and December 31, 1995, the Bank's liquidity reserve totaled $13,000,462 and $10,961,845, respectively, or approximately 22.5% and 25.0% of its total deposits.

     The following table sets forth the carrying value of the Bank's investment portfolio as of the dates indicated:

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1996      1995      1994
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Securities Available for Sale:
  U.S. Treasury securities...............................  $1,003    $1,008    $3,405
  U.S. Government agencies...............................   4,181     3,708     4,520
  Other securities.......................................     157       162       112
                                                           ------    ------    ------
          Total investment securities....................  $5,341    $4,878    $8,037
                                                           ======    ======    ======

     The following table sets forth, by maturity distribution, certain information pertaining to the Bank's investment securities portfolio at December 31, 1996:

                                                               SECURITIES AVAILABLE
                                                                     FOR SALE
                                                              -----------------------
                                                              AMORTIZED    ESTIMATED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
                                                                  (IN THOUSANDS)
Due in:
  One year or less..........................................   $  999        $1,002
  After one through five years..............................    3,000         2,988
  After five through ten years..............................      591           569
  Mortgage-backed securities/other..........................      790           782
                                                               ------        ------
          Total.............................................   $5,380        $5,341
                                                               ======        ======

     At December 31, 1996 the securities available for sale portfolio carried a 5.99% aggregate yield to maturity. There were no held to maturity securities at December 31, 1996.

     The Bank's primary sources of funds consist of principal payments on loans and investment securities, proceeds from sales and maturities of investment securities and net increases in deposits. The Bank uses its capital resources principally to purchase investment securities and fund existing and continuing loan commitments. At December 31, 1996 and 1995, the Bank had commitments to originate loans totaling $4.4 million and $6.1 million, respectively. Scheduled maturities of certificates of deposit during the next 12 months following December 31, 1996 totaled $28.6 million.

REGULATORY CAPITAL REQUIREMENTS

     For the purpose of evaluating the minimum capital adequacy of a financial institution, Federal banking regulators have adopted regulations which make reference to the institution's "Tier 1 leverage" capital and also to its "total" capital. In most instances, "Tier 1 leverage" capital will consist solely of funds permanently committed to the institution (i.e., shareholders' equity), less net intangible assets. Conversely, "total" capital (comprised of the sum of Tier 1 and supplementary, or Tier 2 capital) includes not only shareholders' equity, but the allowance for loan losses (subject to limitations). Under FDIC regulations, the Bank is required to meet certain minimum capital thresholds. The requirement is not a valuation allowance and has not been created by charges against earnings; rather, it represents a restriction on shareholders' equity. The following chart compares the minimum capital ratios required by the FDIC to the ratios maintained by First Independence:

                                                                       MINIMUM AMOUNT AND
                                                  ACTUAL                 RATIO REQUIRED
                                          -----------------------    -----------------------
                                              AMOUNT        RATIO        AMOUNT        RATIO
                                          --------------    -----    --------------    -----
                                          (IN THOUSANDS)             (IN THOUSANDS)
As of December 31, 1996:
  Total Capital (to Risk Weighted
     Assets)............................      $5,086        11.0%        $3,615         8.0%
  Tier 1 Capital (to Risk Weighted
     Assets)............................       4,521        10.0          1,807         4.0
  Tier 1 Capital (to Average Assets)....       4,521         8.0          2,362         4.0
As of March 31, 1997:
  Total Capital (to Risk Weighted
     Assets)............................      $5,355        11.0%        $3,857         8.0%
  Tier 1 Capital (to Risk Weighted
     Assets)............................       4,752        10.0          1,929         4.0
  Tier 1 Capital (to Average Assets)....       4,752         7.0          2,693         4.0

ASSET AND LIABILITY MANAGEMENT

     As part of its asset and liability management, the Bank has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Bank's earnings. Management believes that these processes and procedures provide the Bank with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in controls and less exposure to interest-rate risk.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest-rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest-rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate-sensitive assets to rate-sensitive liabilities. A gap ratio of 1.0 represents perfect matching. A gap is considered positive when the interest-rate sensitive assets exceed interest-rate sensitive liabilities. A gap is considered negative when interest-rate sensitive liabilities exceed interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Bank's results of operations, management continues to monitor asset and liability management policies to better match the maturities and repricing terms of the Bank's interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term investments).

     The Bank has also maintained a relatively large portfolio of liquid assets (cash and assets maturing or repricing in one year or less) in order to reduce its vulnerability to shifts in market rates of interest. At December 31, 1996 and 1995, 14.12% and 16.97%, respectively, of the Bank's total assets consisted of cash, federal funds sold, and short-term U.S. Government securities, and its overall liquidity ratio was approximately 22.5% and 25.0% of total deposits.

     The Bank seeks to maintain a large stable core deposit base by providing quality service to its customers without significantly increasing its cost of funds or operating expenses. The success of the Bank's core deposit strategy is demonstrated by the stability of its money-market deposit accounts, savings accounts and NOW accounts, which, in the aggregate, totaled $14.0 million, representing 24.30% of total deposits at December 31, 1996 and $14.8 million or 33.77% of such deposits at December 31, 1995. These accounts bore a weighted-average rate of 1.75% at December 31, 1996 and 2.22% at December 31, 1995.

     As of December 31, 1996, the Bank's cumulative one-year interest-rate sensitivity gap ratio was 0.87%. Although management believes that the implementation of the referenced strategies has reduced the potential adverse effects of changes in interest rates on the Bank's results of operations, any substantial and prolonged increase in market interest rates could have an adverse impact on the Bank's results of operations. Management monitors the Bank's interest-rate sensitivity gap on a monthly basis, having retained an external consulting firm to provide practical and theoretical gap reports. The practical gap report is based on the Federal Reserve's March 26, 1993 draft for incorporating Interest-Rate Risk into Risk-Based Capital Standards.

     The Bank's management monitors interest rate risk by reviewing several areas of the Bank's operation, such as liquidity, volatile liability dependency and rate sensitivity, operating within the targets and guidelines of the Bank's Funds Management policy. Although management believes little can be done until the maturity of the Bank's deposits occur to effect changes in rate sensitivity, the asset mix continues to move toward less rate sensitivity for all time periods, and while a negative gap will continue in the one year time period, it should decline in line with management goals.

     The following table sets forth certain information relating to the Bank's earning assets and interest-bearing liabilities at March 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown:

                                                                  MORE THAN
                                                                 ONE YEAR TO   MORE THAN
                                                      ONE YEAR   FIVE YEARS    FIVE YEARS    TOTAL
                                                      --------   -----------   ----------   -------
                                                                 (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Mortgage and Commercial Loans(1)(2):
  Adjustable Rate (all property types)..............  $25,712      $ 6,324       $    --    $32,036
  Fixed Rate........................................    2,259        7,822         1,605     11,686
                                                      -------      -------       -------    -------
          Total mortgage and commercial loans.......   27,971       14,146         1,605     43,722
Consumer and other loans(1)(2)......................    1,322        3,171            12      4,505
Short-term cash equivalents.........................    9,167           --            --      9,167
Investments(3)......................................      999        5,000           751      6,750
                                                      -------      -------       -------    -------
          Total Earning Assets......................   39,459       22,317         2,368     64,144
                                                      -------      -------       -------    -------
INTEREST-BEARING LIABILITIES(4):
  Certificates of deposit...........................   24,047        7,304            --     31,351
  Savings and NOW accounts..........................   12,212           --            --     12,212
  Money market accounts.............................    9,009           --            --      9,009
                                                      -------      -------       -------    -------
          Total Interest-Bearing Liabilities........   45,268        7,304            --     52,572
                                                      -------      -------       -------    -------
Rate Sensitivity GAP................................  $(5,809)     $15,013       $ 2,368    $11,572
                                                      -------      -------       -------    -------
Cumulative Rate Sensitivity GAP.....................  $(5,809)     $ 9,204       $11,572    $11,572
                                                      =======      =======       =======    =======
Rate Sensitivity GAP Ratio..........................     0.87%        3.06%           --%    122.01%
Cumulative Rate Sensitivity GAP Ratio...............     0.87%        1.18%       122.01%    122.01%
Ratio of Cumulative GAP to Total Earning Assets.....    (9.06)%      14.35%        18.04%     18.04%

---------------

(1) In preparing the table above, adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2) Excludes nonaccrual loans.
(3) Investments are scheduled through repricing and maturity dates.
(4) Checking accounts, NOW accounts, savings accounts and money market deposit accounts are regarded as ready accessible withdrawable accounts. All other time accounts are scheduled through the maturity dates.

     Loan Maturities. The table below sets forth the contractual maturity of the Bank's commercial loan and construction loan portfolios at March 31, 1997. Demand loans, secured exclusively by passbook savings or CD's and having no stated schedule of repayments and no stated maturity, are reported as due within one year. The table does not reflect anticipated prepayments.

                      MATURITY SCHEDULE OF SELECTED LOANS

                                                             0 - 12     1 - 5    OVER 5
                                                             MONTHS     YEARS    YEARS     TOTAL
                                                             -------   -------   ------   -------
                                                                        (IN THOUSANDS)
Commercial, financial, and agricultural....................  $13,524   $12,032   $2,193   $27,749
Real Estate -- Construction................................      996       128       --     1,124
                                                             -------   -------   ------   -------
  Total....................................................  $14,520   $12,160   $2,193   $28,873
                                                             =======   =======   ======   =======
Fixed Interest Rate........................................  $ 2,975   $ 8,508   $1,556   $13,039
Variable Interest Rate.....................................   11,545     3,652      637    15,834

     The following table shows the distribution of, and certain other information relating to the Bank's deposit accounts, by type:

                                                                             AT DECEMBER 31,
                                                AT MARCH 31,      -------------------------------------
                                                    1997                1996                1995
                                              -----------------   -----------------   -----------------
                                                         % OF                % OF                % OF
                                              AMOUNT    DEPOSIT   AMOUNT    DEPOSIT   AMOUNT    DEPOSIT
                                              -------   -------   -------   -------   -------   -------
                                                               (DOLLARS IN THOUSANDS)
Demand deposits.............................  $16,747     24.2%   $11,258     19.5%   $ 8,196     18.7%
Savings and NOW deposits....................   12,212     17.6     10,035     17.4     11,504     26.3
Money market deposits.......................    9,009     13.0      3,983      6.9      3,284      7.5
                                              -------    -----    -------    -----    -------    -----
          Subtotal..........................   37,968     54.8     25,276     43.8     22,984     52.5
                                              -------    -----    -------    -----    -------    -----
Certificates of deposit
  2.00 -- 3.99%.............................       --       --         --       --        158      0.4
  4.00 -- 5.99..............................   30,143     43.5     31,636     54.9     12,654     28.9
  6.00 -- 7.99..............................    1,209      1.7        764      1.3      7,966     18.2
  8.00 -- 9.99..............................       --       --         12       --         32       --
                                              -------    -----    -------    -----    -------    -----
  Total certificates of deposit(1)..........   31,352     45.2     32,412     56.2     20,810     47.5
                                              -------    -----    -------    -----    -------    -----
  Total deposits............................  $69,320    100.0%   $57,688    100.0%   $43,794    100.0%
                                              =======    =====    =======    =====    =======    =====

---------------

(1) Includes individual retirements accounts ("IRA") totaling $584,915, $587,913 and $240,672 for March 31, 1997 and December 31, 1996 and 1995,
    respectively, all of which were in the form of certificates of deposits.

     The following table shows the average amount of and the average rate paid on each of the following deposit accounts categories during the periods indicated:

                                                THREE MONTHS             YEAR ENDED DECEMBER 31,
                                                    ENDED         -------------------------------------
                                               MARCH 31, 1997           1996                1995
                                              -----------------   -----------------   -----------------
                                              AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                              BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                              -------   -------   -------   -------   -------   -------
                                                               (DOLLARS IN THOUSANDS)
  Noninterest bearing checking accounts.....  $ 9,910    0.00%    $ 9,226    0.00%    $ 6,601    0.00%
  NOW and savings accounts..................    9,437    1.78      10,038    1.66      12,125    2.00
  Money market accounts.....................    7,509    2.24       3,765    1.99       3,624    3.04
  Certificates of deposit...................   31,777    5.64      25,351    5.72      18,516    5.42
                                              -------             -------             -------
            Total deposits..................  $58,633    3.62     $48,380    3.50     $40,866    3.32
                                              =======             =======             =======

     The following table presents for various interest rate categories the amounts of outstanding certificates of deposit at December 31, 1996 which mature during the periods indicated:

MATURITY
--------                                                      (IN THOUSANDS)
1997........................................................     $28,600
1998........................................................       2,509
1999........................................................       1,303
                                                                 -------
          Total.............................................     $32,412
                                                                 =======

     Jumbo certificates ($100,000 and over) outstanding as of March 31, 1997 mature as follows:

MATURITY                                                      (IN THOUSANDS)
--------                                                      --------------
Due within three months or less.............................      $1,405
Due over three months to six months.........................       2,775
Due over six months to one year.............................         309
Due over one year...........................................       1,118
                                                                  ------
          Total.............................................      $5,607
                                                                  ======

COMPARISON OF THREE MONTHS ENDED MARCH 1997 AND 1996

     General. Net income for the three months ended March 31, 1997 was $230,982 or $.44 per share compared to $263,070 or $.50 per share for the same period in 1996. The decrease in earnings was due primarily to an increase in noninterest expense (primarily compensation) offset by an increase in net interest income and a decrease in noninterest income, which was primarily the result of the gain associated with the one-time termination of the Bank's deferred compensation plans during 1996.

     Interest Income and Expense. Interest income increased $361,856 or 39.7% to $1,272,778 during the three months ended March 31, 1997. Interest on loans increased $298,286 to $1,091,539 due to an increase in the average loan portfolio from $34,571,000 for the quarter ended March 31, 1996 to $48,107,000 for the quarter ended March 31, 1997. Interest on investment securities increased $37,659 to $107,101 due to an increase in the average amount invested in securities during first quarter 1997 compared with 1996.

     Interest expense on deposit accounts increased from $360,639 for the three months ended March 31, 1996 to $531,310 for the three months ended March 31, 1997. This increase was primarily the result of an increase in the average balance of deposits enhanced by a slight increase in average rates paid on deposit accounts.

     Provision for Credit Losses. The provision for credit losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. No provision for loan losses was recorded for the three months ended March 31, 1997 and 1996. The allowance for loan losses increased from $626,587 at March 31, 1996 to $698,027 at March 31, 1997. Nonperforming loans as a percentage of total assets were .20% at March 31, 1997 as compared to .11% at March 31, 1996. While management believes that its allowance for loan losses was adequate as of March 31, 1997, future adjustments to the Bank's allowance for loan losses may be necessary if economic and other conditions differ substantially from the assumptions used in making the determination.

     Total Noninterest Expense. Total noninterest expense increased 21.6% from $511,848 for the three months ended March 31, 1996 to $622,286 for the three months ended March 31, 1997. The increase was primarily due to an increase in compensation expense of approximately $68,000.

     Income Tax Benefit. No income tax benefit was recorded for the three months ended March 31, 1997. The income tax benefit of $12,907 recorded for the year ended December 31, 1996 results primarily from the refund received related to overpayment of taxes paid in prior years.

COMPARISON OF YEARS ENDED DECEMBER 1996 AND 1995

     General. Net income for the year ended December 31, 1996 was $487,189 or $.92 per share compared to a net loss of $696,352 or $1.38 per share for 1995. The increase in earnings of $1,183,541 was due primarily to an increase in net interest income and a decrease in noninterest expense.

     Interest Income and Expense. Interest income increased $640,484 or 19.6% to $3,915,901 during the year ended December 31, 1996. Interest on loans increased $835,985 to $3,491,859 due to an increase in the average loan portfolio from $28,917,000 during 1995 to $39,917,000 during 1996. Interest on investment securities decreased $149,502 to $290,024 due to a decrease in the average amount invested in securities during 1996 compared with 1995.

     Interest expense on deposit accounts and short-term borrowings increased from $1,357,545 for the year ended December 31, 1995 to $1,692,339 for the year ended December 31, 1996. This increase was primarily the result of an increase in the average balance of deposits, as well as a slight increase in rates paid on deposit accounts.

     Provision for Credit Losses. The provision for loan losses increased from $17,500 for the year ended December 31, 1995 to $108,203 during 1996. The allowance for loan losses increased from $643,142 at December 31, 1995 to $689,817 at December 31, 1996. Nonperforming loans as a percentage of total assets were .10% at December 31, 1996 as compared to .92% at December 31, 1995.

     Total Noninterest Expense. Total noninterest expense decreased 25.4% from $3,008,068 for the year ended December 31, 1995 to $2,243,560 for the year ended December 31, 1996. The decrease was primarily due to a decrease in expenses related to other real estate owned. Other real estate owned decreased from $1,928,293 at December 31, 1995 to $606,300 at December 31, 1996. In addition, the improved financial condition of the Bank resulted in lower FDIC insurance assessments and fewer regulatory examinations during 1996.

     Income Tax Benefit. The income tax benefit of $12,907 recorded for the year ended December 31, 1996 results primarily from the refund received related to overpayment of taxes paid in prior years. No income tax benefit was recorded during 1995 since a valuation allowance was established to reduce the value of the Bank's net operating loss carryforward to that amount which, based on the Bank's history of operating results and expectations for the future, was more likely than not to be fully realized.

COMPARISON OF YEARS ENDED DECEMBER 1995 AND 1994.

     General. The net loss for the year ended December 31, 1995 was $696,352 or $1.38 per share compared to a net loss of $180,203 or $.55 per share for 1994. The decrease in earnings was due primarily to an increase in other noninterest expense.

     Interest Income and Expense. Interest income increased $571,288 or 20.6% to $3,348,964 during the year ended December 31, 1995. Interest on loans increased $365,235 to $2,729,422 due to an increase in the average loan portfolio from $24,354,000 during 1994 to $28,917,000 during 1995. Interest on investment securities increased $114,114 to $439,525 due primarily to an increase in the average amount invested in securities during 1995 compared with 1994.

     Interest expense on deposit accounts and short-term borrowings increased from $965,371 for the year ended December 31, 1994 to $1,357,545 for the year ended December 31, 1995. This increase was primarily the result of an increase in the average balance of deposits and an increase in rates paid on interest-bearing liabilities from 3.15% during 1994 to 3.96% during 1995.

     Provision for Credit Losses. The provision for credit losses decreased from $131,550 for the year ended December 31, 1994 to $17,500 for 1995. The allowance for loan losses decreased from $696,644 at December 31, 1994 to $643,142 at December 31, 1995.

     Noninterest Expense. Total noninterest expense increased 37.3% from $2,191,069 for the year ended December 31, 1994 to $3,008,064 for the year ended December 31, 1995. The increase was primarily due to an increase in employee compensation and expenses related to other real estate owned, including losses on sales of certain properties and an increase in the valuation reserve. There were smaller increases in occupancy and equipment expense from 1994 to 1995.

     Income Tax Benefit. No income tax benefit was recorded during 1995 or 1994 since a valuation allowance was established to reduce the value of the Bank's net operating loss carryforward to that amount which, based on the Bank's history of operating results and expectations for the future, was more likely than not to be fully realized.

COMPARISON OF YEARS ENDED DECEMBER 1994 AND 1993.

     General. The net loss for the year ended December 31, 1994 was $180,203 or $.55 per share compared to net income of $92,217 or $.28 per share for 1993. The decrease in earnings was due primarily to decreases in both net interest income and noninterest income, partially offset by a decrease in the loan loss provision.

     Interest Income. Interest income decreased $493,437 or 15.0% during the year ended December 31, 1994. Interest on loans decreased $489,517 to $2,372,059 due to a decrease in the average loan portfolio from $28,297,000 during 1993 to $24,354,000 during 1994. Interest on investment securities decreased from $341,624 for the year ended December 31, 1993 to $325,411 for the year ended December 31, 1994, due to a decrease in the average yield earned on investment securities from 5.91% during 1993 to 4.76% during 1994, even though the average amount invested in securities increased during 1994 as compared to 1993.

     Interest Expense. Interest expense on deposit accounts and short-term borrowings decreased from $1,092,902 for the year ended December 31, 1993 to $965,371 for the year ended December 31, 1994. This decrease was primarily the result of a decrease in the average balance of deposits during 1994 as compared to 1993.

     Noninterest Expense. Total noninterest expense decreased 1.67% from $2,228,283 for the year ended December 31, 1993 to $2,191,069 for the year ended December 31, 1994. The decrease was primarily due to decreases in employee compensation and occupancy and equipment expenses.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared on the traditional basis of accounting, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

FUTURE ACCOUNTING REQUIREMENTS

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125), which provides accounting and reporting standards for certain transfers and servicing of financial assets, as well as extinguishment of liabilities. SFAS 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125, as amended by SFAS 127, is generally effective for activities under the standards that occur after December 31, 1997. Management does not anticipate SFAS 125 will have a material impact on the Bank.

     The FASB has also issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 establishes standards for computing and presenting earnings per share, making them comparable to international accounting standards. It replaces the previously-required presentation of primary earnings per share with a presentation of basic earnings per share, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Under SFAS 128, dilution is excluded from basic earnings per share. SFAS 128 is effective for periods ending after December 15, 1997, and earlier application is not permitted. Other than the required restatement after the effective date of prior earnings per share data, management does not believe SFAS 128 will have any material effect on the Bank.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates Colonial Bank as its wholly owned commercial banking subsidiary in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank, an Alabama banking corporation, conducts a full service commercial banking business through 110 branches in Alabama, three branches in Tennessee, fourteen branches in Georgia and 44 branches in Florida. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $10.6 billion in residential loan and which originates mortgages in 37 states through 6 regional offices. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (24%) and residential real estate loans (43%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

PROPOSED AFFILIATE BANKS

     Since May 1, 1997, BancGroup has merged two banking institutions into
BancGroup: Great Southern and First Commerce, both located in Florida, with aggregate assets and stockholders' equity acquired of $230 million and $21 million, respectively. These acquisitions are included in the pro forma statements contained herein.

     See "THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES -- Condensed Pro Forma Statements of Condition (Unaudited)."

     BancGroup has entered into a definitive agreement dated as of June 23, 1997, to acquire Dadeland Bancshares, Inc. ("Dadeland"). Dadeland is a Florida corporation and is a holding company for Dadeland Bank located in Miami, Florida. Dadeland will merge with BancGroup and following such merger Dadeland Bank will merge with Colonial Bank. BancGroup will pay an aggregate merger consideration of $38,000,000 in cash for the shares of Dadeland common stock currently outstanding. This transaction is subject to, among other things, approval by the stockholders of Dadeland and approval by appropriate regulatory authorities. At March 31, 1997, Dadeland has assets of $136.6 million, deposits of $113.3 million and stockholders' equity of $15.4 million.

     BancGroup has entered into a letter of intent dated as of July 1, 1997, to acquire ASB Bancshares, Inc. ("ASB"). ASB is an Alabama corporation and is a holding company for Ashville Savings Bank located in St. Clair County, Alabama. ASB will merge with BancGroup and following such merger Ashville Savings Bank will merge with Colonial Bank. BancGroup will issue a maximum of 617,054 shares of its Common Stock, depending upon the market value at the time of such merger,
and issue an aggregate amount of $               in subordinated debentures to
the shareholders of ASB. This transaction is subject to, among other things, the execution of a definitive agreement, approval by the stockholders of ASB and approval by appropriate regulatory authorities. At March 31, 1997, ASB has assets of $140.6 million, deposits of $128.3 million and stockholders' equity of $11.2 million.

     BancGroup has entered into a letter of intent dated as of July 21, 1997, to acquire South Florida Banking Corp. ("South Florida"). South Florida is a Florida corporation and is a holding company for First National Bank of Florida at Bonita Springs located in Lee County, Florida. South Florida will merge with BancGroup and following such merger First National Bank of Florida at Bonita Springs will merge with Colonial Bank. BancGroup will issue an estimated maximum of 2,007,000 shares of its Common Stock to the shareholders of South Florida. The transaction is subject to, among other things, the execution of a definitive agreement, approval by the shareholders of South Florida and approval by appropriate regulatory authorities. At March 31, 1997, south Florida has assets of 245.2 million, deposits of 215.5 million and shareholders' equity of 15.1 million.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of April 30, 1997, BancGroup had issued and outstanding 40,740,357 shares of BancGroup Common Stock with 7,729 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 1,839,981 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 512,800 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 100,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of April 30, 1997, of more than five percent of BancGroup's outstanding Common Stock.

                                                                               PERCENTAGE
                                                               COMMON           OF CLASS
                      NAME AND ADDRESS                          STOCK        OUTSTANDING(1)
                      ----------------                        ---------      --------------
Robert E. Lowder(2).........................................  2,888,820(3)        7.06%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder.............................................  2,199,298           5.40%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder............................................  2,146,106           5.27%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated for each person assuming the issuance of shares of Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such person.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers and in 85,442 shares owned by his mother.
(3) Includes 181,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of April 30, 1997.

                                                                               PERCENTAGE
                                                               COMMON           OF CLASS
                            NAME                                STOCK        OUTSTANDING(1)
                            ----                              ---------      --------------
DIRECTORS
Lewis Beville...............................................      1,816          *
Young J. Boozer.............................................     15,256(2)       *
William Britton.............................................     19,616          *
Jerry J. Chesser............................................    147,428          *
Augustus K. Clements, III...................................     18,600          *
Robert S. Craft.............................................     11,994          *
Patrick F. Dye..............................................     37,960(3)       *
Clinton O. Holdbrooks.......................................    280,900(4)       *
D. B. Jones.................................................     20,714(5)       *
Harold D. King..............................................    156,108          *
Robert E. Lowder**..........................................  2,888,820(6)      7.06%
John Ed Mathison............................................     28,454          *
Milton E. McGregor..........................................         --          *
John C. H. Miller, Jr.......................................     40,480(7)       *
Joe D. Mussafer.............................................     20,264          *
William E. Powell, III......................................     14,352          *

                                                                               PERCENTAGE
                                                               COMMON           OF CLASS
                            NAME                                STOCK        OUTSTANDING(1)
                            ----                              ---------      --------------
J. Donald Prewitt...........................................    244,940(8)       *
Jack H. Rainer..............................................      2,900          *
Jimmy Rane..................................................         --
Frances E. Roper............................................    365,342          *
Simuel Sippial..............................................      2,774          *
Ed V. Welch.................................................     30,454          *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III........................................     46,920(9)       *
W. Flake Oakley, IV.........................................     39,458(9)       *
Michelle Condon.............................................     18,586(9)       *
All Executive Officers and Directors as a Group.............  4,454,136(10)    10.83%

---------------

  *  Represents less than one percent.
  ** Executive Officer.
 (1) Percentages are calculated for each person and for the group assuming the issuance of shares of Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such persons.
 (2) Includes 1,000 shares of Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (3) Includes 35,960 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (4) Includes 24,524 shares of Common Stock subject to options under BancGroup's stock option plans, and 78,998 shares over which Mr. Holdbrooks serves as trustee.
 (5) Mr. Jones holds power to vote these shares as trustee.
 (6) These shares include 181,020 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."
 (7) Includes 20,000 shares subject to options.
 (8) Includes 61,604 shares subject to stock options.
 (9) Young J. Boozer, III, W. Flake Oakley, IV and Michelle Condon, hold options respecting 25,000, 18,000 and 11,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans.
(10) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1996, at items 10, 11, and 13 and is incorporated herein by reference.

                         BUSINESS OF FIRST INDEPENDENCE

GENERAL

     First Independence was incorporated on June 9, 1982, and chartered by the State of Florida as a capital stock commercial bank on July 27, 1982. First Independence is a member of the Federal Reserve System, with deposits insured by the FDIC.

     First Independence has operated as a traditional commercial financial institution attracting checking, savings and money market account deposits from individuals and businesses, and using such deposits to originate commercial and residential real estate loans which are secured by property located primarily in Lee County, Florida. First Independence also originates commercial loans, lines of credit and consumer loans. Its income is primarily derived from interest and fees received in connection with lending activities. Interest on deposits and general administrative expenses are First Independence's major expense items.

     First Independence currently employs 40 individuals and engages in the general business of personal and commercial banking primarily in Lee County communities, including Fort Myers, Fort Myers Beach, Sanibel, and Cape Coral, as well as unincorporated North Fort Myers, Captiva, Pine Island, South Fort Myers, and Bonita Springs. For its primary sources of funds, First Independence relies on personal and business deposits, money market deposit accounts, and certificates of deposit. First Independence's primary sources of income include interest and fees earned from residential and commercial mortgage loans, including construction and permanent mortgage loans, secured and unsecured commercial and consumer loans, revolving credit lines, and automobile loans. Interest on deposits and general administrative expenses are First Independence's major expense items.

     On May 1, 1992, First Independence entered into an agreement with the Federal Reserve Bank of Atlanta and the Comptroller of the State of Florida which imposed certain restrictions and requirements on First Independence's operations. Among other things, the agreement prohibited the payment of dividends by First Independence and required First Independence to establish or revise various policies and procedures relating to capital adequacy, lending, other real estate, asset/liability management and other functions. As a result of the compliance by First Independence with the terms of the agreement and the improvement in First Independence's condition, the Federal Reserve Bank of Atlanta and the Comptroller of the State of Florida terminated the agreement as of February 25, 1997. The termination by the Comptroller of the State of Florida was provisionary upon First Independence adopting and complying with resolutions adopted by the Board of Directors of First Independence on December 17, 1996, which require First Independence to adopt and implement a plan to improve First Independence's liquidity, prepare and monitor compliance with budget and earnings forecast for 1997, and provide quarterly progress on First Independence's compliance with the resolutions. Management of First Independence believes that First Independence is in compliance with the resolutions.

MARKET AREA

     In addition to its main office located in Fort Myers, First Independence has two branch offices in Lee County, Florida, which are located on Fort Myers Beach and Sanibel Island. Fort Myers Beach is situated on Estero Island, which is seven miles long and three-quarters of a mile wide, with a year-round population of 14,000. Sanibel Island is eleven miles long and two miles wide, with a year-round population of 5,500. Both of these areas increase in population during the winter months, due to the influx of tourists to the area.

     While changing conditions involving the infrastructure requirements of various geographic locations around the country have limited economic growth and population expansion, First Independence's market area has continued to grow because of the area's ability to attract new residents to its year-round climate and its relatively stable economic environment. The major economic base in First Independence's market area includes agriculture, services and government, tourism, retail, and real estate development and construction businesses. First Independence believes that its office locations are situated so as to take advantage of the economic and demographic growth in the market area.

PROPERTIES

     First Independence's main office is located at 16740 San Carlos Boulevard, S.W., Fort Myers, in a two-story office building just north of Summerlin Boulevard on San Carlos Boulevard. The new building was constructed in 1991, with First Independence owning and occupying the entire 10,000 square feet. The first floor houses the executive and loan offices, along with customer service and the teller area. First Independence accommodates the public with three drive-thru lanes. The second floor is comprised of the accounting department, loan operations, and internal auditing, as well as the board room.

     Management of First Independence believes its three locations to be convenient to both commercial and individual customers and that such accessibility is a competitive advantage. The Fort Myers Beach full-service office is maintained at 6061 Estero Boulevard. Relocation of this branch was effected on July 22, 1996, providing a 1,336 square foot facility, with three drive-thru lanes and increased parking area. First Independence is leasing these premises for a term of ten years, from 1996 to 2006, and has an option to renew for an additional five years. The Sanibel office is currently located at 2495 Palm Ridge Road, under leasing terms of an initial five years, which commenced in 1983, with three subsequent five-year extensions. First

Independence has recently acquired a 1,600 square foot historic building on Sanibel, known as the Schoolhouse Gallery, for the purpose of converting it to a full-service banking facility with three drive-thru lanes. Relocation is scheduled for late fall.

COMPETITION

     All phases of First Independence's business are highly competitive and subject to competitive pressures. While First Independence competes with local commercial banks, numerous regional banks, credit unions, and savings and loan associations, many with assets, capital, and lending limits larger than First Independence, it remains competitive by providing its customers with the individual and personal service of a community bank, and by maintaining a reasonable fee structure. It is one of approximately 15 commercial banks that have 114 offices located in Lee County. First Independence, along with other commercial banks, also competes with respect to its lending activities, as well as in attracting demand deposits. Larger institutions have the resources to finance wide ranging advertising campaigns and to allocate their investment assets to products of higher yields and demand. By virtue of their greater total capital, such institutions have substantially higher lending limits than First Independence (legal lending limits to an individual borrower are limited to a percentage of First Independence's total capital). First Independence expects that if the Merger is consummated these advantages will render First Independence more competitive to benefit its growth and profitability, while still maintaining its community bank semblance. It will continue to focus on commercial customers, professionals and consumers, because First Independence management believes these segments offer the greatest concentration of potential business and have historically demonstrated a degree of loyalty in their banking relationships.

PRINCIPAL HOLDERS OF COMMON STOCK

     First Independence's authorized capital stock consists of 900,000 shares of First Independence Common Stock, par value $5.00 per share, of which 529,167 shares are issued and outstanding as of the Record Date. There are 58,519 shares of First Independence Common Stock reserved for issuance upon exercise of First Independence Options and 199,940 shares of First Independence Common Stock reserved for issuance upon exercise of First Independence Warrants.

     The following table sets forth information as of the Record Date regarding the ownership of First Independence Common Stock by each director and executive officer of First Independence, by each person known to First Independence to be the beneficial owner of more than five percent of the First Independence Common Stock and by all directors and executive officers as a group. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

                     NAME AND POSITION                                SHARES            PERCENTAGE
                    OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)     OWNERSHIP
                    -------------------                       ----------------------    ----------
Robert M. Taylor, Director..................................          41,608(2)            7.66%
James E. Courtney, Chairman of the Board....................          42,476(3)            7.76%
Edward H. Black, President/CEO, Director....................           6,250(4)            1.17%
Daniel G. Reinfried, Director...............................           2,148                .41%
Ronald S. Stutzman, Director................................           1,588                .30%
Gary V. Trippe, Director....................................           5,000(5)             .94%
George K. Watson, Director..................................           2,630(6)             .50%
Ronald W. York, Director....................................           1,000(6)             .19%
Martha J. Kelley, Senior Vice President.....................           4,582(7)             .86%
Kenneth J. Iglesias, Senior Vice President..................              --                 --
All Directors and executive officers as a group (10 persons,
  including those names above)..............................         107,282              18.77%

---------------

(1) The stock ownership information shown has been furnished to First Independence by the named persons and group. Beneficial ownership as reported in the table and elsewhere in this Proxy Statement has been determined in accordance with Commission regulations and includes shares of First Independence Bank Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options.

(2) Includes 13,664 shares that may be acquired upon the exercise of First Independence Warrants.
(3) Consists of 24,256 shares owned by his spouse and 18,220 shares that his spouse may acquire upon the exercise of First Independence Warrants, as to which shares Mr. Courtney disclaims beneficial ownership.
(4) Consists of shares that may be acquired upon the exercise of First Independence Options.
(5) Consists of shares held as trustee.
(6) Held jointly with his spouse.
(7) Includes 4,332 shares that may be acquired upon the exercise of First Independence Options.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Agreement by First Independence's shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of First Independence Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, First Independence's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit First Independence to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement, an adjournment would afford First Independence the opportunity to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of First Independence is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of First Independence.

             DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1998 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1998.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1996 of $1,474,853. John C. H. Miller, Jr. beneficially owns 40,480 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1996 of $41,000. Certain legal matters relating to the Merger are being passed upon for First Independence by the law firm of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup and the supplemental consolidated financial statements of BancGroup as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Brewer, Beemer, Kuehnhackl & Koon, P.A. serves as the independent certified public accountants for First Independence. First Independence's financial statements as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 are in this Prospectus in reliance upon the report of such firm, are given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FIRST INDEPENDENCE PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF FIRST INDEPENDENCE PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                       FIRST INDEPENDENCE BANK OF FLORIDA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
December 31, 1996 and 1995:
  Report of Independent Certified Public Accountants........   F-1
  Statements of Financial Condition -- December 31, 1996 and
     1995...................................................   F-2
  Statements of Operations -- Years Ended December 31, 1996,
     1995 and 1994..........................................   F-3
  Statements of Changes in Stockholders' Equity -- Years
     Ended December 31, 1996, 1995 and 1994.................   F-4
  Statements of Cash Flows -- Years Ended December 31, 1996,
     1995 and 1994..........................................   F-5
  Notes to Financial Statements.............................   F-6
March 31, 1997 and 1996:
  Unaudited Statement of Financial Condition -- March 31,
     1997...................................................  F-19
  Unaudited Statements of Income -- Three Months Ended March
     31, 1997 and 1996......................................  F-20
  Unaudited Statements of Cash Flows -- Three Months Ended
     March 31, 1997 and 1996................................  F-21
  Note to Unaudited Financial Statements....................  F-22

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of First Independence Bank of Florida

     We have audited the accompanying statements of financial condition of First Independence Bank of Florida as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Independence Bank of Florida as of December 31, 1996 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                      BREWER, BEEMER, KUEHNHACKL & KOON, P.A.

Orlando, Florida
February 13, 1997

                       FIRST INDEPENDENCE BANK OF FLORIDA

                       STATEMENTS OF FINANCIAL CONDITION

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
                                        ASSETS
Cash and due from banks.....................................  $ 4,527,500   $ 3,175,215
Federal funds sold..........................................    3,289,000     3,071,000
Investments available-for-sale..............................    5,341,463     4,877,680
Loans, net..................................................   46,553,727    33,236,262
Other real estate owned.....................................      606,300     1,928,293
Premises and equipment, net.................................    1,477,838     1,152,877
Accrued interest receivable.................................      368,968       320,107
Other assets................................................      313,727       538,176
                                                              -----------   -----------
          TOTAL ASSETS......................................  $62,478,523   $48,299,610
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand
     Noninterest bearing....................................  $11,258,372   $ 8,195,876
     Interest bearing.......................................    3,982,918     3,284,321
  Savings deposits..........................................    3,249,404     4,256,761
  NOW accounts..............................................    6,785,389     7,247,234
  Time deposits.............................................   32,412,038    20,809,929
                                                              -----------   -----------
                                                               57,688,121    43,794,121
Accrued interest payable and other liabilities..............      293,560       481,844
                                                              -----------   -----------
          Total liabilities.................................   57,981,681    44,275,965
                                                              -----------   -----------
Stockholders' equity:
  Common stock, $5 par value; 900,000 shares authorized;
     529,167 and 529,107 shares issued and outstanding......    2,645,835     2,645,535
  Additional paid-in capital................................    3,301,467     3,301,167
  Net unrealized holding losses on investments
     available-for-sale.....................................      (24,533)       (9,941)
  Accumulated deficit.......................................   (1,425,927)   (1,913,116)
                                                              -----------   -----------
          Total stockholders' equity........................    4,496,842     4,023,645
                                                              -----------   -----------
Commitments and contingent liabilities......................           --            --
                                                              -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $62,478,523   $48,299,610
                                                              ===========   ===========

                See accompanying notes to financial statements.

                       FIRST INDEPENDENCE BANK OF FLORIDA

                            STATEMENTS OF OPERATIONS

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1996         1995         1994
                                                             ----------   ----------   ----------
Interest income:
  Loans....................................................  $3,491,859   $2,655,874   $2,289,544
  Investment securities....................................     290,024      439,526      325,411
  Federal funds sold.......................................     134,018      180,017       88,079
                                                             ----------   ----------   ----------
          Total interest income............................   3,915,901    3,275,417    2,703,034
                                                             ----------   ----------   ----------
Interest expense:
  Deposits.................................................   1,691,721    1,356,213      962,723
  Other borrowings.........................................         618        1,332        2,648
                                                             ----------   ----------   ----------
          Total interest expense...........................   1,692,339    1,357,545      965,371
                                                             ----------   ----------   ----------
Net interest income........................................   2,223,562    1,917,872    1,737,663
Provision for loan losses..................................     108,203       17,500      131,550
                                                             ----------   ----------   ----------
          Net interest income after provision for loan
            losses.........................................   2,115,359    1,900,372    1,606,113
                                                             ----------   ----------   ----------
Noninterest income:
  Service charges..........................................     260,122      181,301      224,514
  Other....................................................     342,361      230,043      180,238
                                                             ----------   ----------   ----------
          Total noninterest income.........................     602,483      411,344      404,752
                                                             ----------   ----------   ----------
Noninterest expense:
  Salaries and employee benefits...........................   1,131,198    1,059,516      906,283
  Occupancy and equipment..................................     475,126      433,380      394,615
  Other....................................................     637,236    1,515,172      890,170
                                                             ----------   ----------   ----------
          Total noninterest expense........................   2,243,560    3,008,068    2,191,068
                                                             ----------   ----------   ----------
Income (loss) before income taxes..........................     474,282     (696,352)    (180,203)
Income tax benefit.........................................     (12,907)          --           --
                                                             ----------   ----------   ----------
Net income (loss)..........................................  $  487,189   $ (696,352)  $ (180,203)
                                                             ==========   ==========   ==========
Earnings (loss) per share..................................  $     0.92   $    (1.38)  $    (0.55)
                                                             ==========   ==========   ==========
Weighted average number of common shares outstanding.......     529,148      503,901      329,107
                                                             ==========   ==========   ==========

                See accompanying notes to financial statements.

                       FIRST INDEPENDENCE BANK OF FLORIDA

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              NET
                                                              ADDITIONAL   UNREALIZED
                                                   COMMON      PAID-IN      HOLDING     ACCUMULATED
                                                   STOCK       CAPITAL       LOSSES       DEFICIT
                                                 ----------   ----------   ----------   -----------
Balance, December 31, 1993.....................  $1,645,535   $2,361,517   $      --    $(1,036,561)
  Unrealized depreciation on securities
     available-for-sale, net of related
     taxes.....................................          --           --    (221,467)            --
  Net loss.....................................          --           --          --       (180,203)
                                                 ----------   ----------   ---------    -----------
Balance, December 31, 1994.....................   1,645,535    2,361,517    (221,467)    (1,216,764)
  Issuance of 200,000 shares of common stock,
     net of related issuance costs of
     $60,350...................................   1,000,000      939,650          --             --
  Unrealized appreciation on securities
     available-for-sale, net of related
     taxes.....................................          --           --     211,526             --
  Net loss.....................................          --           --          --       (696,352)
                                                 ----------   ----------   ---------    -----------
Balance, December 31, 1995.....................   2,645,535    3,301,167      (9,941)    (1,913,116)
  Exercise of stock warrants...................         300          300          --             --
  Unrealized depreciation on securities
     available-for-sale, net of related
     taxes.....................................          --           --     (14,592)            --
  Net income...................................          --           --          --        487,189
                                                 ----------   ----------   ---------    -----------
Balance, December 31, 1996.....................  $2,645,835   $3,301,467   $ (24,533)   $(1,425,927)
                                                 ==========   ==========   =========    ===========

                See accompanying notes to financial statements.

                       FIRST INDEPENDENCE BANK OF FLORIDA

                            STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           1996          1995          1994
                                                       ------------   -----------   -----------
Cash Flows from Operating Activities
  Net income (loss)..................................  $    487,189   $  (696,352)  $  (180,203)
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Provision for loan losses.......................       108,203        17,500       131,550
     Deferred income tax expense.....................        12,500            --            --
     Depreciation, amortization and accretion........       190,896        70,744        88,111
     Net realized gains on available-for-sale
       securities....................................            --       (48,458)         (424)
     Net realized (gain) loss on other real estate...       (39,011)      133,762            --
     Writedown of other real estate owned............        15,000       545,843            --
     Net realized gain on sale of fixed assets.......         3,884          (313)           --
     Increase in accrued interest receivable.........       (48,861)      (59,311)      (18,289)
     Decrease (increase) in other assets.............       220,894        51,486       (80,581)
     (Decrease) increase in accrued interest payable
       and other liabilities.........................      (188,288)       83,572        93,904
                                                       ------------   -----------   -----------
          Net Cash Provided by Operating
            Activities...............................       762,406        98,473        34,068
                                                       ------------   -----------   -----------
Cash Flows from Investing Activities
  Net increase in Federal funds sold.................      (218,000)   (1,279,000)     (249,000)
  Net increase in loans..............................   (13,250,190)   (9,560,038)   (1,098,870)
  Purchases of available-for-sale securities.........    (3,601,300)   (3,342,387)   (3,959,330)
  Proceeds from sales of available-for-sale
     securities......................................        16,350     5,088,631     1,774,065
  Proceeds from maturities and calls of
     available-for-sale securities...................     3,003,177     1,826,090            --
  Proceeds from sale of other real estate owned......     1,170,523       964,526     1,733,555
  Net additions to premises and equipment............      (425,283)      (65,819)      (60,329)
                                                       ------------   -----------   -----------
          Net Cash Used for Investing Activities.....   (13,304,723)   (6,367,997)   (1,859,909)
                                                       ------------   -----------   -----------
Cash Flows from Financing Activities
  Net increase (decrease) in noninterest bearing
     deposits........................................     3,062,496     1,420,540    (1,014,147)
  Net decrease in interest bearing deposits..........      (770,605)   (1,594,681)   (1,995,368)
  Net increase in time deposits......................    11,602,111     4,656,799     4,046,507
  Proceeds from issuance of stock....................                   1,939,650            --
  Proceeds from exercise of stock warrants...........           600                          --
                                                       ------------   -----------   -----------
          Net Cash Provided by Financing
            Activities...............................    13,894,602     6,422,308     1,036,992
                                                       ------------   -----------   -----------
          Net increase (decrease) in cash and due
            from banks...............................     1,352,285       152,784      (788,849)
                                                       ------------   -----------   -----------
          Cash and due from banks at beginning of
            year.....................................     3,175,215     3,022,431     3,811,280
                                                       ------------   -----------   -----------
          Cash and due from banks at end of year.....  $  4,527,500   $ 3,175,215   $ 3,022,431
                                                       ============   ===========   ===========
Supplemental schedule of non-cash investing
  activities
  Change in net unrealized holding losses on
     securities available-for-sale, net of taxes of
     $8,943, $129,907 and $135,234, respectively.....  $     14,592   $   211,526   $   221,467
  Loans transferred to other real estate owned.......  $     16,389   $   575,975   $   671,865
  Other real estate owned transferred to loans.......  $    191,870   $        --   $   106,618

                See accompanying notes to financial statements.

                       FIRST INDEPENDENCE BANK OF FLORIDA

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

(1) NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     First Independence Bank of Florida (the "Bank") is a state chartered bank organized to offer a full range of banking services to individual and corporate customers through its offices located in Lee County, Florida. The Bank is subject to competition from other financial institutions and operates under the principal supervision and regulation of the Federal Reserve Board and the Comptroller of the State of Florida. Consequently, the Bank undergoes periodic examinations by those regulatory authorities.

     The following is a description of the significant accounting policies and practices followed by the Bank, which conform with generally accepted accounting principles and prevailing practices within the banking industry.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expense for the periods presented. Actual results could differ significantly from those estimates. Material estimates particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the evaluation of the carrying amount of real estate acquired through foreclosure or in satisfaction of loans. In connection with the determination of the allowance for loan losses and real estate owned, management generally obtains independent appraisal of the value of significant properties.

INVESTMENT SECURITIES

     The Bank has classified as available-for-sale those investment securities which may be sold prior to maturity in connection with changes in market interest rates, liquidity needs or other reasons. Securities in the available-for-sale portfolio have been reflected at their aggregate fair value in the accompanying statements of financial condition. Unrealized holding gains or losses, net of related income tax effects, have been reflected as a separate component of stockholders' equity.

     Those investment securities for which the Bank has the positive intent and ability to hold until their maturity are classified as held-to-maturity securities. These securities are carried on an amortized cost basis.

     Amortization of premiums and accretion of discounts are recognized in interest income as yield adjustments, in a manner which approximates the interest method. Realized gains and losses on disposition are recorded in noninterest income on the trade date, based on the net proceeds from, and adjusted carrying amount of the security sold, using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of any charge-offs, the allowance for loan losses and unamortized deferred loan origination fees and costs. Interest income is recognized on a level yield basis.

     The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. Subsequent recoveries are added to the reserve. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of the collectibility of loans and prior loan loss experience.

     Management evaluates the adequacy of the allowance quarterly, or more frequently if considered necessary. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, review of specific problem loans and loan

                       FIRST INDEPENDENCE BANK OF FLORIDA
commitments, current and anticipated economic conditions that may affect the borrowers' ability to repay, and the estimated or appraised value of any underlying collateral.

     Interest income on loans is accrued based upon the principal amount outstanding. Loans on which the accrual of interest has been discontinued are designated as nonaccrual or impaired loans. Accrual of interest on loans is discontinued when either reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. All interest previously accrued but not collected is reversed against current period income if, in the judgment of management, it is not considered fully collectible. Income on such loans is then recognized only to the extent cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

     Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized to interest income as a yield adjustment over the contractual life of the related loan.

     Effective January 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114") as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan, Income Recognition and Disclosure ("SFAS 118"). A loan is considered to be impaired when, based on current information and events, management believes it probable that the Bank will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. SFAS 114 and 118 require that impaired loans within the scope of the statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent. Interest income on impaired loans is recognized only to the extent cash is received and where the future collection of principal is probable. Adoption of SFAS 114 and 118 did not have a material impact on the Bank's financial position or results of operations.

OTHER REAL ESTATE OWNED

     Other real estate owned consists of properties acquired through foreclosure or by deed in lieu of foreclosure. At the time of acquisition, such properties are recorded at the lesser of the Bank's net investment in the related loan or the fair value of the property as determined by independent appraisal. Gains and losses on the sale of other real estate owned, write-downs resulting from periodic reevaluation of the property and revenues and expenses associated with holding the properties are charged to other noninterest income and expense. Legal expenses and other direct costs associated with foreclosure actions are also included in the accompanying statements of operations in other noninterest expense.

     A substantial amount of the Bank's loans are secured by real estate located throughout Southwest Florida. In addition, all other real estate owned is located in this area. Consequently, the ultimate recovery of the carrying amount of foreclosed property is subject to changes in market conditions within this region.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Improvements to leased property are amortized over the shorter of the estimated useful lives of the improvements or the life of the related lease. It is the policy of the Bank to provide depreciation based on the estimated useful life of individual assets, calculated using the straight line method.

                       FIRST INDEPENDENCE BANK OF FLORIDA

     Estimated useful lives of premises and equipment range as follows:

                                                              YEARS
                                                              -----
Bank building...............................................    32
Leasehold improvements......................................  2-10
Land and improvements.......................................  2-10
Furniture and equipment.....................................  1-15

INCOME TAXES

     The Bank uses the liability method of accounting for deferred income taxes. Consequently, income tax benefit or expense includes Federal and state income taxes currently payable or receivable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to significant deferred tax assets and liabilities relate to net operating loss carryforwards, net unrealized depreciation on securities available-for-sale, loans and the allowance for loan losses, other real estate owned, fixed assets and deferred compensation. The effective tax benefit or expense rate differs from the combined statutory Federal and state rate primarily due to the effect of recognition of net operating losses carried forward less related valuation allowance.

CASH EQUIVALENTS

     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand and deposits with other financial institutions which are included in the balance sheet caption "Cash and Due from Banks."

RECLASSIFICATIONS

     Management of the Bank periodically revises its classification of certain items within the financial statements in order to provide a more meaningful presentation of the Bank's financial position, results of operations and cash flows. In those cases where revised presentation has been adopted in the 1996 financial statements, the corresponding 1995 and 1994 balances have also been reclassified to enhance comparability between periods.

(2) REGULATORY MATTERS

     Effective May 1, 1992, the Bank entered into an agreement (the "Agreement") with the Federal Reserve Bank of Atlanta and the Comptroller of the State of Florida which imposes certain restrictions and requirements on the Bank. The Agreement, among other things, prohibits the payment of dividends by the Bank and requires the Bank to establish or revise various policies and procedures related to capital adequacy, lending, other real estate, asset/liability management and other functions.

     Failure of the Bank to achieve and maintain compliance with the provisions of the agreement may subject the Bank to additional regulatory enforcement action or further restrictions on the Bank's operations or activities.

     Effective December 9, 1996, the Comptroller of the State of Florida released the Bank from the restrictions imposed above. Effective February 25, 1997, the Federal Reserve Bank of Atlanta also released the Bank from those restrictions.

     Effective December 19, 1992, as required by the FDIC Improvement Act of 1991, the federal regulatory agencies of banks and bank holding companies adopted standards for determining a financial institution's capital category for purposes of regulatory enforcement. A financial institution will be classified according to the lowest category in which any of its three separate capital ratios (computed as defined in the standards)

                       FIRST INDEPENDENCE BANK OF FLORIDA
falls. Failure to meet the minimum capital requirements can initiate mandatory -- and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements and operations. The capital categories as established by the regulatory agencies, as well as the capital ratios of the Bank at December 31, 1996 and 1995 are as follows:

                                                              TOTAL         TIER 1
                                                           RISK BASED     RISK BASED   LEVERAGE
CATEGORY                                                  CAPITAL RATIO     RATIO       RATIO
--------                                                  -------------   ----------   --------
Well capitalized (minimum ratios).......................       10%             6%         5%
Adequately capitalized (minimum ratios).................        8%             4%         4%
Undercapitalized (less than)............................        8%             4%         4%
Significantly undercapitalized (less than)..............        6%             3%         3%
First Independence Bank:
  December 31, 1996.....................................       11%            10%         8%
  December 31, 1995.....................................       14%            12%         9%

     Florida Banking Statutes limit the amount of dividends that may be paid by the Bank without prior approval of the Bank's regulatory agency. The Bank did not have sufficient retained earnings available for the payment of dividends at December 31, 1996 or 1995.

     The Bank is required to maintain reserve balances with the Federal Reserve Bank based on a specified percentage of deposits, less cash on hand. No additional reserves were required to be maintained on-hand or at the Federal Reserve Bank at December 31, 1996 or 1995.

(3) INVESTMENT SECURITIES AVAILABLE-FOR-SALE

     The amortized cost of securities and their approximate fair values at December 31, 1996 and 1995 are as follows:

                                                            GROSS        GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                COST        GAINS        LOSSES       VALUE
                                             ----------   ----------   ----------   ----------
1996 --
  U.S. Government and agency securities....  $4,589,745    $ 3,378      $(34,209)   $4,558,914
  Mortgage-backed securities...............     633,021         --        (7,972)      625,049
  Equity securities........................     157,500         --            --       157,500
                                             ----------    -------      --------    ----------
                                             $5,380,266    $ 3,378      $(42,181)   $5,341,463
                                             ==========    =======      ========    ==========
1995 --
  U.S. Government and agency securities....  $3,962,611    $10,199      $(13,891)   $3,958,919
  Mortgage-backed securities...............     768,288         --       (11,577)      756,711
  Equity securities........................     162,050         --            --       162,050
                                             ----------    -------      --------    ----------
                                             $4,892,949    $10,199      $(25,468)   $4,877,680
                                             ==========    =======      ========    ==========

     During the years ended December 31, 1995 and 1994, the Bank realized gross gains of $57,833 and $424, respectively, on the sale of debt securities. During 1995, the Bank realized gross losses of $9,375 on the sale of debt securities.

     At December 31, 1996, investment securities with a carrying amount and market value of approximately $500,000 were pledged to secure public deposits or for other purposes required or permitted by law. In addition, at this same date, investment securities with a carrying amount and market value of approximately $633,000 and $625,000 respectively, were pledged as collateral on a Federal funds borrowing arrangement available to the Bank; however, at that date there were no borrowings outstanding.

                       FIRST INDEPENDENCE BANK OF FLORIDA

     Scheduled maturities of debt securities at December 31, 1996 are as follows:

                                                              AMORTIZED       FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Due in one year or less.....................................  $  999,122   $1,002,500
Due from one to five years..................................   3,000,000    2,987,956
Due from five to ten years..................................     590,623      569,040
Due after ten years.........................................     157,500      157,500
Mortgage-backed securities..................................     633,021      624,467
                                                              ----------   ----------
                                                              $5,380,266   $5,341,463
                                                              ==========   ==========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES

     Major classifications of loans included in the loan portfolio are as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Mortgage:
  Construction..............................................  $ 2,348,000   $ 1,580,000
  Non-construction..........................................   27,964,984    21,066,418
Commercial and industrial...................................   12,096,311     7,920,037
Household, family and personal..............................    4,944,310     3,371,836
                                                              -----------   -----------
                                                               47,353,605    33,938,291
Less:
  Allowance for loan losses.................................     (689,817)     (643,142)
  Unearned discount and net deferred loan fees and costs....     (110,061)      (58,887)
                                                              -----------   -----------
                                                              $46,553,727   $33,236,262
                                                              ===========   ===========

     While the loan portfolio is diversified among the various categories presented above, the Bank's lending activities are intentionally restricted to borrowers located primarily in southwest Florida. Consequently, the ability of the Bank's borrowers to honor their contractual obligations to repay is significantly influenced by the general economic conditions of this area.

     A concentration of credit risk results when the Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. At December 31, 1996 and 1995, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 10% of total loans, except that as of these dates loans collateralized by mortgages on real estate represented 64% and 67%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

     Related parties include directors, officers, shareholders who own more than 10% of the outstanding shares and their affiliates. Loans to related parties approximated $3,090,000 at December 31, 1996 and $2,079,000 at December 31, 1995. Such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. In the opinion of management, these loans do not involve more than normal credit risk or possess other unfavorable features.

                       FIRST INDEPENDENCE BANK OF FLORIDA

     For the years ended December 31, 1996, 1995, and 1994, the activity in loans and lines of credit to related parties was as follows:

                                                                 DECEMBER 31,
                                                     ------------------------------------
                                                        1996         1995         1994
                                                     ----------   ----------   ----------
Balance at beginning of year.......................  $2,079,000   $1,226,000   $1,112,000
New loans..........................................   1,498,000      957,000      581,000
Other changes......................................          --      188,000       12,000
Repayments.........................................    (487,000)    (292,000)    (479,000)
                                                     ----------   ----------   ----------
          Balance at end of year...................  $3,090,000   $2,079,000   $1,226,000
                                                     ==========   ==========   ==========

     As of December 31, 1996 and 1995, these individuals and entities had approximately $1,769,000 and $1,027,000, respectively, of funds on deposit in the Bank.

     An analysis of the changes in the allowance for loan losses follows:

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                          1996       1995       1994
                                                        --------   --------   ---------
Balance at beginning of year..........................  $643,142   $696,644   $ 747,494
Provision charged to operations.......................   108,203     17,500     131,550
Loans charged off.....................................   (88,124)   (99,440)   (243,611)
Recoveries............................................    26,596     28,438      61,211
                                                        --------   --------   ---------
          Balance at end of year......................  $689,817   $643,142   $ 696,644
                                                        ========   ========   =========

     As discussed in Note 1, the Company adopted the provisions of SFAS 114, as amended by SFAS 118, related to impaired loans, effective January 1, 1995. As of December 31, 1996 and 1995, the total recorded investment in impaired loans approximated $62,000 and $92,000 respectively. At December 31, 1996 and 1995, the Bank had recorded an allowance for loan losses of approximately $11,000 and $23,000 related to $22,000 and $92,000 of its impaired loans, respectively. No specific allowance for loan loss had been recorded for the remaining $40,000 of investment in impaired loans as of December 31, 1996.

     The recorded investment in impaired loans averaged $57,000 and $85,000 during the year ended December 31, 1996 and 1995, respectively. No interest income was recognized on impaired loans during the year ended December 31, 1996 and approximately $2,000 was recognized in 1995.

(5) OTHER REAL ESTATE OWNED

     Activity in the allowance for losses on foreclosed real estate was as follows:

                                                              DECEMBER 31,
                                                   ----------------------------------
                                                     1996         1995        1994
                                                   ---------    --------    ---------
Balance at beginning of year.....................  $ 522,710    $ 38,000    $  25,000
Provision charged to operations..................     15,000     532,710      243,000
Charge-offs, net of recoveries...................   (481,038)    (48,000)    (230,000)
                                                   ---------    --------    ---------
  Balance at end of year.........................  $  56,672    $522,710    $  38,000
                                                   =========    ========    =========

                       FIRST INDEPENDENCE BANK OF FLORIDA

(6) PREMISES AND EQUIPMENT

     Major classifications of premises and equipment are summarized as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                              1996            1995
                                                           ----------      -----------
Buildings................................................  $  900,275      $   887,976
Land and improvements....................................     290,731          289,845
Leasehold improvements...................................     234,216           98,786
Furniture and equipment..................................     909,143        1,081,836
                                                           ----------      -----------
                                                            2,334,365        2,358,443
Less accumulated depreciation and amortization...........    (856,527)      (1,205,566)
                                                           ----------      -----------
                                                           $1,477,838      $ 1,152,877
                                                           ==========      ===========

     Depreciation and amortization expense related to premises and equipment totalled $96,426 in 1996, $94,191 in 1995 and $96,800 in 1994.

(7) DEPOSITS

     As of December 31, 1996, time deposits included contractual maturities as follows:

                                                                AMOUNT
YEAR ENDING DECEMBER 31,                                       MATURING
------------------------                                      -----------
1997........................................................  $28,600,445
1998........................................................    2,508,805
1999........................................................    1,302,788
                                                              -----------
          Total time deposits...............................  $32,412,038
                                                              ===========

     Deposit accounts with negative balances aggregating $68,188 and $49,257 as of December 31, 1996 and December 31, 1995, respectively, are included in consumer loans.

     Included in deposits are time deposits issued in amounts of $100,000 or more totalling $5,847,052 and $4,092,163 at December 31, 1996 and 1995,
respectively.

     Interest paid on deposits totalled $1,911,755 in 1996, $1,326,650 in 1995 and $953,374 in 1994.

(8) INCOME TAXES

     The income tax benefit recorded for the year ended December 31, 1996 results primarily from the refund received related to overpayment of taxes paid in prior years, and consists of the following:

     Current benefit -- Federal..................................  $(25,407)
     Deferred expense............................................    12,500
                                                                   --------
                                                                   $(12,907)
                                                                   ========

     No deferred income tax benefit was recorded in the accompanying 1995 or 1994 statements of operations since a valuation allowance was established to reduce the value of the Bank's net operating loss carryforward to that amount which, based on the Bank's history of operating results and expectations for the future, is more likely than not to be fully realized.

                       FIRST INDEPENDENCE BANK OF FLORIDA

     For the years ended December 31, 1996, 1995 and 1994, a reconciliation of expected federal tax expense or benefit (calculated by applying appropriate statutory federal income tax rates) to the net income tax expense or benefit included in the accompanying statements of operations is as follows:

                                             1996              1995              1994
                                        ---------------   ---------------   --------------
                                         AMOUNT      %     AMOUNT      %     AMOUNT     %
                                        ---------   ---   ---------   ---   --------   ---
Expected expense using statutory
  federal rates.......................  $ 161,000    34   $(237,000)  (34)  $(61,000)  (34)
Increase (decrease) in valuation
  allowance...........................   (244,543)  (52)    205,000    29     61,000    34
Other, net............................     70,636    15      32,000     5         --    --
                                        ---------   ---   ---------   ---   --------   ---
          Total income tax benefit....  $ (12,907)   (3)  $      --    --   $     --    --
                                        =========   ===   =========   ===   ========   ===

     At December 31, 1996 and 1995, the Bank's deferred tax assets and liabilities consist of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
Gross deferred tax assets:
  Excess book loan loss provisions..........................  $ 144,240   $ 162,597
  Deferred compensation.....................................     29,803     123,535
  Other real estate owned...................................     18,278     176,696
  Net operating loss carryforward...........................    160,622     135,059
  Tax credit carryforwards..................................     74,235      74,235
  Securities available for sale.............................     14,270       5,327
  Other, net................................................      5,645      12,136
                                                              ---------   ---------
                                                                447,093     689,585
Valuation allowance.........................................   (288,096)   (532,639)
Deferred tax liability -- property and equipment............    (52,810)    (47,202)
                                                              ---------   ---------
          Net deferred tax asset............................  $ 106,187   $ 109,744
                                                              =========   =========

     At December 31, 1996 and 1995, the Bank has net operating loss carryforwards for tax reporting purposes totalling approximately $694,000 and $269,000, respectively. These carryforwards expire if unused at various dates through 2011. At the same dates, the Bank also has general business credit carryforwards of approximately $60,000 which expire at various dates through 2000, and minimum tax credit carryforwards of approximately $14,000, which do not expire.

     No income taxes were paid in 1996 or 1995. Income taxes of $18,000 were paid in 1994.

(9)  STOCK OPTIONS AND WARRANTS

     In 1989, the Bank adopted a noncompensatory stock option plan which grants all eligible employees the option to purchase a specified number of shares of stock at a price per share to be determined by the board of directors. Under this plan, the Bank may grant options to its employees for up to 45,000 shares of its common stock. Generally, employees are eligible to participate in the plan after two years of employment. However, at the date the plan was adopted, all employees with one year or more of service were considered eligible. Generally, forty percent of the options are exercisable after two years of employment or from the date of grant, whichever is sooner, and an additional twenty percent are exercisable for each additional year of employment. As of December 31, 1996, 17,342 of these options were exercisable at a price of $11.25 per share.

     During 1996, the Bank granted options to purchase 25,000 shares of stock to the Banks' President. This agreement allows for the purchase of these shares at a price of $10 per share for a maximum period of ten years. None of these options were exercisable as of December 31, 1996.

                       FIRST INDEPENDENCE BANK OF FLORIDA

     These 1996 options will become exercisable according to the following schedule:

                         PERCENTAGE
                        EXERCISABLE                                 AS OF
                        -----------                           -----------------
 25%........................................................  February 20, 1997
 50%........................................................    January 1, 1998
 75%........................................................    January 1, 1999
100%........................................................    January 1, 2000

     The Bank applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in the accompanying statements of operations.

     The following table summarizes stock option activity for the years presented:

                                                                        WEIGHTED-AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                             -------    ----------------
Option shares outstanding at December 31, 1993.............   45,000         $11.25
  Option shares granted....................................       --
  Option shares forfeited..................................       --
                                                             -------
Option shares outstanding at December 31, 1994.............   45,000          11.25
  Option shares granted....................................       --
  Option shares forfeited..................................   (5,748)         11.25
                                                             -------
Option shares outstanding at December 31, 1995.............   39,252          11.25
  Option shares granted....................................   25,000          10.00
  Option shares forfeited..................................  (21,910)         11.25
                                                             -------
Option shares outstanding at December 31, 1996.............   42,342          10.52
                                                             =======

     In 1995, the Bank sold 200,000 shares of common stock which were accompanied by 200,000 nontransferrable common stock purchase warrants. Each warrant allows the holder to purchase one share of Bank stock, on or before November 1, 1998 for an amount equal to the greater of $10 or the book value of the common stock as of the last day of the calendar quarter preceding the date such warrant is exercised, subject to antidilution adjustments.

     During 1996, sixty warrants were exercised, leaving 199,940 outstanding as of December 31, 1996. No warrants were exercised during 1995 or 1994.

(10) DEFERRED COMPENSATION PLANS

     Effective January 1, 1990, the Bank adopted an Executives' Deferred Compensation Plan and a Directors' Deferred Compensation Plan (the "Plans"), which provided defined benefits payable over 15 years to certain key executives and all members of the Board of Directors upon retirement, death or disability. The Plans were not funded and the Bank provided for the projected benefit obligation by charges to earnings over the estimated service lives of the participants.

     At December 31,1995, the actuarial present value of the accumulated and projected benefit obligation was approximately $328,000, based on a 9% discount rate. Substantially all of the benefit obligation was vested. These amounts are included in other liabilities in the accompanying statements of financial condition. Service cost related to the plans totalled approximately $50,000 in 1995 and 1994. Interest cost approximated $26,000 in 1995 and $20,000 in 1994.

     In connection with the above plans, the Bank maintained life insurance policies in force on certain key executives and each of its directors. The Bank was the named beneficiary of the policies which provided aggregate death benefits on the insureds of approximately $1,238,000 at December 31, 1995. The aggregate

                       FIRST INDEPENDENCE BANK OF FLORIDA
cash surrender value of the policies at December 31, 1995 was approximately $210,000. Premiums paid during 1995 for these policies net of the related increase in cash surrender value, amounted to approximately $9,000 each year, and were charged to other operating expense.

     Effective January 1, 1996, the plans were terminated by the Bank with the consent of the participants. The Bank settled all then remaining obligations to the participants through lump-sum cash payments which totalled approximately $190,000. In addition, the Bank surrendered its life insurance policies on the participants in return for cash value of approximately $210,000.

     In connection with the termination of the Plans, the Bank established a retirement agreement with its then President and Chairman. The agreement provides for payments of approximately $37,000 per year for fourteen years, commencing in 1997. The present value of the benefit obligation is being recorded as expense in level amounts of approximately $86,000 per year, in each of 1996, 1997 and 1998.

(11) COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business, the Bank is party to financial instruments not reflected in the accompanying financial statements. These financial instruments consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
Unfunded loan commitments...................................  $4,355,248   $6,132,000
Performance and financial standby letters of credit.........     133,904      100,000

     These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or receivable. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of those instruments. The credit and collateral policies in extending these commitments are essentially the same as those required by the Bank for the financial instruments which are included in the accompanying statements of financial condition.

     The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank, if any, is based upon management's credit evaluation of the borrower. Such collateral may include real estate, receivables, inventory, vehicles and equipment or other types of assets.

     Since the Bank's loan commitments often expire without being drawn upon, the total amount of these commitments does not necessarily represent a required future use of the Bank's cash or cash equivalents.

LEASE COMMITMENTS

     The Bank leases certain buildings and equipment under noncancelable operating leases. These leases contain varying renewal options and require the Bank to pay real estate taxes, insurance and other costs.

                       FIRST INDEPENDENCE BANK OF FLORIDA

     Aggregate minimum rental commitments at December 31, 1996 under noncancelable operating leases are summarized as follows:

                                                               GROSS
YEAR ENDING DECEMBER 31,                                      RENTALS
------------------------                                      --------
1997........................................................  $153,595
1998........................................................   130,198
1999........................................................    72,279
2000........................................................    56,668
2001........................................................    55,693
Thereafter..................................................   323,124
                                                              --------
Total future minimum rentals................................  $791,557
                                                              ========

     Rental expense included in operations for the years ended December 31, 1996, 1995 and 1994, approximated $91,173, $140,804 and $138,000, respectively.

LEGAL MATTERS

     The Bank is party to various legal actions and claims arising in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the results of operations or financial position of the Bank.

PURCHASE COMMITMENTS

     During 1996, the Bank examined the economic feasibility of upgrading their existing data processing hardware and software. At the conclusion of this process, they made certain commitments to purchase new computer hardware and software to be installed during 1997. The amount of this commitment totalled approximately $56,000.

     During 1996, the Bank entered into a contract to purchase certain real estate in Sanibel, Florida to be used as a new branch location. This contract is subject to various contingencies which must be satisfied prior to the closing of the transaction. The total purchase commitment for this contract is approximately $530,000.

(12) RELATED PARTY TRANSACTIONS

     During 1996 the Bank entered into an agreement to lease one branch location from the immediate family of a director of the Bank. This agreement calls for monthly payments, for a period of ten years, which are subject to cost of living adjustments beginning in 1998. Payments under the terms of this agreement during 1996 totalled $18,500. Management believes that the terms of this agreement are substantially the same as those which could have been obtained from unrelated parties.

                       FIRST INDEPENDENCE BANK OF FLORIDA

(13) OTHER NONINTEREST EXPENSE

     Other noninterest expense consists of the following:

                                                               DECEMBER 31,
                                                    ----------------------------------
                                                      1996         1995         1994
                                                    --------    ----------    --------
Other real estate owned expense, including losses
  on sale and writedowns..........................  $ 50,660    $  828,169    $321,850
Postage...........................................    44,788        40,548      36,294
Deferred compensation expense.....................    86,000        54,300      43,300
Office supplies...................................    56,798        61,834      45,970
Examinations and assessments......................    54,839       106,473     115,597
Other professional fees...........................    30,000        32,000      60,443
Other.............................................   314,151       391,848     266,716
                                                    --------    ----------    --------
  Total other noninterest expense.................  $637,236    $1,515,172    $890,170
                                                    ========    ==========    ========

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly condensed results of operations are as follows:

                                                                              1996
                                                   -----------------------------------------------------------
                                                    FIRST       SECOND       THIRD       FOURTH        TOTAL
                                                   --------    ---------    --------    ---------    ---------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)
Interest income..................................     $ 862       $ 899        $ 944       $1,211       $3,916
Interest expense.................................       361         372          439          520        1,692
                                                      -----       -----        -----       ------       ------
Net interest income..............................       501         527          505          691        2,224
Provision for loan loss..........................        --          --           43           65          108
                                                      -----       -----        -----       ------       ------
Net interest income after provision for loan
  loss...........................................       501         527          462          626        2,116
Noninterest income...............................       272         128          159           43          602
Noninterest expense..............................       515         557          564          608        2,244
                                                      -----       -----        -----       ------       ------
Income before taxes..............................       258          98           57           61          474
Income tax benefit...............................        --          --           --          (13)         (13)
                                                      -----       -----        -----       ------       ------
Net income.......................................     $ 258       $  98        $  57       $   74       $  487
                                                      =====       =====        =====       ======       ======
Net income per share.............................     $0.49       $0.19        $0.11       $ 0.14       $ 0.92
                                                      -----       -----        -----       ------       ------

                       FIRST INDEPENDENCE BANK OF FLORIDA

                                                                         1995
                                                       ----------------------------------------
                                                       FIRST   SECOND   THIRD   FOURTH   TOTAL
                                                       -----   ------   -----   ------   ------
                                                             (AMOUNTS IN THOUSANDS EXCEPT
                                                           FOR NET INCOME (LOSS) PER SHARE)
Interest income......................................  $ 762   $ 797    $ 824   $  892   $3,275
Interest expense.....................................    293     314      369      381    1,357
                                                       -----   -----    -----   ------   ------
Net interest income..................................    469     483      455      511    1,918
Provision for loan loss..............................     --      17       --        1       18
                                                       -----   -----    -----   ------   ------
Net interest income after provision for loan loss....    469     466      455      510    1,900
Noninterest income...................................    117     148      159      (13)     411
Noninterest expense..................................    554     594      610    1,250    3,008
                                                       -----   -----    -----   ------   ------
Income before taxes..................................     32      20        4     (753)    (697)
Income tax benefit...................................     --      --       --       --       --
                                                       -----   -----    -----   ------   ------
Net income...........................................  $  32   $  20    $   4   $ (753)  $ (697)
                                                       =====   =====    =====   ======   ======
Net income (loss) per share..........................  $0.08   $0.04    $0.01   $(1.42)  $(1.38)
                                                       -----   -----    -----   ------   ------

                       FIRST INDEPENDENCE BANK OF FLORIDA

                        STATEMENT OF FINANCIAL CONDITION

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (UNAUDITED)
                                 ASSETS
Cash and due from banks.....................................  $ 6,664,738
Federal funds sold..........................................    9,167,000
Investments available-for-sale..............................    7,292,984
Loans, net..................................................   48,375,805
Other real estate owned.....................................      606,300
Premises and equipment, net.................................    1,485,916
Accrued interest receivable.................................      438,862
Other assets................................................      348,880
                                                              -----------
          Total assets......................................  $74,380,485
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand --
     Noninterest bearing....................................  $16,746,415
     Interest bearing.......................................    9,009,342
  Savings deposits..........................................    3,184,982
  NOW accounts..............................................    9,027,330
  Time deposits.............................................   31,352,001
                                                              -----------
                                                               69,320,070
Accrued interest payable and other liabilities..............      350,121
                                                              -----------
          Total liabilities.................................   69,670,191
                                                              -----------
Stockholders' equity:
  Common stock, $5 par value; 900,000 shares authorized;
     529,167 shares issued and outstanding..................    2,645,835
  Additional paid-in capital................................    3,301,467
  Net unrealized holding losses on investments
     available-for-sale.....................................      (42,064)
  Accumulated deficit.......................................   (1,194,944)
                                                              -----------
          Total stockholders' equity........................    4,710,294
                                                              -----------
Commitments and contingent liabilities......................           --
                                                              -----------
          Total liabilities and stockholders' equity........  $74,380,485
                                                              ===========

            See accompanying note to unaudited financial statements.

                       FIRST INDEPENDENCE BANK OF FLORIDA

                              STATEMENTS OF INCOME

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
                                                                   (UNAUDITED)
Interest income:
  Loans.....................................................  $1,091,539    $793,253
  Investment securities.....................................     107,101      69,442
  Federal funds sold........................................      74,138      48,227
                                                              ----------    --------
          Total interest income.............................   1,272,778     910,922
                                                              ----------    --------
Interest expense on deposits................................     531,310     360,639
                                                              ----------    --------
Net interest income.........................................     741,468     550,283
Provision for loan losses...................................          --          --
                                                              ----------    --------
          Net interest income after provision for loan
            losses..........................................     741,468     550,283
                                                              ----------    --------
Noninterest income:
  Service fees..............................................      85,342      39,121
  Other.....................................................      26,458     172,607
                                                              ----------    --------
          Total noninterest income..........................     111,800     211,728
                                                              ----------    --------
Noninterest expense:
  Salaries and employee benefits............................     323,063     254,842
  Occupancy and equipment...................................     128,742     112,094
  Other.....................................................     170,481     144,912
                                                              ----------    --------
          Total noninterest expense.........................     622,286     511,848
                                                              ----------    --------
Income before income tax benefit............................     230,982     250,163
Income tax benefit..........................................          --     (12,907)
                                                              ----------    --------
          Net income........................................  $  230,982    $263,070
                                                              ==========    ========

            See accompanying note to unaudited financial statements.

                       FIRST INDEPENDENCE BANK OF FLORIDA

                            STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1997            1996
                                                              -------------   -------------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $   230,982     $   263,070
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for loan losses.................................             --              --
  Depreciation, amortization and accretion..................         30,428          23,422
  Net realized gains on available-for-sale securities.......             --         (15,833)
  (Increase) decrease in accrued interest receivable........        (69,894)            313
  (Increase) decrease in other assets.......................        (24,407)        220,324
  Increase (decrease) in accrued interest payable and other
     liabilities............................................         56,562        (285,165)
                                                                -----------     -----------
          Net cash provided by operating activities.........        223,671         206,131
                                                                -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in Federal funds sold...............     (5,878,000)        369,000
Net increase in loans.......................................     (1,822,078)     (2,723,918)
Purchases of available-for-sale securities..................     (4,002,400)     (1,589,500)
Proceeds from sales and maturities of available-for-sale
  securities................................................      2,022,155       1,060,156
Proceeds from sale of other real estate owned...............             --         482,338
Net additions to premises and equipment.....................        (38,059)        (24,034)
                                                                -----------     -----------
          Net cash used for investing activities............     (9,718,382)     (2,425,958)
                                                                -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in noninterest bearing deposits................      5,488,043       3,263,978
Net increase (decrease) in interest bearing deposits........      6,143,906        (100,634)
                                                                -----------     -----------
          Net cash provided by financing activities.........     11,631,949       3,163,344
                                                                -----------     -----------
Net increase in cash and due from banks.....................      2,137,238         943,517
Cash and due from banks at beginning of period..............      4,527,500       3,175,215
                                                                -----------     -----------
Cash and due from banks at end of period....................    $ 6,664,738     $ 4,118,732
                                                                ===========     ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Change in net unrealized holding losses on securities
  available-for-sale, net of taxes of $10,746 and $15,896,
  respectively..............................................    $    17,531     $    25,936
Loans transferred to other real estate owned................    $        --     $    28,848

                       FIRST INDEPENDENCE BANK OF FLORIDA

                     NOTE TO UNAUDITED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

NOTE 1 -- BASIS OF PRESENTATION:

     The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Bank, the financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial position of the Bank as of March 31, 1997 and the results of operations for the three months ended March 31, 1997 and 1996, and cash flows for the three months ended March 31, 1997 and 1996. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results which may be expected for the entire fiscal year.

                                                                      APPENDIX A

                                FIRST AMENDMENT

                               DATED JULY 7, 1997

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                 COLONIAL BANK

                                      AND

                       FIRST INDEPENDENCE BANK OF FLORIDA

                                  DATED AS OF

                                  MAY 8, 1997

     THIS FIRST AMENDMENT IS DATED JULY 7, 1997, TO THE AGREEMENT AND PLAN OF MERGER dated as of May 8, 1997, by and among FIRST INDEPENDENCE BANK OF FLORIDA ("Acquired Bank"), a Florida state bank, COLONIAL BANK ("Colonial Bank"), an Alabama banking corporation and the COLONIAL BANCGROUP, INC. ("Bancgroup"), a Delaware corporation (the "Agreement").

     WHEREAS, the parties to the Agreement wish to amend the Agreement in certain respects;

     IT IS AGREED, as follows:

          1. All terms not otherwise defined herein shall have the meanings given to them in the Agreement.

          2. Except as otherwise stated herein, all provisions of the Agreement shall remain in full force and effect.

          3. Section 3.1(c) of the Agreement is hereby deleted in its entirety and in lieu thereof the following Section 3.1(c) shall be substituted:

             "(c)(i). On the Effective Date, and except as provided in section
        (c)(ii) below, BancGroup shall assume the Warrants and each such Warrant shall cease to represent a right to acquire Acquired Bank common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such Warrants shall equal the number of shares of Acquired Bank common stock subject to such Warrants multiplied by the Exchange Ratio, provided that no fraction of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Warrants, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of the BancGroup Common Stock shall be the exercise price for each share of Acquired Bank common stock, immediately prior to the Effective Date, subject to such Warrants divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done.

             (ii) In lieu of the foregoing, no later than five days prior to the Effective Date, the holders of Warrants may provide a notice to Acquired Bank that they wish to surrender their Warrants to BancGroup, effective at the Effective Date, and to receive an amount of BancGroup Common Stock in exchange therefor equal to the difference between the total value of the shares of BancGroup Common Stock to be issued pursuant to such Warrant (based upon the number of shares of BancGroup Common Stock to be issued pursuant to the Warrant multiplied by the Market Value) less the aggregate exercise price of such Warrant immediately following the Effective Date, divided by the Market Value. No fractions of shares shall be issued and fractions shall be paid in cash at the Market Value."

          4. Section 10.10 of the Agreement is hereby deleted in its entirety and in lieu thereof the following Section 10.10 shall be substituted:

     "10.10 Exchange of Warrants. BancGroup shall have received certification from Acquired Bank that holders of the Warrants holding no less than 93 percent of such Warrants have either given notice to surrender (and have surrendered) such Warrants in accordance with Section 3.1(c) (ii) hereof, or exercised such Warrants in accordance with their terms prior to the Effective Date."

     IN WITNESS WHEREOF, Acquired Bank, BancGroup and Colonial Bank have caused this First Amendment to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                                  FIRST INDEPENDENCE BANK OF FLORIDA

By: /s/ EDWARD H. BLACK
                                                                       By: /s/ JAMES E. COURTNEY
-----------------------------------------------------      -------------------------------------------------
Its: President & CEO                                                         Its: Chairman

(CORPORATE SEAL)

ATTEST:                                                  THE COLONIAL BANCGROUP, INC.

                By: /s/ DONNA R. PIEL                                 By: /s/ W. FLAKE OAKLEY, IV
  -------------------------------------------------        -------------------------------------------------
              Its: Assistant Secretary                               Its: Chief Financial Officer

(CORPORATE SEAL)

ATTEST:                                                  COLONIAL BANK

                By: /s/ DONNA R. PIEL                                 By: /s/ W. FLAKE OAKLEY, IV
  -------------------------------------------------        -------------------------------------------------
                   Its: Secretary                                    Its: Chief Financial Officer

(CORPORATE SEAL)

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                 COLONIAL BANK

                                      AND

                       FIRST INDEPENDENCE BANK OF FLORIDA

                                  DATED AS OF

                                  MAY 8, 1997

                               TABLE OF CONTENTS

CAPTION                                                                 PAGE
-------                                                                 ----
ARTICLE 1 -- NAME
   1.1    Name........................................................   A-1
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
   2.1    Applicable Law..............................................   A-1
   2.2    Corporate Existence.........................................   A-1
   2.3    Articles of Incorporation and Bylaws........................   A-1
   2.4    Resulting Corporation's Officers and Board..................   A-2
   2.5    Stockholder Approval........................................   A-2
   2.6    Further Acts................................................   A-2
   2.7    Effective Date and Closing..................................   A-2
ARTICLE 3 -- CONVERSION OF ACQUIRED BANK STOCK
   3.1    Conversion of Acquired Bank Stock...........................   A-2
   3.2    Surrender of Acquired Bank Stock............................   A-3
   3.3    Fractional Shares...........................................   A-3
   3.4    Adjustments.................................................   A-3
   3.5    BancGroup Stock.............................................   A-3
   3.6    Dissenting Rights...........................................   A-3
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND
             COVENANTS OF BANCGROUP
   4.1    Organization................................................   A-4
   4.2    Capital Stock...............................................   A-4
   4.3    Financial Statements; Taxes.................................   A-4
   4.4    No Conflict with Other Instrument...........................   A-5
   4.5    Absence of Material Adverse Change..........................   A-5
   4.6    Approval of Agreements......................................   A-5
   4.7    Tax Treatment...............................................   A-5
   4.8    Title and Related Matters...................................   A-5
   4.9    Subsidiaries................................................   A-6
   4.10   Contracts...................................................   A-6
   4.11   Litigation..................................................   A-6
   4.12   Compliance..................................................   A-6
   4.13   Registration Statement......................................   A-6
   4.14   SEC Filings.................................................   A-7
   4.15   Form S-4....................................................   A-7
   4.16   Brokers.....................................................   A-7
   4.17   Government Authorization....................................   A-7
   4.18   Absence of Regulatory Communications........................   A-7
   4.19   Disclosure..................................................   A-7
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND
             COVENANTS OF ACQUIRED BANK
   5.1    Organization................................................   A-7
   5.2    Capital Stock...............................................   A-8
   5.3    Subsidiaries................................................   A-8
   5.4    Financial Statements; Taxes.................................   A-8
   5.5    Absence of Certain Changes or Events........................   A-9
   5.6    Title and Related Matters...................................  A-10
   5.7    Commitments.................................................  A-10
   5.8    Charter and Bylaws..........................................  A-10
   5.9    Litigation..................................................  A-10

CAPTION                                                                 PAGE
-------                                                                 ----
   5.10   Material Contract Defaults..................................  A-11
   5.11   No Conflict with Other Instrument...........................  A-11
   5.12   Governmental Authorization..................................  A-11
   5.13   Absence of Regulatory Communications........................  A-11
   5.14   Absence of Material Adverse Change..........................  A-11
   5.15   Insurance...................................................  A-11
   5.16   Pension and Employee Benefit Plans..........................  A-11
   5.17   Buy-Sell Agreement..........................................  A-12
   5.18   Brokers.....................................................  A-12
   5.19   Approval of Agreements......................................  A-12
   5.20   Disclosure..................................................  A-12
   5.21   Registration Statement......................................  A-12
   5.22   Loans; Adequacy of Allowance for Loan Losses................  A-12
   5.23   Environmental Matters.......................................  A-12
   5.24   Transfer of Shares..........................................  A-13
   5.25   Collective Bargaining.......................................  A-13
   5.26   Labor Disputes..............................................  A-13
   5.27   Derivative Contracts........................................  A-13
ARTICLE 6 -- ADDITIONAL COVENANTS
   6.1    Additional Covenants of BancGroup...........................  A-13
   6.2    Additional Covenants of Acquired Bank.......................  A-16
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
   7.1    Best Efforts; Cooperation...................................  A-18
   7.2    Press Release...............................................  A-18
   7.3    Mutual Disclosure...........................................  A-18
   7.4    Access to Properties and Records............................  A-18
   7.5    Notice of Adverse Changes...................................  A-18
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
   8.1    Approval by Shareholders....................................  A-19
   8.2    Regulatory Authority Approval...............................  A-19
   8.3    Litigation..................................................  A-19
   8.4    Registration Statement......................................  A-19
   8.5    Tax Opinion.................................................  A-19
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK
   9.1    Representations, Warranties and Covenants...................  A-20
   9.2    Adverse Changes.............................................  A-20
   9.3    Closing Certificate.........................................  A-20
   9.4    Opinion of Counsel..........................................  A-21
   9.5    NYSE Listing................................................  A-21
   9.6    Other Matters...............................................  A-21
   9.7    Material Events.............................................  A-21
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
  10.1    Representations, Warranties and Covenants...................  A-21
  10.2    Adverse Changes.............................................  A-21
  10.3    Closing Certificate.........................................  A-21
  10.4    Opinion of Counsel..........................................  A-22
  10.5    Controlling Shareholders....................................  A-22
  10.6    Other Matters...............................................  A-22
  10.7    Dissenters..................................................  A-22
  10.8    Material Events.............................................  A-22

CAPTION                                                                 PAGE
-------                                                                 ----
  10.9    Pooling of Interests........................................  A-22
  10.10   Exchange of Warrants........................................  A-22
  10.11   Severance Agreements........................................  A-22
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES........     A-22
ARTICLE 12 -- NOTICES..............................................     A-23
ARTICLE 13 -- AMENDMENT OR TERMINATION
  13.1    Amendment...................................................  A-23
  13.2    Termination.................................................  A-23
  13.3    Damages.....................................................  A-24
  13.4    Acquisition Proposal; Termination and Fee...................  A-24
ARTICLE 14 -- DEFINITIONS..........................................     A-24
ARTICLE 15 -- MISCELLANEOUS
  15.1    Expenses....................................................  A-28
  15.2    Benefit.....................................................  A-28
  15.3    Governing Law...............................................  A-28
  15.4    Counterparts................................................  A-28
  15.5    Headings....................................................  A-28
  15.6    Severability................................................  A-29
  15.7    Construction................................................  A-29
  15.8    Return of Information.......................................  A-29
  15.9    Equitable Remedies..........................................  A-29
  15.10   Attorneys' Fees.............................................  A-29
  15.11   No Waiver...................................................  A-29
  15.12   Remedies Cumulative.........................................  A-29
  15.13   Entire Contract.............................................  A-29

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 8th day of May 1997, by and between FIRST INDEPENDENCE BANK OF FLORIDA ("Acquired Bank"), a Florida state bank, COLONIAL BANK ("Colonial Bank"), a Florida state banking corporation and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Bank operates as a Florida state bank with its principal office in Fort Myers, Florida; and

     WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, that conducts or will conduct business in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Bank wishes to merge with Colonial Bank as of the Effective Date; and

     WHEREAS, it is the intention of BancGroup, Colonial Bank and Acquired Bank that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "Colonial Bank."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Bank shall be merged with and into Colonial Bank (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the ABCA and, to the extent applicable, the FBC. The offices and facilities of Acquired Bank and of Colonial Bank shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Bank and of Colonial Bank shall, as provided in the ABCA and the FBC, as applicable, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Bank and Colonial Bank. All rights, franchises and interests of Acquired Bank and Colonial Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Bank and Colonial Bank, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of Colonial Bank as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Colonial Bank as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of Acquired Bank at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Bank as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Bank or Colonial Bank, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Colonial Bank and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Bank or Colonial Bank, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Articles of Merger to be issued by the appropriate authority under the ABCA or the FBC, as applicable (such time being herein called the "Effective Date"). Assuming all other conditions to the Closing have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Stockholder Meeting or all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.

                                   ARTICLE 3

                       CONVERSION OF ACQUIRED BANK STOCK

     3.1 Conversion of Acquired Bank Stock. (a) On the Effective Date, each share of common stock of Acquired Bank outstanding and held by Acquired Bank's shareholders (the "Acquired Bank Stock"), shall be converted by operation of law and without any action by any holder thereof (subject to section 3.3 hereof), into such number of shares of BancGroup Common Stock (the "Merger Consideration") equal to $20.71 divided by the Market Value (the "Exchange Ratio"). The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date.

     (b)(i) On the Effective Date, BancGroup shall assume all Acquired Bank Options outstanding, and each such option shall cease to represent a right to acquire Acquired Bank common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Bank Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Bank common stock subject to such Acquired Bank Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Bank Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Bank common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. It is intended that the assumption by BancGroup of the Acquired Bank

Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an "incentive stock option." Schedule 3.1 hereto sets forth the names of all persons holding Acquired Bank Options, the number of shares of Acquired Bank common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     (c) No later than five days prior to the Effective Date, the holders of Warrants will have agreed to exchange and will have exchanged such Warrants for Acquired Bank Stock. For each share of Acquired Bank Stock represented by the Warrant, the holder thereof shall receive an amount of Acquired Bank Stock based upon the Warrant Exchange Ratio. As an example, if the Warrant Exercise Price is equal to $10.00, then the Warrant Value would be equal to $10.71 for each share. Under this example, the Warrant Exchange Ratio would equal .5171 (10.71 / 20.71), and for every share represented by the Warrant the holder would receive
 .5171 shares of Acquired Bank Stock.

     (ii) Upon the exchange of Warrants for Acquired Bank Stock, Acquired Bank shall issue a certificate representing Acquired Bank Stock to holders of Warrants to evidence such exchange.

     3.2 Surrender of Acquired Bank Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Bank Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Bank Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Bank Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Bank Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Bank Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Bank Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Bank Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Bank Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of BancGroup after the Effective Date.

     3.6 Dissenting Rights. Any shareholder of Acquired Bank who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBC, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Bank Stock. If after the Effective Date a dissenting shareholder of Acquired Bank fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Bank Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Bank Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Bank Stock held by him.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Bank as follows:

     4.1 Organization. (a) BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     (b) Colonial Bank is a Florida state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Colonial Bank has the necessary corporate powers to carry on its business as presently conducted. It is the present intention of Colonial Bank and BancGroup to merge Colonial Bank into BancGroup's Alabama subsidiary (the "Alabama Subsidiary") on or around July 1, 1997. The Alabama Subsidiary also operates under the name, "Colonial Bank." Following such merger the Alabama Subsidiary will assume all obligations of Colonial Bank, including those contemplated under this Agreement.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 100,000,000 shares of Common Stock, $2.50 par value per share, of which as of March 1, 1997, 38,955,210 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Bank.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Bank copies of the following financial statements of BancGroup.

          (i) Consolidated balance sheets as of December 31, 1995, and December 31, 1996;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1994, 1995 and 1996;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1994, 1995 and 1996; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1994, 1995 and 1996.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. The board of directors of Colonial Bank has approved this Agreement and the transactions contemplated by it. This Agreement constitutes the legal, valid and binding obligation of Colonial Bank and BancGroup, enforceable against them in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, and subject to BancGroup's board approval of the shares to be issued in the Merger, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Bank, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Bank.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in Default in any material respect under the terms of any material contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or assets, or the condition, financial or otherwise, of such company and, to the knowledge of BancGroup, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which may have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented. To the Knowledge of BancGroup, each of BancGroup and its Subsidiaries has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on BancGroup and its Subsidiaries taken as a whole.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Bank or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Bank, its operations, Assets and capital.

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

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Bank copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) 1996 Annual Report to Shareholders; and (iii) all reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1996. Since December 31, 1996, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Bank and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Bank by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED BANK

     Acquired Bank represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Bank is a Florida state bank. Each Acquired Bank Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of the date of this Agreement, the authorized capital stock of Acquired Bank consisted of 900,000 shares of common stock, $5.00 par value per share, 529,167 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Bank has 59,342 shares of its common stock subject to exercise at any time pursuant to Acquired Bank Options, and 199,940 shares of common stock subject to issuance pursuant to Warrants. Except for the foregoing, Acquired Bank does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.3 Subsidiaries.  Acquired Bank has no direct Subsidiaries.

     5.4 Financial Statements; Taxes. (a) Acquired Bank has delivered to BancGroup copies of the following financial statements of Acquired Bank:

          (i) Statements of financial condition as of December 31, 1995 and 1996;

          (ii) Statements of income for each of the three years ended December 31, 1994, 1995 and 1996;

          (iii) Statements of stockholders' equity for each of the three years ended December 31, 1994, 1995, and 1996; and

          (iv) Statements of cash flows for the three years ended December 31, 1994, 1995 and 1996.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Bank and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Bank. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Bank did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Bank for the periods indicated.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Bank have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Bank, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Bank accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Bank may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Bank, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Bank. Acquired Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Bank Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Bank Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Bank Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Bank Options, the Warrants and shares issued as director's qualifying shares;

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

          Between the date hereof and the Effective Date, no Acquired Bank Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Bank Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters.

          (a) Title. Except as set forth in Schedule 5.6(a), Acquired Bank has good and marketable title to all the properties, interest in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Bank, the material structures and equipment of each Acquired Bank Company comply in all material respects with the requirements of all applicable Laws.

          (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Bank Company, either as lessor or lessee.

          (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Bank Company's fixed Assets as of April 30, 1997.

          (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Bank Company. Acquired Bank is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Bank Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Bank Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice,
(ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Bank Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Bank Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. Except as set forth on Schedule 5.9, there is no Litigation (whether or not purportedly on behalf of Acquired Bank) pending or, to the Knowledge of Acquired Bank, threatened against or affecting any Acquired Bank Company (nor does Acquired Bank have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Bank, and no Acquired Bank Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Bank. To the Knowledge of Acquired Bank, each Acquired Bank Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Bank.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Bank Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Bank, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Bank Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Bank Company.

     5.12 Governmental Authorization. Each Acquired Bank Company has all Permits that, to the Knowledge of Acquired Bank, are or will be legally required to enable any Acquired Bank Company to conduct its business in all material respects as now conducted by each Acquired Bank Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Bank Company is subject to, nor has any Acquired Bank Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Bank, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Bank Company.

     5.15 Insurance. Each Acquired Bank Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Bank reasonably believes to be adequate for the type of business conducted by such company. No Acquired Bank Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Bank Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, and except as set forth on Schedule 5.15, no Acquired Bank Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Bank Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Bank, all employee benefit plans of each Acquired Bank Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Bank Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the 401(k) plan of Acquired Bank that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Bank, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Bank Company.

     (b) To the Knowledge of Acquired Bank, no amounts payable to any employee of any Acquired Bank Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. Except as set forth in Schedule 5.17, to the Knowledge of Acquired Bank, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Bank, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Bank directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Bank, or otherwise, in such manner as to give rise to any valid claim against Acquired Bank for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Bank has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Bank of this Agreement. Subject to the matters referred to in section 8.2, Acquired Bank has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Bank in accordance with this Agreement, Acquired Bank shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Bank, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Bank, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Bank or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Bank have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Bank. Acquired Bank has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Bank is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Bank does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Bank has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Bank has no Knowledge that any Acquired Bank Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health

Administration that are applicable to any Acquired Bank Company. To the Knowledge of Acquired Bank, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Bank, with respect to Assets of or owned by any Acquired Bank Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Bank Company. Acquired Bank has no Knowledge of any facts which might suggest that any Acquired Bank Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Bank Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Bank, no Acquired Bank Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Bank has no Knowledge of any plan or intention on the part of Acquired Bank's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Bank common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Bank Company and any union or labor organization covering any of Acquired Bank Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Bank Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Bank, no unfair labor practice complaint against any Acquired Bank Company is pending before the National Labor Relations Board. Relations between management of each Acquired Bank Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Bank, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Bank, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Bank Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Bank's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Bank as follows:

          (a) Registration Statement and Other Filings. BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Bank and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. BancGroup shall provide to counsel for Acquired Bank (i) copies of drafts of all filings made pursuant to this section 6.1(a) in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between BancGroup and any Agencies, including the SEC, respecting the filings made pursuant to this section 6.1(a).

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

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired Bank:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Bank may reasonably request.

          (d) No Control of Acquired Bank by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Bank shall continue to reside solely in Acquired Bank's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Bank Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement, except as stated otherwise below in paragraph (ii). All employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Bank Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Bank Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Bank Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Bank Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

          (ii) As stated in section 6.1(f)(i), employees of Acquired Bank shall be entitled to severance benefits in accordance with Colonial Bank's severance policy, except that such severance policy shall be modified and shall apply to employees of Acquired Bank who become employees of the Resulting Corporation, as follows: (a) if an employee has worked less than one year at the time of termination, such employee shall receive a severance payment equal to one month's salary; (b) if an employee has worked more than one year at the time of termination, and is terminated within the first 12 months after the Closing Date, such employee shall receive a severance payment equal to six month's salary; and (c) if an employee has worked more than two years and is terminated after 12 months and before the end of 24 months from the Closing Date, such employee shall receive a severance payment equal to three months' salary. For these purposes, employment at Acquired Bank shall be counted as employment at the Resulting Bank to determine the period of time the employee has been employed.

          (g) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraph, for a period of six years after the Effective Date BancGroup shall, and shall cause Colonial Bank to, indemnify, defend and hold harmless each person entitled to indemnification from the Acquired Bank (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of Acquired Bank and Florida Law.

          (ii) Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) BancGroup or Colonial Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Colonial Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (iii) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Bank, such director or officer of the Acquired Bank shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Bank. In the letter, the directors or officers shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Bank is so liable) for claims for indemnification arising under section 6.1(g) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Bank;
     (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Bank Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter),
     (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and

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

     (D) claims by third parties arising in the ordinary course of business of any Acquired Bank Company after the date of the letter.

          (iv) Acquired Bank hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(g) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(g)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

     6.2 Additional Covenants of Acquired Bank. Acquired Bank covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Bank will conduct its business and the business of each Acquired Bank Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Bank Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Bank permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Bank shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Bank will take no action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a tax-free reorganization with the meaning of Section 368 of the Code.

          (ii) If requested by BancGroup, Acquired Bank shall use its best efforts to cause all officers and directors that own any stock of Acquired Bank and all other shareholders of Acquired Bank who own more than five percent (5%) of Acquired Bank's outstanding shares of common stock, to execute an acknowledgment that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of the BancGroup Common Stock to be received in the Merger within twelve (12) months after the Effective Date.

          (b) Stockholders Meeting; Best Efforts. Acquired Bank will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Bank Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Bank Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Bank's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Bank Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and the Acquired Bank shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Bank may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Bank shall promptly notify BancGroup orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Bank agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Bank shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from certain of its directors substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Bank shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Bank for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Bank as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Bank by independent auditors in connection with each annual, interim or special audit of the books of Acquired Bank made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Bank may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) the actions taken during the preceding month with respect to its compliance or non-compliance with the terms of this section 6.2, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Bank Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Bank Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Bank Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Bank Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Bank and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Bank Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Bank, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Bank Company or confidential information belonging to third parties which any Acquired Bank Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Bank Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Bank shall consult with BancGroup and advise BancGroup through its Orlando bank of all of the Acquired Bank's loan requests over $250,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Bank will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Bank and BancGroup. Acquired Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Bank each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Bank as is required by applicable Law and Acquired Bank's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Bank, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand L.L.P., shall have been received in form and substance reasonably satisfactory to the Acquired Bank and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Bank; (iii) no gain or loss will be recognized by the shareholders of Acquired Bank who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Bank prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Bank common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Bank shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Bank common stock exchanged therefor if such shares of Acquired Bank common stock were capital assets in the hands of the exchanging Acquired Bank shareholder; and (vi) cash received by an Acquired Bank shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Bank common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

                   CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK

     The obligations of Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Bank may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Bank, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date. The merger of Colonial Bank into the Alabama Subsidiary shall not be deemed to make any Representations, Warranties, and Covenants materially untrue.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Bank or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Bank shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Bank shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.6 Other Matters. There shall have been furnished to such counsel for Acquired Bank certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.7 Material Events. There shall have been no determination by the board of directors of Acquired Bank that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Bank contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Bank which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Bank which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Bank executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Bank dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Bank has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Bank have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Bank is an officer of Acquired Bank holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Bank and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Bank have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel to Acquired Bank, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Bank who may be an "affiliate" of Acquired Bank, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Bank recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Bank and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Bank have exercised dissenters rights of appraisal under section 3.6 does not exceed 10 percent of the outstanding shares of common stock of Acquired Bank.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

     10.10 Exchange of Warrants. BancGroup shall have received certification from Acquired Bank that holders of Warrants holding no less than 93 percent of such Warrants have exchanged such Warrants for Acquired Bank Stock in accordance with Section 3.1(c) hereof.

     10.11 Severance Agreements. On or before the Closing, Edward H. Black shall have entered into a severance agreement with Colonial Bank mutually acceptable to such person and Colonial Bank.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that Sections 7.2, 7.4, 6.2(c)(ii), 13.3, 13.4, Article 11, Article 15, any
applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time given or mailed, first class postage prepaid:

          (a) If to Acquired Bank to Edward H. Black, at First Independence Bank of Florida, 16740 San Carlos Boulevard, SW, Fort Myers, Florida 33908, facsimile (941) 466-6000, and James E. Courtney, 1779 Venus Drive, Sanibel, Florida 33957, facsimile (941) 395-2996, with copies to John P. Greeley, Esq., Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Suite 800 Citrus Center, 255 South Orange Avenue, Orlando, Florida 32801, facsimile 407-843-2448, or as may otherwise be specified by Acquired Bank in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with a copy to Michael D. Waters, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Bank.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Bank before or after approval of the transactions contemplated herein by the shareholders of Acquired Bank.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Bank, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Bank and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Bank;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Bank or
     Article 10 as to BancGroup shall not have been satisfied in full;

          (d) by the board of directors of either BancGroup or Acquired Bank if all transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 1997, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d); or

          (e) upon payment to BancGroup of the fee as provided in Section 13.4 hereof.

     13.3 Damages. In the event of termination pursuant to section 13.2, Acquired Bank and BancGroup shall not be liable for damages for any breach of warranty or representation contained in this Agreement made in good faith, and, in that case, the expenses incurred shall be borne as set forth in section 15.1 hereof.

     13.4 Acquisition Proposal; Termination and Fee. During the term of this Agreement, if (i) an Acquisition Proposal (other than the Merger contemplated by this Agreement) is submitted to and approved by the shareholders of Acquired Bank at any time prior to the Effective Date; or (ii) an Acquisition Proposal (other than the Merger contemplated by this Agreement) is received by Acquired Bank or is made directly to the shareholders of Acquired Bank at any time prior to the termination of this Agreement under Section 13.2(b), (c), or (d) (except for a termination by Acquired Bank for a breach of this Agreement by BancGroup) and the Merger is not closed as contemplated by this Agreement, then Acquired Bank shall pay to BancGroup a termination fee in an amount equal to $675,000 in cash, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, this Agreement shall be terminated and no Party shall have any further liability under this Agreement (except as set forth in Section 13.3).

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

     ABCA                    The Alabama Business Corporation Act.

     Acquired Bank           First Independence Bank of Florida, a Florida state
                             bank.

     Acquired Bank Company   Shall mean Acquired Bank, any Subsidiary of
                             Acquired Bank, or any person or entity acquired as a Subsidiary of Acquired Bank in the future and owned by Acquired Bank at the Effective Date.

     Acquired Bank Options   Options respecting the issuance of a maximum of
                             59,342 shares of Acquired Bank common stock pursuant to Acquired Bank's stock option plans.

     Acquired Bank Stock     Shares of common stock, par value $5.00 per share,
                             of Acquired Bank.

     Acquisition Proposal    Shall mean, with respect to a Party, any tender
                             offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

     Agencies Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

     Agreement               Shall mean this Agreement and Plan of Merger and
                             the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

     Alabama Subsidiary      Colonial Bank, an Alabama state banking
                             corporation, which is a wholly owned subsidiary of BancGroup.

     Assets Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     BancGroup               The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

     Closing The closing of the transactions contemplated hereby as described in section 2.7 of this Agreement.

     Code                    The Internal Revenue Code of 1986, as amended.

     Common Stock            BancGroup's Common Stock authorized and defined in
                             the restated certificate of incorporation of BancGroup, as amended.

     Consent Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     Contract Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     Default Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     Effective Date          Means the date and time at which the Merger becomes
                             effective as defined in section 2.7 hereof.

     Environmental Laws      Means the laws, regulations and governmental
                             requirements referred to in section 5.23 hereof.

     ERISA                   The Employee Retirement Income Security Act of
                             1974, as amended.

     Exchange Ratio          The ratio obtained by dividing $20.71 by the Market
                             Value.

     Exhibits A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     FBC                     The Florida Banking Code.

     Knowledge               Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General
                             Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Bank and the Bank, in the case of knowledge of Acquired Bank.

     Law Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

     Liability               Any direct or indirect, primary or secondary,
                             liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     Lien Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

     Litigation              Any action, arbitration, complaint, criminal
                             prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

     Loan Property           Any property owned by the Party in question or by
                             any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     Loss Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

     Market Value            Shall represent the per share market value of the
                             BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date.

     material For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.


     Material Adverse Effect On a Party shall mean an event, change or occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     Merger The merger of Acquired Bank with BancGroup as contemplated in this Agreement.

     Merger Consideration    The distribution of BancGroup Common Stock for each
                             share of Acquired Bank Stock (and cash for fractional shares) as provided in section 3.1(a) hereof.

     NYSE                    The New York Stock Exchange.

     Order Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

     Party Shall mean Acquired Bank, or BancGroup, and "Parties" shall mean Acquired Bank, Colonial Bank and BancGroup.

     Permit Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

     Person A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     Proxy Statement         The proxy statement used by Acquired Bank to
                             solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Bank.

     Registration Statement  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Bank, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

     Resulting Corporation   BancGroup, as the surviving corporation resulting
                             from the Merger.

     SEC                     United States Securities and Exchange Commission.

     Stockholders Meeting    The special meeting of stockholders of Acquired
                             Bank called to approve the transactions
                             contemplated by this Agreement.

     Subsidiaries            Shall mean all those corporations, banks,
                             associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     Tax or Taxes            Means any federal, state, county, local, foreign,
                             and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

     Warrants The Acquired Bank's Nontransferable Stock Purchase Warrants respecting the issuance of 199,940 shares of Acquired Bank common stock.

     Warrant Exchange Ratio  Means the Warrant Value divided by $20.71.

     Warrant Exercise Price  Means the greater of $10.00 or the per share book value of Acquired Bank's common stock shown on the quarterly financial statements of Acquired Bank next preceding the date of exercise of the Warrant.

     Warrant Value           Means $20.71 less the Warrant Exercise Price.

     1933 Act                The Securities Act of 1933, as amended.

     1934 Act                The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby.

     15.2 Benefit. This Agreement shall inure to the benefit of and be binding upon Acquired Bank, Colonial Bank and BancGroup, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     15.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Bank and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                                  FIRST INDEPENDENCE BANK OF FLORIDA

               By: /s/ EDWARD H. BLACK                                 By: /s/ JAMES E. COURTNEY
  -------------------------------------------------        -------------------------------------------------
                Its: President & CEO                                         Its: Chairman

(CORPORATE SEAL)

ATTEST:                                                  THE COLONIAL BANCGROUP, INC.

                 By: /s/ DONNA PIEL                                     By: /s/ W. FLAKE OAKLEY
  -------------------------------------------------        -------------------------------------------------
              Its: Assistant Secretary                               Its: Chief Financial Officer

(CORPORATE SEAL)

                                                         COLONIAL BANK

                                                                        By: /s/ W. FLAKE OAKLEY
                                                           -------------------------------------------------
                                                                     Its: Chief Financial Officer

(CORPORATE SEAL)

                                                                      APPENDIX B

658.44  APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS

     (1) The department shall not issue a certificate of merger to a resulting bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved;

          (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

          (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

     Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or trust company as set forth in the plan of merger and merger agreement.

     (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or nor entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

          (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

          (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

          (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

     Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

     (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

     (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

     (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

     (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto of to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

     (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

     (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

     (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

         The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

         Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met.
Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

         The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification
Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

         The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

         The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

         The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

         The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

         The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

         The benefits of the Indemnification Agreements would not be available if (i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements);
(ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or (v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

         The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.

                                  DESCRIPTION


Exhibit 2 Plan of acquisition, reorganization, arrangement, liquidation of successor:

         (A) Agreement and Plan of Merger among The Colonial BancGroup, Inc., Colonial Bank and First Independence Bank of Florida, dated as of May 8, 1997 and amended as of July 7, 1997, included in the Prospectus portion of this Registration Statement at Appendix A and incorporated herein by reference.

         (B) First Independence Bank of Florida Stock Option Plan and forms of Stock Option Agreement.

         (C)     First Independence Bank Nontransferable Stock Purchase
                 Warrant.


Exhibit 4        Instruments defining the rights of security holders:

(A)(1) Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

(A)(2) Amendment to Article 4 of Registrant's Restated Certificate of Incorporation, dated April 16, 1997, filed as Exhibit 4(A)(2) to the Registrant's Registration Statement on Form S-4 (File No. 333-26217), effective May 9, 1997, and incorporated herein by reference.

(B)              Article II of the Bylaws of the Registrant filed as Exhibit
                 4.2 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

(C) Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and incorporated herein by reference.

(D)              Trust Indenture dated as of March 25, 1986, included as
                 Exhibit 4 to the Registrant's Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

(E) All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries - not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K, to be furnished upon request of the Commission.


Exhibit 5 Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.


Exhibit 8        Tax Opinion of Coopers & Lybrand L.L.P.


Exhibit 23       Consents of experts and counsel:

(A)              Consent of Coopers & Lybrand L.L.P.

(B)              Consent of Miller, Hamilton, Snider & Odom, L.L.C.

(C)              Consent of Consent of Brewer, Beemer, Kuehnhackl & Koon, P.A.



Exhibit 24 Power of Attorney, filed as Exhibit 24 to the registrant's Registration Statement on Form S-4, Registration No. 333-20291, and incorporated herein by reference.

Exhibit 99       Additional exhibits:

(A)              Form of Proxy of First Independence Bank of Florida


         (b)     Financial Statement Schedules

                 The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial statements or notes thereto.


ITEM 22.         UNDERTAKINGS.

         (a)     The undersigned hereby undertakes as follows as required by
                 Item 512 of Regulation S-K:

                 (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (d)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 25th of July, 1997.

                                         THE COLONIAL BANCGROUP, INC.




                                         By:  /s/ Robert E. Lowder
                                              --------------------------
                                                 Robert E. Lowder
                                                 Its Chairman of the Board
                                                 of Directors, Chief
                                                 Executive Officer, and
                                                 President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURES                        TITLE                                   DATE
----------                        -----                                   ----

/s/ Robert E. Lowder              Chairman of the Board                   **
---------------------------       of Directors, President
Robert E. Lowder                  and Chief Executive
                                  Officer



/s/ W. Flake Oakley, IV           Chief Financial                         **
---------------------------       Officer, Secretary
W. Flake Oakley, IV               and Treasurer (Principal
                                  Financial Officer and
                                  Principal Accounting
                                  Officer)


                                  Director
--------------------------
Lewis Beville



          *                       Director                                  **
--------------------------
Young J. Boozer

          *                       Director                                  **
--------------------------
William Britton

          *                           Director                  **
--------------------------
Jerry J. Chesser



          *                           Director                  **
--------------------------
Augustus K. Clements, III



         *                            Director                  **
-------------------------
Robert C. Craft



          *                           Director                  **
--------------------------
Patrick F. Dye



        *                             Director                  **
-------------------------
Clinton O. Holdbrooks



        *                             Director                  **
-------------------------
D. B. Jones



       *                              Director                  **
-------------------------
Harold D. King



         *                            Director                  **
-------------------------
John Ed Mathison



         *                            Director                  **
-------------------------
Milton E. McGregor



         *                            Director                  **
-------------------------
John C. H. Miller, Jr.

        *                                          Director                   **
-------------------------
Joe D. Mussafer



        *                                          Director                   **
-------------------------
William E. Powell



         *                                         Director                   **
-------------------------
J. Donald Prewitt



        *                                          Director                   **
-------------------------
Jack H. Rainer



                                                   Director
-------------------------
Jimmy Rane



        *                                          Director                   **
-------------------------
Frances E. Roper



                                                   Director
-------------------------
Simuel Sippial



        *                                          Director                   **
-------------------------
Ed V. Welch



* The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.




/s/ W. Flake Oakley, IV
--------------------------
W. Flake Oakley, IV
Attorney-in-Fact

**  Dated:  July 25, 1997

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C.  20549





                           _________________________





                                  EXHIBITS TO

                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933





                           _________________________





                          THE COLONIAL BANCGROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 EXHIBIT INDEX



EXHIBIT                                                                   PAGE
-------                                                                   ----

Exhibit 2 Plan of acquisition, reorganization, arrangement, liquidation of successor:

         (A) Agreement and Plan of Merger among The Colonial BancGroup, Inc., Colonial Bank and First Independence Bank of Florida, dated as of May 8, 1997 and amended as of July 7, 1997, included in the Prospectus portion of this registration statement at Appendix A and incorporated herein by reference.

         (B) First Independence Bank of Florida Stock Option Plan and forms of Stock Option Agreement.

         (C)     First Independence Bank Nontransferable Stock Purchase
                 Warrant.



Exhibit 4        Instruments defining the rights of security holders:

(A)(1) Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

(A)(2) Amendment to Article 4 or Registrant's Restated Certificate of Incorporation, dated April 16, 1997, filed as Exhibit 4(A)(2) to the Registrant's Registration Statement on Form S-4 (File No. 333-26217), effective May 9, 1997, and incorporated herein by reference.

(B)              Article II of the Bylaws of the Registrant filed as Exhibit
                 4.2 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

(C) Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No. 33- 07015), effective July 15, 1986, and incorporated herein by reference.

(D)              Trust Indenture dated as of March 25, 1986, included as
                 Exhibit 4 to the Registrant's Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

(E) All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries - not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K to be furnished upon request of the Commission.


Exhibit 5 Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

Exhibit 8        Tax Opinion of Coopers & Lybrand L.L.P.


Exhibit 23       Consents of experts and counsel:

(A)              Consent of Coopers & Lybrand L.L.P.

(B)              Consent of Miller, Hamilton, Snider & Odom, L.L.C.

(C)              Consent of Brewer, Beemer, Kuehnhackl & Koon, P.A.



Exhibit 24 Power of Attorney, filed as Exhibit 24 to the registrant's Registration Statement on Form S-4, Registration No. 333-20291, and incorporated herein by reference.


Exhibit 99       Additional exhibits:

(A)              Form of Proxy of First Independence Bank of Florida.